UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________

SCHEDULE 14C
Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934
____________________________________________

Check the appropriate box:

☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement
Meta Platforms, Inc.

(Name of Registrant as Specified In Its Charter)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11.

1 Meta Way
Menlo Park, California 94025

NOTICE OF ACTION TAKEN BY WRITTEN CONSENT BY HOLDERS OF
A MAJORITY OF THE AGGREGATE VOTING POWER
OF ALL OUTSTANDING SHARES OF CAPITAL STOCK OF META PLATFORMS, INC.

To Our Shareholders:

This notice and accompanying information statement (the "Information Statement") is being distributed to the holders of record, as of the close of business on October 20, 2026 (the "Record Date"), of the Class A common stock and the Class B common stock of Meta Platforms, Inc. (the "Company," "Meta," "we," "us," or "our").

The purpose of the Information Statement is to inform you of action taken by holders of a majority of the voting power of the outstanding shares of capital stock of the Company to (i) amend and restate the Company's Amended and Restated Certificate of Incorporation (the "Charter"), to be effective as of January 19, 2027 (the "Charter Effective Date"), to, among other things, establish a new class of capital stock, which will be known as Class C common stock (as so amended and restated, the "Restated Charter"), and (ii) amend and restate the Meta Platforms, Inc. 2025 Equity Incentive Plan (the "2025 Plan") to, among other things, provide that shares available for issuance thereunder can consist of either shares of our Class A common stock or shares of our new Class C common stock, as further described in this Information Statement (the "Equity Plan Amendment"). On the Record Date, the Consenting Shareholders (as defined below) delivered to the Company a written consent (the "Written Consent") approving the Restated Charter and the Equity Plan Amendment.

The "Consenting Shareholders" are, collectively, CZI Holdings, LLC, Chan Zuckerberg Holdings, LLC, Chan Zuckerberg Holdings II, LLC, Chan Zuckerberg Holdings III, LLC, Chan Zuckerberg Holdings IV, LLC, Chan Zuckerberg Holdings V, LLC, and Chan Zuckerberg Holdings VI, LLC. As of the close of business on the Record Date, the Consenting Shareholders together owned 315,826,951 shares of the Company's Class B common stock, representing approximately 56.1% of the voting power of the outstanding shares of capital stock of the Company, on a combined basis.

Our board of directors (the "Board") has (i) adopted and declared advisable, based on the unanimous recommendation of a special committee consisting of disinterested and independent directors established to review such transaction (the "Special Committee"), the Restated Charter, which adjusts our capital structure by establishing a new class of capital stock, which will be known as Class C common stock (the "Recapitalization"), and (ii) declared a dividend of one share of Class C common stock for each outstanding share of Class A common stock and Class B common stock (the "Dividend"), contingent upon the filing and effectiveness of the Restated Charter. Based on the recommendation of the Special Committee and as further described below, our Board believes that the Recapitalization and Dividend are in the best interests of the Company and our shareholders in order to, among other things, (i) create a publicly traded, non-voting equity security that the Company may use for capital raising, employee compensation, potential acquisitions, and other general corporate purposes, in each case, without diluting the voting power of the existing Class A and Class B common stock; (ii) establish a deep and liquid trading market for Class C common stock designed to minimize any trading-value discount relative to the Class A common stock; (iii) in addition to the initial number of shares of Class C common stock that are freely transferable immediately following the Dividend, ensure that Mr. Zuckerberg's ability to freely transfer his economic interest in his remaining shares of Class C common stock from the Dividend is permitted only in compliance with the Founder Alignment Agreement (as defined below); (iv) ensure that future dividends of Class C common stock pursuant to the Founder Alignment Agreement are subject to the Company's achievement of extraordinary stock price targets and certain other conditions in the Founder Alignment Agreement; and (v) continue to align with the determinations historically made by the Board, acting through its Compensation, Nominating & Governance Committee, as disclosed in the Company's annual proxy statements, that Mr. Zuckerberg's equity ownership sufficiently aligns his interests with those of the Company's shareholders such that no cash compensation or equity or equity-based awards to him are warranted (and, by not having to establish any such cash compensation or grant any such equity or equity-based awards, accrue significant benefit to the Company's shareholders by avoiding the compensation expense and impact on the Company's stock price that any such cash compensation program or equity or equity-based grants to Mr. Zuckerberg would have imposed on the Company's shareholders). The Company also expects to conduct offerings of Class C common stock from time to time in the future.

In order to establish the Class C common stock, it is necessary to amend and restate the Charter. The Board has also adopted and declared advisable the Equity Plan Amendment to, among other things, include shares of Class C common stock for issuance thereunder. The Equity Plan Amendment will be effective as of, and is conditioned upon, the filing and effectiveness of the Restated Charter. The Restated Charter and the Equity Plan Amendment were approved by the Consenting Shareholders on October 20, 2026.

Following the unanimous recommendation of the Special Committee, the Board approved, declared advisable, and recommended the Restated Charter and the Equity Plan Amendment for approval by the Company's shareholders, and the Consenting Shareholders approved the Restated Charter and the Equity Plan Amendment, in each case, pursuant to the General Corporation Law of the State of Delaware (the "DGCL"), the Charter, and the Company's Amended and Restated Bylaws (the "Bylaws"). A copy of the Restated Charter showing the changes from the Charter, with deleted text shown in strikethrough and added or moved text shown as underlined, is attached as Annex A to the Information Statement. A copy of the Equity Plan Amendment showing the changes from the 2025 Plan, with deleted text shown in strikethrough and added or moved text shown as underlined, is attached as Annex B to the Information Statement.

In connection with the Recapitalization, Mr. Zuckerberg entered into the Founder Alignment Agreement with the Company. The Founder Alignment Agreement governs dispositions of shares of Class C common stock by Mr. Zuckerberg and the other members of the Holder Group (as defined below) following the Dividend, as well as certain other conditions. The Founder Alignment Agreement also governs the timing of future dividends of shares of Class C common stock, subject to legally available funds. Mr. Zuckerberg's ability to sell his shares of Class C common stock received in the Dividend is subject to the terms of the Founder Alignment Agreement. A copy of the Founder Alignment Agreement is attached as Annex C to the Information Statement.

The Written Consent constitutes the only shareholder approval required to approve the Restated Charter and the Equity Plan Amendment under the DGCL, the Charter, and the Bylaws. The Board is not soliciting your proxy or consent in connection with the Restated Charter and the Equity Plan Amendment and no proxies or consents are being requested from shareholders.
The Information Statement is being furnished only to (1) inform the Company's shareholders of the actions described above before they take effect in accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended, and (2) provide the notice required under Section 228(e) of the DGCL. The Company filed the Restated Charter with the Secretary of State of the State of Delaware on October 21, 2026, but the Restated Charter will not be effective until the Charter Effective Date. The Equity Plan Amendment also will be effective upon the Charter Effective Date. This Notice of Internet Availability of Information Statement is being distributed and made available on or about November 2, 2026 to shareholders of record as of the Record Date.

This Information Statement does not constitute an offer to sell, or an invitation on our behalf, or a solicitation of an offer to buy, any of the equity securities described herein, including the Class C common stock, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

THE INFORMATION STATEMENT IS FOR YOUR INFORMATION ONLY. YOU DO NOT NEED TO DO ANYTHING IN RESPONSE TO THE INFORMATION STATEMENT. THIS IS NOT A NOTICE OF A MEETING OF SHAREHOLDERS AND NO SHAREHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED IN THE INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY OR YOUR VOTE AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT: THE INFORMATION STATEMENT IS AVAILABLE AT www.materialnotice.com.

Katherine R. Kelly
Vice President and Corporate Secretary

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

PURPOSE OF INFORMATION STATEMENT

This Information Statement (this "Information Statement") advises shareholders of Meta Platforms, Inc. (the "Company," "Meta," "we," "us," or "our") of action taken by holders of a majority of the voting power of the outstanding shares of capital stock of the Company to (i) amend and restate the Company's Amended and Restated Certificate of Incorporation (the "Charter"), to be effective as of January 19, 2027 (the "Charter Effective Date"), to, among other things, establish a new class of capital stock, which will be known as Class C common stock (as so amended and restated, the "Restated Charter"), and (ii) amend and restate the Meta Platforms, Inc. 2025 Equity Incentive Plan (the "2025 Plan") to, among other things, provide that the shares available for issuance can consist of either shares of our Class A common stock or shares of our new Class C common stock, as further described in this Information Statement (the "Equity Plan Amendment"). On October 19, 2026, based on the unanimous recommendation of a special committee consisting of disinterested and independent directors established to review such transaction (the "Special Committee"), the board of directors of the Company (the "Board") approved, declared advisable, and recommended that the Company's shareholders approve the Restated Charter and the Equity Plan Amendment. The record date for the shareholder approval was October 20, 2026 (the "Record Date"). On the Record Date, the Consenting Shareholders (as defined below) delivered to the Company a written consent (the "Written Consent") approving the Restated Charter and the Equity Plan Amendment. The "Consenting Shareholders" are, collectively, CZI Holdings, LLC, Chan Zuckerberg Holdings, LLC, Chan Zuckerberg Holdings II, LLC, Chan Zuckerberg Holdings III, LLC, Chan Zuckerberg Holdings IV, LLC, Chan Zuckerberg Holdings V, LLC, and Chan Zuckerberg Holdings VI, LLC. Attached as Annex A to this Information Statement is a copy of the Restated Charter showing the changes from the Charter, with deleted text shown in strikethrough and added or moved text shown as underlined. Attached as Annex B to this Information Statement is a copy of the Equity Plan Amendment showing the changes from the 2025 Plan, with deleted text shown in strikethrough and added or moved text shown as underlined.

This Information Statement is being furnished to (1) inform the Company's shareholders of the actions described herein before they take effect in accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (2) provide the notice required under Section 228(e) of the General Corporation Law of the State of Delaware (the "DGCL"). The Company filed the Restated Charter with the Secretary of State of the State of Delaware on October 21, 2026, but the Restated Charter will not be effective until the Charter Effective Date. The Equity Plan Amendment also will be effective upon the Charter Effective Date. This Information Statement is being distributed and made available on or about November 2, 2026 to shareholders of record as of the Record Date.

GENERAL OVERVIEW OF ACTION

After receiving the unanimous recommendation of the Special Committee, our Board has determined that it is advisable and in the best interest of the Company and our shareholders to adjust our capital structure by establishing a new class of capital stock, which will be known as Class C common stock (the "Recapitalization") and declare a dividend of one share of Class C common stock for each outstanding share of Class A common stock and Class B common stock. The Class C common stock will be available for use for capital raising, employee compensation, potential acquisitions, and other general corporate purposes.

Our Board has declared a dividend of one share of Class C common stock for each outstanding share of Class A common stock and Class B common stock, contingent upon the filing and effectiveness of the Restated Charter (the "Dividend"). The record date and payment date of the Dividend will be determined and approved by the Board by subsequent action, with such payment date to occur no later than the fifth business day following the effectiveness of the Restated Charter, subject to applicable law. Further, in connection with the Recapitalization, the Company has entered into the Founder Alignment Agreement (the "Founder Alignment Agreement") with Mark Zuckerberg, our founder, Chairman, and Chief Executive Officer ("CEO"), as summarized below. Shareholder approval of the Dividend and the Founder Alignment Agreement is not required and was not included in the Written Consent.

As more fully explained below, the Recapitalization and the Dividend will not initially affect the relative voting power or economic interest of any shareholder. However, following the payment date of the Dividend, we expect that the market price for the shares of our Class A common stock will reflect the effect of a two-for-one stock split.

The shares of our Class A common stock will continue to trade on the Nasdaq Stock Market LLC ("Nasdaq"). We intend to qualify the shares of our Class C common stock for listing on Nasdaq upon their issuance as a result of the Dividend.

The Special Committee

The Special Committee was established in February 2026 as a committee of our Board, and in March 2026, our Board delegated to the Special Committee the full power and authority of our Board, to the fullest extent permitted under the DGCL, to (i) review, analyze, and evaluate potential modifications to our capital structure, including the ability to trade shares of our Class B common stock and the potential creation of a new class of low- or no-vote common stock to permit us to raise equity capital, (ii) identify and evaluate potential alternatives to any such modification, (iii) make a recommendation to our Board regarding any such modification or any alternative thereto, and (iv) approve or reject any such modification on behalf of our Board.

Our Board appointed Ambassador Robert M. Kimmitt, Charles Songhurst, and Tony Xu as members of the Special Committee, and the members of the Special Committee confirmed Ambassador Kimmitt as its Chair. The Special Committee retained Skadden, Arps, Slate, Meagher & Flom LLP as its legal counsel and Moelis & Company LLC as its financial advisor.

Our Board determined that each member of the Special Committee was independent of Mr. Zuckerberg and was disinterested with respect to the Recapitalization, and that none of them had any material interest in the Recapitalization. The Special Committee unanimously (i) determined that each of the Restated Charter, the Dividend, and the Founder Alignment Agreement is advisable, fair to, and in the best interests of the Company and our shareholders, including the holders of our Class A common stock, (ii) recommended that our Board approve, adopt, and declare advisable the Restated Charter and thereafter submit it for the written consent of the shareholders entitled to vote thereon, and (iii) recommended that our Board declare and pay the Dividend, effective upon and subject to the effectiveness of the Restated Charter.

Founder Alignment Agreement

In connection with the Recapitalization and the Dividend, the Company and Mark Zuckerberg have entered into a Founder Alignment Agreement, which limits the ability of Mr. Zuckerberg and certain of his permitted transferees (together with Mr. Zuckerberg, the “Holder Group”) to sell shares of Class C common stock without a corresponding reduction in Mr. Zuckerberg’s voting power, by conditioning sales of such shares on compliance with the Stapling Condition (as described below).

Mr. Zuckerberg generally cannot obtain liquidity in a significant majority of the non-voting Class C common stock that he will receive in the Dividend without a corresponding reduction in his voting power. Pursuant to the Founder Alignment Agreement, 20% of the shares of Class C common stock to be issued to the Holder Group in the Dividend will be freely saleable and the other 80% of the shares of Class C common stock will be subject to sale and transfer restrictions (any shares of Class C common stock subject to such sale and transfer restrictions, the “Stapled Class C Shares”). The Holder Group generally may only sell Stapled Class C Shares if, for each such Stapled Class C Share sold, the Holder Group, no later than two business days after the settlement of such sale, sells one share of Class A or Class B common stock, or converts one share of Class B common stock into a share of Class A common stock, or a combination thereof, or applies Stapling Credits (as defined below) (the “Stapling Condition”). However, if immediately prior to such sale the number of Stapled Class C Shares then held by the Holder Group exceeds the sum of the shares of Class A common stock and Class B common stock then held by the Holder Group plus its unapplied Stapling Credits (including as a result of the payment of Additional Dividends (as defined below)) (the “Unstapling Capacity”), the number of shares of Class A common stock or Class B common stock that the Holder Group must sell, or the number of shares of Class B common stock that the Holder Group must convert into shares of Class A common stock, or any combination thereof, will be proportionately reduced (rounded up to the nearest whole share) by multiplying it by a fraction equal to the Unstapling Capacity divided by the number of Stapled Class C Shares then held, which fraction shall not be greater than one (the “Unstapling Ratio”). In addition, following the payment of the Dividend, the Holder Group accrues credit for each sale of Class A common stock or Class B common stock, or conversion of Class B common stock into Class A common stock, that is not made in connection with a sale of Stapled Class C Shares (each such credit, as equitably adjusted for stock splits, reverse stock splits, combinations, reclassifications or similar events, a “Stapling Credit”) that may be applied to future sales of Stapled Class C Shares, at a rate equal to the Unstapling Ratio per Stapled Class C Share sold, such that such sales of Stapled Class C Shares are deemed to be in compliance with the Stapling Condition. Stapling Credits do not expire and may be accrued and applied in fractional amounts. At the time the Holder Group no longer holds any shares of Class B common stock, all Stapled Class C Shares then held by the Holder Group will be deemed released from the Stapling Condition and no shares held or acquired thereafter will be subject to the Stapling Condition.

If a member of the Holder Group sells Stapled Class C Shares in violation of the Stapling Condition, the Holder Group will be deemed to have irrevocably converted a number of its shares of Class B common stock into Class A common stock equal to the number of Stapled Class C Shares so sold multiplied by the Unstapling Ratio (rounded up to the nearest whole share). The Founder Alignment Agreement provides that, in the case of an inadvertent error with respect to a sale or transfer of Stapled Class C Shares, the Holder Group will have five trading days after the earlier of the Company notifying Mr. Zuckerberg, or Mr. Zuckerberg notifying the Company, of such sale to cure the violation and avoid the automatic conversion of shares of Class B common stock by selling or converting the number of shares of Class A common stock or Class B common stock that would have been required for a compliant sale, causing the sale of Stapled Class C Shares to be rescinded or unwound, or designating an equal number of unstapled shares of Class C common stock as Stapled Class C Shares.

The Holder Group may transfer shares of Class A common stock, Class B common stock or Class C common stock among themselves as permitted by the Restated Charter. In addition, Mr. Zuckerberg may also transfer shares of Class A common stock or Class C common stock to any other person in a charitable or estate planning transfer provided that Mr. Zuckerberg has certified to the Company prior to such transfer its treatment as a permitted transferee and such transferee will thereafter be subject to the terms and conditions of the Founder Alignment Agreement, including the Stapling Condition with respect to any Stapled Class C Shares so transferred. Mr. Zuckerberg has also agreed to cause each member of the Holder Group to comply with the Company’s insider trading policy as in effect from time to time, with respect to the Class A common stock, Class B common stock, Class C common stock and all other Company securities.

On the last day of the first full calendar quarter following the payment of the Dividend and on the last day of each calendar quarter thereafter, a number of Stapled Class C Shares then held by the Holder Group equal to 2.5% of the shares of Class C common stock issued to the Holder Group in the Dividend will be released from the Stapling Condition, provided that Mr. Zuckerberg remains employed by the Company on the executive team or as the executive chair of the Board, in either case, on a full-time basis (the “Continued Leadership Condition”) at all times during such calendar quarter. Calendar quarters in which the Continued Leadership Condition is not satisfied at all times do not count toward the release schedule, which need not be satisfied over consecutive quarters, but no shares are forfeited if the Continued Leadership Condition is not met. Upon the thirty-second calendar quarter in which the Continued Leadership Condition has been satisfied at all times, all remaining Stapled Class C Shares then held by the Holder Group will be released from the Stapling Condition. Mr. Zuckerberg has also separately committed, for eight years following the date of the Founder Alignment Agreement, and so long as the Continued Leadership Condition is met, to remain a resident of California or any other jurisdiction in which the Company maintains its corporate headquarters, absent material unforeseen circumstances rendering it prudent or advisable for him to reside elsewhere.

Under the Founder Alignment Agreement, our Board has agreed to declare an additional dividend of Class C common stock at a 1:1 ratio for each then outstanding share of Class A common stock, Class B common stock and Class C common stock following the first date on which both of the following conditions have been satisfied (such date, an "Additional Dividend Date," and each such dividend, an "Additional Dividend"): (i) the 30-day volume weighted average price of the Class C common stock reaches a successive doubling, initially 2x, then 4x, then 8x and so on, of the corresponding price of the Class A common stock on September 10, 2026 of $580.60 per share, as equitably adjusted for stock splits, stock dividends, recapitalizations and other equitable adjustments (including with respect to the Dividend) (such event, a "Doubling Event"), and (ii) the compound annualized shareholder return from September 10, 2026, calculated on the basis of the 30-day volume weighted average price and giving effect to the reinvestment of cash dividends and distributions, is no less than 10%. No more than one Additional Dividend may be paid in respect of any single Doubling Event, and no Additional Dividend Date may occur following Mr. Zuckerberg's death. Any shares of Class C common stock issued to Mr. Zuckerberg and the Holder Group in any Additional Dividend will not be subject to the Stapling Condition if, on the Additional Dividend Date, the Continued Leadership Condition is satisfied. If, on the Additional Dividend Date, the Continued Leadership Condition is not satisfied, a number of shares of Class C common stock equal to (i) the total number of shares of Class C common stock payable to the Holder Group in connection with the Additional Dividend multiplied by (ii) a fraction equal to (x) the sum of shares of Class B common stock held by the Holder Group plus the number of Stapled Class C Shares held by the Holder Group divided by (y) the total number of shares of Class A, Class B and Class C common stock held by the Holder Group, in each case of clause (x) and (y), measured as of the last date the Continued Leadership Condition was satisfied (the “Post-Leadership Stapling Number”), shall be deemed Stapled Class C Shares and subject to the Stapling Condition and only released from the Stapling Condition if Mr. Zuckerberg thereafter satisfies the Continued Leadership Condition for at least six consecutive months (or upon the Holder Group no longer holding any shares of Class B common stock). If the Board fails to declare and pay an Additional Dividend within a reasonable time and at a time when payment of such Additional Dividend is permitted by Section 173 of the DGCL, as prescribed by the Founder Alignment Agreement, a number of Stapled Class C Shares then held by the Holder Group equal to the number of shares of Class C common stock the Holder Group would have received in such Additional Dividend (or, if fewer, all remaining Stapled Class C shares) will be released from the Stapling Condition, and the Company shall remain obligated to declare and pay such Additional Dividend.

In the event of (i) any merger, consolidation, conversion or other business combination requiring the approval of the holders of our capital stock, whether or not the Company is the surviving entity, or the acquisition of all or substantially all of our assets; (ii) any tender or exchange offer by a third party to acquire a majority of the shares of Class A common stock, Class B common stock or Class C common stock; or (iii) any tender or exchange offer by the Company to acquire any such shares, neither Mr. Zuckerberg nor the Holder Group may sell, transfer, exchange or convert any shares in or in connection with that transaction for (a) as to their shares of Class A common stock, an amount per share greater than, or a form of consideration different from that which, the other holders of Class A common stock would receive or may elect to receive, (b) as to their shares of Class B common stock, an amount per share greater than, or a form of consideration different from that which, the other holders of Class B common stock would receive or may elect to receive or (c) as to their shares of Class C common stock, an amount per share greater than, or a form of consideration different from that which, the other holders of Class C common stock would receive or may elect to receive.

Further, from and after the payment of the Dividend, in the event the Company, with the approval of the Board, determines to repurchase shares of Class A common stock, the Company and the Board shall, in good faith, use their best efforts to contemporaneously repurchase at least an equal number of shares of Class C common stock on an aggregate basis.

Mr. Zuckerberg may terminate the Founder Alignment Agreement if the Restated Charter is not filed with the Secretary of State of the State of Delaware within two business days of the date of the Founder Alignment Agreement or is not effective by January 19, 2027 (or any agreed extension), the Dividend is not paid by the fifth business day following the effectiveness of the Restated Charter (subject to applicable Delaware law and any agreed extension), the Company materially breaches the Founder Alignment Agreement and fails to cure within thirty days of receiving notice of such breach, or a material Company commitment under the Founder Alignment Agreement (or under any provision of the Restated Charter added in connection with the matters contemplated by the Founder Alignment Agreement) ceases to be in full force and effect or is modified without Mr. Zuckerberg’s prior written consent. The Company, with the approval of a committee of the Board consisting of at least two directors, or the audit & privacy committee, in each case with members that the Board has determined to be disinterested with respect to the matters set forth in the Founder Alignment Agreement, may terminate the Founder Alignment Agreement if Mr. Zuckerberg materially breaches the Founder Alignment Agreement and fails to cure within thirty days of receiving notice of such breach, or if a material commitment by Mr. Zuckerberg under the Founder Alignment Agreement (or under any provision of the Restated Charter added in connection with the matters contemplated by the Founder Alignment Agreement) ceases to be in full force and effect or is modified without the Company’s prior written consent.

The foregoing description of the Founder Alignment Agreement is qualified by reference to, and should be read in conjunction with, the full text of the Founder Alignment Agreement, which is included as Annex C to this Information Statement.

The Special Committee's Reasons for the Recapitalization, the Adoption of the Restated Charter, and the Dividend

The Special Committee believes that the Recapitalization, the adoption of the Restated Charter, and the declaration and payment of the Dividend, and entering into the Founder Alignment Agreement with Mr. Zuckerberg in accordance with the terms thereof, are advisable, fair to and in the best interests of the Company and our shareholders in order to (i) create a publicly traded, non-voting equity security that the Company may use for capital raising, employee compensation, potential acquisitions, and other general corporate purposes, in each case, without diluting the voting power of the existing Class A and Class B common stock; (ii) establish a deep and liquid trading market for Class C common stock designed to minimize any trading-value discount relative to the Class A common stock; (iii) in addition to the initial number of shares of Class C common stock that are freely transferable immediately following the Dividend, ensure that Mr. Zuckerberg’s ability to freely transfer his economic interest in his remaining shares of Class C common stock from the Dividend is permitted only in compliance with the Stapling Condition, with a number of shares equal to 2.5% of the shares of Class C common stock issued to Mr. Zuckerberg in the Dividend released from such conditions for each full calendar quarter during which the Continued Leadership Condition is satisfied at all times; (iv) ensure that future dividends of Class C common stock pursuant to the Founder Alignment Agreement are subject to the Company’s achievement of extraordinary stock price targets, and, with respect to Mr. Zuckerberg, subject to the Stapling Condition for a number of shares of Class C common stock equal to the Post-Leadership Stapling Number, unless the Continued Leadership Condition is satisfied as of the date of the event giving rise to such dividend; and (v) continue to align with the determinations historically made by the Board, acting through its Compensation, Nominating & Governance

Committee, as disclosed in the Company’s annual proxy statements, that Mr. Zuckerberg’s equity ownership sufficiently aligns his interests with those of the Company’s shareholders such that no cash compensation or equity or equity-based awards to him are warranted (and, by not having to establish any such cash compensation or grant any such equity or equity-based awards, accrue significant benefit to the Company’s shareholders by avoiding the compensation expense and impact on the Company’s stock price that any such cash compensation program or equity or equity-based grants to Mr. Zuckerberg would have imposed on the Company’s shareholders). The Special Committee and our Board (with Mr. Zuckerberg abstaining) approved the Recapitalization, the Dividend and the adoption of the Restated Charter and the Special Committee further approved the Founder Alignment Agreement. The discussion of the information and factors that the Special Committee considered below in making its respective determinations, recommendations, and resolutions is not intended to be exhaustive but includes the material factors considered. In view of the wide variety of factors considered and the complexity of these matters, the Special Committee did not find it useful to, and did not attempt to, quantify, rank, or otherwise assign relative weight to these factors. In addition, the individual members of the Special Committee may have assigned different weights to different factors. At all times, the members of the Special Committee prioritized the best interests of the Company’s Class A shareholders.

Provide the Company with Necessary Liquid Capital to Evolve, Grow, and Compete

The Special Committee determined that the ability to issue non-voting shares of Class C common stock via the Recapitalization and the Dividend will provide us with the critical ability to raise equity capital to finance our evolution and growth, and help us remain a leader among fierce competition domestically and from foreign competitors. The scale of investment required to compete, sustain our growth, expand our infrastructure, and pursue new strategic initiatives amidst the dramatic transformation taking place in the tech industry and global economy related to artificial intelligence is unprecedented. The ability to raise equity capital through issuances of Class C common stock will allow us access to the equity markets to meet our capital requirements without diluting the voting power of our current shareholders or affecting Mr. Zuckerberg’s leadership or his current control of the Company (discussed more fully below), which is in the best interests of all shareholders in light of his track record of creating exceptional value for Company shareholders. The Special Committee considered whether the Company could issue Class A common stock in order to raise capital, but Mr. Zuckerberg made it clear during the course of the negotiations with the Special Committee that he would not support a significant equity financing that would have the effect of reducing his voting power in the Company. The Special Committee also considered whether debt financing could be an alternative for the financing needs of the Company but recognized that debt financing alternatives of the magnitude that Company management was considering could have an adverse effect on the Company’s credit ratings and would be a less attractive alternative for the Company.

The Special Committee also recognized that timing is important to secure capital before competitors saturate various funding options. Recent significant capital raises at other notable companies, and others soon anticipated to take place, to fund the same AI growth—for example, Alphabet, SpaceX, Anthropic, and OpenAI—have resulted in an increasingly challenging environment for raising capital. The Special Committee considered that, while the Company presently has sufficient capital resources for its current needs, in order to finance its funding needs going forward it would be prudent for the Company to do so before even more companies have absorbed available capital in the market. In addition, management had conveyed to the Special Committee a desire for the Class C common stock to be available for use as early as the end of 2026. The Special Committee determined that it is preferable to implement the Recapitalization and Dividend now, so that we are positioned to act with speed and flexibility when capital needs or strategic opportunities arise and so that, with the Dividend, there will be a liquid market for the Class C common stock. The Company expects to use shares of Class C common stock to conduct equity offerings from time to time in the future, subject to market conditions.

We are at a significant inflection point in our industry where there is rapid technological advance driven by the growth of AI and concomitant enormous need for capital. The Special Committee recognized that this inflection point represents an unprecedented market opportunity for the Company to grow and create value for all shareholders. Establishing the Class C common stock now will make the Class C common stock a viable currency for financings, potential acquisitions and employee compensation in order to pursue that market opportunity. We operate in a highly competitive industry that is subject to rapid and often disruptive technological change, driven by both new competitors and established companies investing in leading-edge technologies. Establishing the availability of Class C common stock now to be used for future equity capital raises will allow us to remain at the forefront of our industry to the benefit of all shareholders of the Company. In addition, the non-voting nature of the Class C common stock will allow the Company to pursue equity capital raises with sovereign financial institutions in light of U.S. foreign direct investment regulatory requirements.

Further, it is critical that, along with the establishment of Class C common stock, the Company issue an initial Dividend to create a liquid market for the Class C common stock. The Special Committee considered it important, through the Dividend, to establish a deep and liquid trading market for Class C common stock to minimize any trading-value discount relative to the Class A common stock and maximize the price for which Class C common stock could be sold in the market. Without creating such liquidity, it would be very difficult to utilize the Class C common stock for capital raises without the Class C common stock potentially suffering a very significant discount relative to the trading price of Class A common stock, which could significantly reduce the amount of capital the Company could raise and have the effect of diluting all shareholders of the Company or could require us to issue more Class C common stock in order to raise the same amount of capital.

Continue Mr. Zuckerberg’s Long-Term Value-Maximization for All Shareholders

Since our Company’s formation, our management team has focused on and prioritized long-term goals. Over fourteen years since our IPO, the Company’s stock price has increased over 1,700%, from $38.23 per share to $694.25 per share as of the close of market on October 20, 2026. By contrast, over the same period, the S&P 500 increased approximately 495%. The Special Committee recognizes that this success is in large part due to Mr. Zuckerberg’s strong leadership, unique and creative vision, and exceptional management abilities. The Special Committee wants the Company and Mr. Zuckerberg to continue innovating, emphasizing long-term growth and competing with other large-scale players who have already committed to unprecedented levels of capital expenditures in connection with the development of artificial intelligence. The Special Committee recognized that the Company’s track record of huge value creation for the Company’s shareholders is inseparable from Mr. Zuckerberg’s continued involvement in and direction of the business, and that he is the leader best suited to shepherd the Company into its next era and beyond, and that retaining his leadership and guidance of the Company was therefore of utmost importance. Having weighed all relevant considerations, the Special Committee concluded that Mr. Zuckerberg’s continued leadership role in our Company, and his continuing presence at the Company’s headquarters in California, is critical at this current inflection point for the Company and the tech industry in order to continue to provide value-maximization for all shareholders, and that those benefits substantially outweigh any countervailing considerations.

Our current corporate governance structure, which uses a dual-class stock structure, allows Mr. Zuckerberg to determine the outcome of substantially all matters submitted to a vote of our shareholders, including the election of directors, amendments to our certificate of incorporation, and matters involving mergers, acquisitions, and other transactions resulting in a change of control of our company. The Recapitalization will facilitate the continuation of our current corporate governance structure, which the Special Committee believes has served us well by enabling us to continue to focus on pursuing our mission and serving the best interests of all of our shareholders by allowing Mr. Zuckerberg to make innovative and smart investments to grow the Company over a long-term horizon. Even though Mr. Zuckerberg has voting control of the Company, all of the directors engage meaningfully in Company matters, express their candid views with Mr. Zuckerberg, and do not rubber stamp decisions.

As set forth in greater detail below, the Recapitalization and Dividend will allow the Company to raise critical equity capital without impacting Mr. Zuckerberg’s voting power and the unique and creative vision and exceptional management abilities which helped to deliver the long-term value as noted above. Further, the Dividend will allow Mr. Zuckerberg to immediately sell or transfer up to 20% of the shares of Class C common stock that he receives in the Dividend, representing 10% of his overall economic stake in the Company, for any reason, including so that he may pay his potential tax liability under California Proposition 40, if enacted into law, without affecting his majority voting control.

The Recapitalization will also allow us to make stock-based acquisitions and to continue to grant equity awards to our employees without affecting Mr. Zuckerberg’s majority voting control.

Mr. Zuckerberg Is Not in Jeopardy of Losing Voting Control but for the Class C Share Issuance

As discussed herein, the Special Committee determined that it is important for Mr. Zuckerberg to retain voting control. However, the Special Committee also noted that, unlike situations where a recapitalization may be a remedy to avoid a founder going below 50% voting power, Mr. Zuckerberg is not on the verge of losing voting control. As of October 1, 2026, he held approximately 60.6% voting power over the Company, so the Class C common stock and Dividend do not save Mr. Zuckerberg from losing voting control. The Special Committee considered the following factors: (i) Mr. Zuckerberg is not close to going below 50% voting control currently; (ii) the currently foreseeable reasons why he might approach 50% in the near- to medium-term would be if he were required to pay the California wealth tax (which has the most significant impact because it would require him to sell shares, or at least borrow against them) and the impact of equity financings if they were done with Class A common stock (which is less impactful because it is simply dilution through primary share issuance); (iii) stock repurchases and sales of Class B common stock by other holders of such stock in the past underscored that a dilution of voting control over time through the natural course was not necessarily inevitable; and (iv) Mr. Zuckerberg made clear that he does not support any financing, or other actions, that would result in his loss of voting control.

Ensure That Mr. Zuckerberg’s Economic and Voting Control Do Not Significantly Diverge

Although the Special Committee determined that it is important that Mr. Zuckerberg’s voting control is not diluted, the Special Committee also concluded that it is beneficial for Class A shareholders that Mr. Zuckerberg’s economic interests and voting control do not significantly diverge, it being understood that the Special Committee desired both to incentivize Mr. Zuckerberg’s continued leadership of the Company combined with extraordinary stock performance of the Company that benefits all shareholders. Therefore, the Special Committee negotiated for and obtained Mr. Zuckerberg’s agreement that 80% of the shares of Class C common stock that he receives in the Dividend be subject to the Stapling Condition. Specifically, Mr. Zuckerberg may sell the remaining 80% of his shares of Class C common stock that he receives in the Dividend only if, no later than two business days after the settlement of such sale, he (A) also sells shares of Class A common stock or Class B common stock, or converts shares of Class B common stock into Class A common stock, or a combination thereof, equal in the aggregate to the product of (x) the number of Stapled Class C Shares sold and (y) the Unstapling Ratio or (B) applies a number of Stapling Credits to the sale equal to the product of (x) the number of Stapled Class C Shares sold and (y) the Unstapling Ratio. Further, any Stapled Class C Shares that are sold not in compliance with the foregoing agreement will, in accordance with the terms of the Founder Alignment Agreement, result in the conversion of a number of shares of Class B common stock, equal to the product of (i) the number of Stapled Class C Shares sold in violation of the Stapling Condition and (ii) the Unstapling Ratio, into shares of Class A common stock. This arrangement is subject to Mr. Zuckerberg’s further ability to have a small amount of the 80% be freed from the Stapling Condition each quarter during which he continues to satisfy the Continued Leadership Condition over 32 quarters (the “Release Period”), discussed more fully below. This is to ensure Mr. Zuckerberg’s commitment to continue to lead the Company.

The Issuance of Additional Class C Dividends Is Subject to Future Company Success Under Mr. Zuckerberg

As described above, the Dividend, with a 1:1 ratio, will allow Mr. Zuckerberg to sell, over the Release Period and subject to the Stapling Condition, up to one-half of his economic stake in the Company through the sale of his new shares of Class C common stock without reducing his voting control. Even if Mr. Zuckerberg were ultimately to sell all of the shares of Class C common stock he receives in the Dividend, based on a stock price of $725.93 per share of Class A common stock as of October 1, 2026 and his stock holdings as of such date, he would still have an approximately $124 billion economic interest in the Company at the end of the Release Period. In order for Mr. Zuckerberg to achieve additional liquidity for and transfer economic interests of the other half of his economic interest in the Company without reducing his voting interests, the Special Committee negotiated for certain stock-performance parameters that to date have not existed. Under the Founder Alignment Agreement, additional Class C dividends after the Dividend would be payable pro rata to all shareholders only upon the Company’s achievement of such stock performance parameters, and Mr. Zuckerberg’s Class C shares received in any such dividend would be free of the Stapling Condition only if he has satisfied the Continued Leadership Condition, both of which directly benefit the Class A shareholders. Specifically, following the first date on which both (i) the 30-day volume weighted average price of the Class C common stock reaches a successive doubling, initially 2x, then 4x, then 8x and so on, of the corresponding price of the Class A common stock on September 10, 2026 of $580.60 per share, as equitably adjusted for stock splits, stock dividends, recapitalizations and other equitable adjustments (including with respect to the Dividend) and (ii) the compound annualized shareholder return from September 10, 2026, calculated on the basis of the 30-day volume weighted average price and giving effect to the reinvestment of cash dividends and distributions, is no less than 10% (whether or not both conditions are satisfied at the same time), the Board will, subject to legally available funds, declare an Additional Dividend on all shares of Class A, Class B, and Class C common stock then-outstanding, not just Mr. Zuckerberg’s. No more than one such dividend may be paid in respect of any single doubling event, and no Additional Dividend will be payable following Mr. Zuckerberg's death. Shares of Class C common stock received by Mr. Zuckerberg in any such Additional Dividend will be free of the Stapling Condition only if the Continued Leadership Condition is satisfied on the Additional Dividend Date; if it is not, a number of shares of Class C common stock received in respect of any such Additional Dividend equaling the Post-Leadership Stapling Number will be subject to the Stapling Condition unless the Continued Leadership Condition is subsequently satisfied for a period of at least six consecutive months. Such extraordinary stock performance is directly beneficial to all Class A shareholders.

Ensure That Mr. Zuckerberg Remains in a Leadership Role at the Company’s Headquarters

If California’s Proposition 40, a statewide ballot measure on the November 3, 2026 general election ballot and commonly referred to as the “California wealth tax,” is enacted as law in California, it is expected that Mr. Zuckerberg could become liable for a significant, multi-billion dollar tax payment based on his ownership of stock in the Company. In light of this potential tax exposure, Mr. Zuckerberg informed the Special Committee that he was evaluating relocating his primary residence outside California and that steps toward any such relocation, including any listing of his residential real estate in California on the market, would be public and inevitably noted and commented upon by Company employees and, accordingly, raise questions for management of the Company going forward. The Special Committee understood that any such step could be the first in a process to establish residence outside California. The Special Committee determined that Mr. Zuckerberg has been crucial to the Company’s growth since its inception (discussed more fully above) and is best-positioned, during this pivotal time, to ensure the Company’s continued success and to take advantage of the tremendous market opportunity that the Special Committee believed is available to the Company. The Special Committee further believed it is critically important to keep Mr. Zuckerberg in a leadership position with our Company and that he continue to reside in and manage the Company from our headquarters in California to ensure his continued ability to effectively drive our performance during this era of unprecedented challenge and competition in our industry. The Special Committee was mindful about the difficulties the Company faced during the COVID-19 pandemic when Mr. Zuckerberg could not be physically present with the Company’s management team and did not want the Company to face similar challenges going forward. The Special Committee decided that the Recapitalization and Dividend are appropriate to ensure that Mr. Zuckerberg remains in a leadership role, at our headquarters in California, and thus be in the best position to influence our direction in the coming years. Further, the Special Committee determined, in consideration of the dramatic and unprecedented transformation taking place in the tech industry and global economy related to artificial intelligence, that the Recapitalization and Dividend are appropriate to ensure Mr. Zuckerberg remains working closely with Meta Superintelligence Labs at the Company’s headquarters. The Special Committee believes that Mr. Zuckerberg’s talent and leadership have been crucial to our growth, strategy, and stability since our inception, and the Special Committee wants that to continue.

Therefore, the Special Committee concluded that it is in the best interests of the Company and Class A shareholders to allow Mr. Zuckerberg to have an additional 2.5% of the shares of Class C common stock from the Dividend be freed from the Stapling Condition every quarter during the Release Period that the Continued Leadership Condition is satisfied. At the conclusion of the Release Period, assuming the Continued Leadership Condition has been satisfied throughout, Mr. Zuckerberg will have the right to sell all of the shares of Class C common stock he received in the Dividend free of the restrictions imposed by the Stapling Condition. If the Continued Leadership Condition is not satisfied at all times during a given quarter, no release will occur for that quarter and the shares not released during such quarter will remain subject to the Stapling Condition until the thirty-second release, if there is one. At the time of the thirty-second release, all of the shares of Class C common stock Mr. Zuckerberg received from the Dividend will be free of the Stapling Condition. Again, the goal is to keep Mr. Zuckerberg continuing to lead the Company from California and in close proximity to Meta Superintelligence Labs. In light of that importance, the Special Committee secured Mr. Zuckerberg’s commitment to remain a resident of California, or any other jurisdiction in which the Company maintains its corporate headquarters, for eight years from the date of the Founder Alignment Agreement, for so long as Mr. Zuckerberg satisfies the Continued Leadership Condition, unless there are material unforeseen circumstances that would render it prudent or advisable for Mr. Zuckerberg to reside elsewhere.

Mr. Zuckerberg Will Not Receive Additional Compensation as a Result of the Recapitalization

Since January 1, 2013, Mr. Zuckerberg has taken a salary of only $1 each year for his service as the Company’s chief executive officer and chairman of the Board. This is extraordinarily different from what his peer (and even non-peer) CEOs are paid. If the California wealth tax is enacted and Mr. Zuckerberg becomes liable for a tax payment, Mr. Zuckerberg would effectively be paying to serve as the Company’s chief executive officer while residing in California. The Dividend is paid pro rata to all shareholders on identical terms. The portion of Mr. Zuckerberg’s Class C common stock that is immediately free of the Stapling Condition provides him a source of liquidity, without reducing his voting interest, from which any such tax liability could be satisfied, mitigating the unintended result that he would be paying to work at the Company while residing in California.

Further, at any time since 2013, Mr. Zuckerberg could have sought a compensation package akin to those of his peer CEOs, and the Special Committee considered that any such package would carry substantial compensation expense and could impact the Company’s stock price. Mr. Zuckerberg confirmed to the Special Committee that in light of the Recapitalization, he is not seeking, and the Founder Alignment Agreement does not provide for, any additional compensation, and that his existing $1 annual salary will remain unchanged. Determinations regarding Mr. Zuckerberg’s compensation, if any, remain within the authority of the Board and its Compensation, Nominating & Governance Committee, which historically has determined that Mr. Zuckerberg’s equity ownership sufficiently aligns his interests with those of the Company’s shareholders, and this continues to be the case in light of the Class C dividends contemplated by the Founder Alignment Agreement. In sum, the terms of the Founder Alignment Agreement, including the release of Class C common stock from the Stapling Condition in accordance with its terms, the dividend of additional Class C common stock pursuant to the Company’s stock performance criteria described herein, and Mr. Zuckerberg’s commitment with respect to his residency were, collectively, negotiated by the Special Committee to preserve the alignment of Mr. Zuckerberg’s interests with those of all shareholders through his continued leadership and retained proportionate ownership, rather than through cash compensation or equity or equity-based awards that would carry compensation expense and could have a negative impact on the Company’s stock price. In other words, the Class C dividends impose no incremental cost on the Company, as a compensation package would have done, with the resulting benefit to Class A shareholders.

Mitigating Future Potential Voting Dilution for All Shareholders

The Special Committee determined that the shares of Class A common stock have been an important tool for equity-based employee compensation, and may be an important form of currency to help us further our strategic initiatives. However, any new issuances of shares of Class A common stock for either of these key purposes will result in dilution to both the economic and voting interests of all our shareholders. The economic dilution can be mitigated by endeavoring to receive value commensurate with the capital stock that we issue, but the voting dilution cannot be mitigated absent a significant use of cash or the creation of a new class of non-voting shares such as the Class C common stock. Not only are the voting interests of all shareholders diluted by the issuance of additional shares of Class A common stock, but issuances of shares of such stock have the additional effect, which the Special Committee believes is a negative one, of making it more likely that Mr. Zuckerberg would lose majority voting control.

We currently have several ways to mitigate voting dilution, including with respect to Mr. Zuckerberg’s majority voting control, to the extent that the Board deems it appropriate, including using cash to finance acquisitions, repurchasing shares of Class A common stock in the market, and granting cash-settled equity incentives. Each of these ways of managing voting dilution, however, requires us to expend cash, which in some circumstances may be better used to reinvest in the growth of our business. Moreover, the Company expects to need to raise capital to finance its AI-related growth plan. The ability to issue non-voting shares of Class C common stock will provide the Board with a significant new tool to mitigate voting dilution without requiring us to use cash. The ability to issue non-voting shares of Class C common stock will also allow us to make decisions regarding appropriate capital structure and financing of the Company (including decisions regarding use of debt versus equity) largely without regard to how those decisions may impact the voting power of all Class A shareholders and Mr. Zuckerberg’s voting control, which we believe is a benefit for our shareholders.

Disinterested Directors Empowered to Act in the Interest of Our Shareholders

The Special Committee, consisting solely of independent and disinterested directors on the Board, negotiated the terms of the Restated Charter and the Founder Alignment Agreement and had full authority to review, approve or reject any potential change to our capital structure. The Special Committee, with the assistance of its independent financial and legal advisors, conducted an in-depth analytical review of the Recapitalization and Dividend and considered a wide range of alternatives, including the possibility of rejecting any proposed change to our current certificate of incorporation. The Special Committee also met regularly over the course of eight months in 2026 and held a total of thirty-three formal meetings with its legal and financial advisors, Skadden and Moelis, respectively, to review and consider the Recapitalization, the Dividend, the Restated Charter, the Founder Alignment Agreement, and the related arrangements with Mr. Zuckerberg.

The Special Committee determined that it was important that the negotiated arrangements remain under the purview of disinterested director oversight. Accordingly, any amendments to or waivers of the Founder Alignment Agreement require approval of an authorized committee of at least two directors, or the Audit & Privacy Committee, in each case with members that the Board has determined to be disinterested with respect to the matters set forth in the Founder Alignment Agreement. That continued oversight over the foregoing agreements with Mr. Zuckerberg will help to ensure continued protection of the Class A shareholders.

Other Benefits to the Class A Common Shareholders

As noted above, holders of shares of Class A common stock and Class B common stock are currently generally entitled to receive equal per share consideration in a merger or similar business combination (unless the only difference is that the consideration to shares of Class B common stock has ten times the voting power of consideration to shares of Class A common stock). However, shares of Class A common stock and Class B common stock may receive differential consideration if the merger or business combination is approved by the affirmative vote of the holders of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

As part of the Recapitalization, we would also amend the current certificate of incorporation to provide that, except as provided in the Restated Charter, the holders of Class A common stock, Class B common stock, and Class C common stock shall share ratably on a per share basis in connection with any dividends or distributions.

Moreover, in the event of any merger or similar business combination, or in the event of a tender or exchange offer by a third party pursuant to an agreement to which we are a party or that we recommend, the holders of shares of Class A common stock, Class B common stock, and Class C common stock will receive the same form of consideration and the same amount of consideration on a per share basis. However, shares of one or two of such classes may receive or have the right to elect to receive different or disproportionate consideration in connection with any such merger, combination or tender or exchange offer if the only difference in the per share consideration is that any securities distributed to the holder of a share of Class B common stock have ten times the voting power of any securities distributed to the holder of a share of Class A common stock and that any securities distributed to the holder of a share of Class C common stock have no voting rights or power.

In addition, upon a liquidation, dissolution, or winding up, all shares of Class A common stock, Class B common stock, and Class C common stock will be entitled to receive ratably all of our assets available for distribution to the shareholders, unless disparate or different treatment of each such class with respect to distributions upon any such liquidation, dissolution, or winding up is approved in advance by the affirmative vote (or written consent if action by written consent of shareholders is permitted at such time under the Restated Charter) of the holders of a majority of the outstanding shares of Class A common stock, Class B common stock, and Class C common stock, each voting separately as a class.

Collectively, these provisions are intended to ensure that, even as Mr. Zuckerberg retains majority control over our voting interests, our minority shareholders are treated equally on economic matters.

The Special Committee Engaged in Robust Negotiations with Mr. Zuckerberg and Secured Meaningful New Commitments from Mr. Zuckerberg Regarding His Control and Leadership

The Special Committee members at all times held the view that their job was to do what is in the best interests of all Class A shareholders. In doing so, and in securing the arrangements described in this Information Statement, the Special Committee engaged in robust negotiations with Mr. Zuckerberg. These negotiations were protracted and, at several points, contentious. The Special Committee insisted that it needed meaningful concessions from Mr. Zuckerberg that would benefit Class A shareholders at every step of the negotiation, and it remained prepared to recommend no transaction at all and to dissolve the Special Committee. These firm negotiations resulted in the meaningful new commitments from Mr. Zuckerberg regarding his control and leadership of the Company described above, which the Special Committee believes are in the best interests of the Class A shareholders. Prior to these arrangements, Mr. Zuckerberg did not have any performance-based requirements regarding his sale of economic interest in the Company while retaining disparate voting control. Further, since the Company’s initial public offering, the certificate of incorporation has provided for a dual-class stock structure and allowed Mr. Zuckerberg to transfer shares to family trusts and other controlled entities without his shares of Class B common stock converting into shares of Class A common stock and there are no time-based or other sunset provisions, thereby allowing Mr. Zuckerberg to maintain generational control. The Special Committee initially proposed implementing sunset provisions to the Company’s dual-class stock structure. However, during the course of the negotiations, Mr. Zuckerberg indicated that he would not support a solution that could involve his losing voting control of the Company or the imposition of sunset provisions. In exchange, the Stapling Condition and performance-based requirements provide important limits on his ability to significantly separate his voting and economic interests and, at the same time, create alignment mechanisms tied to extraordinary stock performance that never before existed. The Special Committee also obtained a commitment from Mr. Zuckerberg that he remain in close proximity to Company headquarters, which also did not exist prior to these arrangements. In light of these critical new commitments from Mr. Zuckerberg, coupled with the urgent need to raise capital for the Company’s future, the Special Committee believes that it negotiated the best set of arrangements reasonably available for the benefit of Class A shareholders.

Potential Negative Consequences of the Recapitalization

Although the Special Committee unanimously determined that the Recapitalization, Dividend, and adoption of the Restated Charter and Founder Alignment Agreement are, collectively, advisable, fair and in the best interests of the Company and Class A shareholders, the Special Committee recognized that proceeding with the Recapitalization and the Dividend involves certain other considerations that, in isolation, some may view as negative. These considerations include, but are not limited to, the following:

The Recapitalization and the Dividend Could Prolong the Period of Time During Which Mr. Zuckerberg Can Exercise a Controlling Influence on Most Corporate Matters

Mr. Zuckerberg currently has the ability to elect all of our directors and to determine the outcome of most matters submitted for a vote of our shareholders. This will not change following the Recapitalization and Dividend. This concentration of majority voting control with Mr. Zuckerberg limits the ability of our other shareholders (whether they hold shares of Class A common stock or Class B common stock) to influence corporate matters.

One of the principal purposes of the Recapitalization and Dividend is to create the Class C common stock, which can then be used to further strategic initiatives, such as financings or acquisitions, or issue future equity awards to our service providers. In the past, we generally issued shares of Class A common stock for such purposes, and over time the issuance of additional shares of Class A common stock would result in voting dilution to all of our shareholders, before accounting for any share repurchases. To the extent such dilution persisted, it could eventually result in Mr. Zuckerberg owning less than a majority of our total outstanding voting power, although his current voting interest exceeds 60% and his economic ownership interest in our Company could continue to be substantial. Once Mr. Zuckerberg owns less than a majority of our total outstanding voting power, he would no longer be guaranteed to have the ability to elect all of our directors and to determine the outcome of any matter submitted for a vote of our shareholders. Because the shares of Class C common stock have no voting rights, the issuance of such shares will not result in further voting dilution for Mr. Zuckerberg. In addition, subject to the Stapling Condition, and the release therefrom pursuant to the terms set forth in the Founder Alignment Agreement, Mr. Zuckerberg will ultimately be free to transfer or otherwise dispose of all the shares of Class C common stock that he would receive in the Dividend. Accordingly, in that event, he would be able to achieve substantial liquidity in his holdings without diminishing his voting control. As a result, the issuance of shares of Class C common stock could substantially prolong the duration of Mr. Zuckerberg’s voting control of our Company and his ability to elect all of our directors and to determine the outcome of most matters submitted to a vote of our shareholders.

The Use of Shares of Class C Common Stock as Acquisition Currency May Not Allow for Deferred Tax Treatment

Throughout our history, we have been an active acquirer of other companies. Occasionally, we have used stock as consideration to fund these acquisitions and may continue to use Class C common stock as potential consideration for future acquisitions. The use of stock as acquisition currency in certain types of acquisition structures has the benefit of deferring U.S. federal income taxes owed by the sellers in connection with such acquisitions until such time as the sellers dispose of the stock received in such acquisitions. However, in order for certain types of acquisition structures to qualify for this type of deferred tax treatment, the stock used as consideration must be “voting stock” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Because the shares of Class C common stock do not have voting rights (except as required by law), they will not qualify as “voting stock” and their use in connection with certain acquisition structures will not result in deferred tax treatment for the sellers in the acquisition. Sellers may have a preference for a transaction in which they can defer taxes owed, in which case we may have to structure the acquisition in a different manner or may be precluded from using shares of Class C common stock to fund the acquisition. Either of these outcomes could reduce the overall utility of the Class C common stock as a means of managing voting dilution in connection with stock-based acquisitions.

The Class C Common Stock Could Trade at a Discount

The Special Committee believes that a robust and sufficiently liquid market for the Class C common stock will develop following payment of the Dividend. However, even with the 1:1 dividend, the Class C common stock will likely trade at some level of discount to the Class A common stock. Therefore, we may need to issue more shares of Class C common stock for any equity issuance of the Class C common stock than we would if we were to issue shares of Class A common stock, which could be dilutive to all shareholders. The Special Committee considered that the more shares of Class C common stock distributed through a dividend, and therefore the greater liquidity established for Class C common stock, the lower the discount to the Class A common stock was likely to be. However, the Special Committee determined to balance that against distributing additional Class C common stock through a higher dividend ratio with the effect of providing Mr. Zuckerberg more shares of Class C common stock that he would be able to transfer without reducing his voting interest in the Company.

The Recapitalization and Dividend Are Not Subject to the Approval of the Holders of Class A Common Stock

The Special Committee was aware of and considered that the support of the Class A common shareholders was not required to approve the Recapitalization or Restated Charter because: (1) a separate class vote of the holders of Class A common stock was not required under our current certificate of incorporation; (2) Mr. Zuckerberg, through his ownership of Class B shares, has the ability to unilaterally approve the Recapitalization and Restated Charter on behalf of our shareholders; (3) the fact that the approval of the Recapitalization and the Restated Charter does not require a shareholder class vote under Delaware law or Nasdaq listing rules; and (4) the fact that these proposals were not conditioned upon the vote of a majority of the holders of Class A common stock. Regardless, the Special Committee determined that the Class A common shareholders will benefit from the collective arrangements described in this Information Statement, including the provisions of the Founder Alignment Agreement, the implementation of the Recapitalization, the adoption of the Restated Charter, and issuance of the Dividend by providing all shareholders with additional liquidity without conceding any of their voting rights, among other things. The Special Committee determined that these are all in the long-term best interests of the Class A shareholders because the Special Committee believes that they will grow share value, which is the primary reason Class A shareholders have invested in the Company.

The Recapitalization and Dividend May Negatively Affect the Decision of Institutional Investors to Invest in Us, and Could Have Implications for the Inclusion of Shares of Class A Common Stock or Class C Common Stock in Certain Stock Indices

The Recapitalization and Dividend may negatively affect the decision by certain institutional investors to purchase or hold shares of Class A or Class C common stock. The holding of low- or non-voting stock, such as our Class A common stock or Class C common stock, may not be permitted by the investment policies of certain institutional investors or may be less attractive to the portfolio managers of certain institutional investors. In addition, significant sales of shares of Class C common stock by investors who receive such shares as part of the Dividend may occur if such investors are unwilling or unable to hold such shares, which could depress trading prices for the Class C common stock, particularly in the period immediately following the Dividend.

The Class A common stock is currently included in certain stock indices, and we expect that the managers of investment funds whose trading is tied to those stock indices may rebalance their holdings to reflect the change in the value of the Class A common stock following the Dividend. Whether the Class C common stock is included in stock indices in the future may also affect trading prices for that stock. For example, it is possible that certain stock indices may only include the Class A common stock, which may reduce the liquidity or trading price of the Class C common stock. However, the Special Committee determined to size the Dividend at the 1:1 ratio in order to increase the likelihood that the Class C common stock would be included in relevant stock indices, while at the same time not setting the Dividend ratio at such a level such that Mr. Zuckerberg could have even greater flexibility to sell his economic interest in the Company without reducing his voting rights.

Class C Common Stock May Not Be Attractive as Acquisition Currency or for Equity Incentives or May Result in Greater Economic Dilution

We may use shares of Class C common stock from time to time as consideration in connection with the acquisition of other companies. It is possible that companies that we are interested in acquiring will not agree to accept shares of Class C common stock because such shares of capital stock carry no voting rights. Companies that we are interested in acquiring may also refuse to accept shares of Class C common stock if such stock trades at a significant discount to the shares of Class A common stock or if the trading market for the shares of Class C common stock is not well developed or suffers from limited liquidity. We may also decide to issue blank check preferred, Class A common stock or Class B common stock in connection with an acquisition for other reasons. In these instances, if we still wanted to pay for the acquisition with stock consideration, we would need to issue shares of blank check preferred stock, Class A common stock or Class B common stock, all of which is likely to result in both economic and voting dilution to all shareholders.

In addition, employees and other service providers may not wish to receive shares of Class C common stock as part of our equity-based compensation programs if the shares of Class C common stock trade at a significant discount to the shares of Class A common stock or if the trading market for the shares of Class C common stock is not well-developed. If employees are not adequately incentivized by receiving shares of Class C common stock, then we may need to issue shares of Class A common stock in order to provide sufficient equity incentives or to issue more shares of Class C common stock, which in either case would result in both economic and voting dilution to all shareholders.

Further, if the Class C common stock trades at a discount to the Class A common stock, companies that we are interested in acquiring may demand more shares of Class C common stock in exchange for accepting such stock as consideration. If this occurs, then issuances of Class C common stock may ultimately be more economically dilutive to all of our shareholders than issuances of Class A common stock.

Potential U.S. Federal Income Tax Consequences

We believe that the Class C common stock should not constitute “Section 306 stock” within the meaning of Section 306(c) of the Code. However, if the Class C common stock were determined to constitute Section 306 stock, a shareholder generally would be treated as realizing ordinary income as opposed to capital gain upon certain dispositions (including redemptions) of such Section 306 stock. The rules of Section 306 of the Code are complex, and each shareholder should consult with that shareholder’s own tax advisor regarding the tax consequences of the proposed transactions described in this Information Statement.

Litigation Relating to the Recapitalization

Following the announcement of the Recapitalization, litigation has been brought in the Delaware Court of Chancery seeking to prevent the Recapitalization and the Dividend, together with other related actions. The litigation generally alleges that the directors breached their fiduciary duties in connection with the Recapitalization and seeks to permanently enjoin the Recapitalization as well as unspecified money damages, costs and attorneys' fees in addition to declaratory and equitable relief. We believe that the Recapitalization and the Dividend are in the best interests of the Company and our shareholders, and intend to vigorously defend against all claims asserted.

Background

The Company operates in a highly competitive industry that requires significant capital investment to respond to, and stay ahead of, rapid and often disruptive technological change, driven both by new entrants and established companies investing in leading-edge technologies. By late 2025, the scale of investment required for the Company to compete, sustain its growth, expand its infrastructure, and pursue new strategic initiatives amid the transformation taking place in the technology industry and the global economy in connection with artificial intelligence had become unprecedented. As a result, the Company anticipates needing to raise additional capital in the near term, including in the form of equity, to fund its long-term business plans.

Mr. Zuckerberg is the founder, Chief Executive Officer, and Chairman of the Board of Directors (the "Board") of the Company. He has held a controlling voting interest in the Company since its inception. As of October 1, 2026, Mr. Zuckerberg beneficially owned 1,220,703 shares of Class A common stock and 341,215,148 shares of Class B common stock, collectively representing approximately 60.6% of the Company’s total outstanding voting power and approximately 13.4% of its total outstanding economic interests. As of March 31, 2013, within a year of the Company’s initial public offering, Mr. Zuckerberg’s voting interest in the Company represented approximately 53.7% and has increased approximately 6.9 percentage points in the last thirteen years due, in part, to the Company’s repurchase of Class A common stock over the years and sales of Class B common stock by other holders of such stock.

The Board has recognized that a significant portion of the Company’s success has been attributable to Mr. Zuckerberg’s leadership, creative vision, and management abilities, and that Mr. Zuckerberg’s continued leadership role in the Company should be expected to provide substantial benefits to the Company and its shareholders. From time to time, the Board has considered the Company’s optimal governance structure and capital structure in order to, among other things, incentivize Mr. Zuckerberg, to facilitate his effective leadership, and to maximize value for all of the Company’s shareholders. In late 2025, the Board sought to evaluate whether the Company had the appropriate capital structure in place to facilitate the Company’s next growth cycle and long-term plans in the face of its rapidly evolving industry and the AI boom. In particular, the Board was focused on ensuring that the Company’s capital structure would enable creative and flexible approaches to capital allocation and financing and would permit the Company to take advantage of opportunities when they arise, while balancing the need to incentivize Mr. Zuckerberg to continue to guide the Company’s long-term strategy. Because any comprehensive review of the Company’s capital structure and financing needs would require consideration of various potential options, such as the issuance of additional equity or the creation of a new class of stock, that could have implications for Mr. Zuckerberg’s voting control, the Board viewed the creation of a Special Committee as necessary to conduct such a review.

On February 12, 2026, the Compensation, Nominating & Governance Committee of the Board (“CN&G Committee”) recommended that the Board form a special committee composed solely of independent and disinterested directors to evaluate potential modifications to the capital structure of the Company, including the ability to trade Class B common stock and the potential creation of a new class of low- or no-vote shares (a “Potential Recapitalization”). Later that same day, following a review of the disinterestedness and independence standards, at the recommendation of the CN&G Committee, the Board established a special committee of independent and disinterested directors (the “Special Committee”) and appointed Ambassador Robert M. Kimmitt, Charles Songhurst, and Tony Xu as its members. The Board noted that, based on its due diligence and analysis, including inquiries regarding each such person, each of the Special Committee members was disinterested and satisfied the applicable criteria for determining director independence from the Company and Mr. Zuckerberg under the rules (and interpretations thereof) promulgated by the Nasdaq Stock Market LLC and under Delaware law. The resolutions creating the Special Committee empowered it to review, consider and make a recommendation regarding potential modifications to the capital structure of the Company, including empowering it to reject any such transaction, and provided that the Board would not approve any such transaction without a prior favorable recommendation of the Special Committee.

On February 13, 2026, at the Special Committee’s request, representatives of the Company began identifying potential independent legal and financial advisors to assist the Special Committee in its review of a Potential Recapitalization.

Over the course of February and March 2026, the Special Committee solicited proposals from, and interviewed, multiple potential legal and financial advisors. The Special Committee ultimately determined to retain Skadden, Arps, Slate, Meagher & Flom LLP ("Special Committee Counsel") as its independent legal advisor based on its expertise, experience, and independence from Mr. Zuckerberg. In assessing Special Committee Counsel’s independence, the Special Committee was aware of, and took into account, that Special Committee Counsel: (i) had represented Chan Zuckerberg Initiative, LLC ("CZI"), an entity controlled by Mr. Zuckerberg, in one strategic transaction in November 2025, for which it was paid $4 million (representing less than 0.2% of its 2025 revenue); and (ii) had not otherwise been engaged by CZI. The Special Committee also noted that Special Committee Counsel had never represented the Company or Mr. Zuckerberg and had represented other clients in multiple matters adverse to the Company, including in litigation.

Pending its formal retention by the Special Committee, Special Committee Counsel then began to assist the Special Committee in assessing the independence and disinterestedness of each potential financial advisor candidate.

During that same period, Special Committee Counsel also conducted its own assessment of the independence and disinterestedness of each of the members of the Special Committee. Special Committee Counsel concluded that each of the members of the Special Committee is independent from Mr. Zuckerberg and every other Board member and had no material interest in any Potential Recapitalization.

On March 16, 2026, Moelis & Company LLC ("Moelis") executed a non-disclosure agreement with the Company.

On March 18, 2026, Mr. Zuckerberg’s legal counsel ("Founder Counsel")1 reached out to Special Committee Counsel stating that they understood the Special Committee had retained Special Committee Counsel and to open a line of communication with respect to a Potential Recapitalization.
1 Founder Counsel were, at this time, partners of Wachtell, Lipton, Rosen & Katz who, during the course of the events described herein, later became partners of Gibson, Dunn & Crutcher LLP. The term “Founder Counsel” includes these partners and the full team at Gibson, Dunn & Crutcher LLP.

On March 23, 2026, at the invitation of the Special Committee, representatives of Moelis pitched to the Special Committee, which pitch included, among other topics, Moelis’ experience advising in recapitalizations involving controlled companies, key questions and considerations potentially relevant for the Special Committee in connection with its assessment of a Potential Recapitalization and the range of structural and governance alternatives available based on precedent transactions of a similar nature.

On March 26, 2026, at the request of the Company’s management, Special Committee Counsel had an organizational meeting with members of the Company’s management to discuss the Special Committee’s overall process in considering a Potential Recapitalization and anticipated next steps.

On March 27, 2026, the Board expanded and formalized the Special Committee’s authority, before the Special Committee started any work assessing any Potential Recapitalization, delegating to it the full power and authority of the Board, to the fullest extent permitted under the DGCL, to review, consider, evaluate, and approve or reject any Potential Recapitalization, including the authority to authorize and approve potential financing opportunities for the Company in connection with the Potential Recapitalization. Any actions that could not be delegated to the Special Committee under the DGCL would remain within the purview of the Board. In light of the additional work undertaken by Special Committee Counsel to assess the independence and disinterestedness of the members of the Special Committee, the Board again determined that each member of the Special Committee was independent and disinterested, had no material interest in the Potential Recapitalization, and had no material relationship with any person that could be deemed to have such a material interest in the Potential Recapitalization, including Mr. Zuckerberg, or who lacked independence from Mr. Zuckerberg.

On March 30, 2026, the Special Committee executed an engagement letter with Special Committee Counsel.

On April 3, 2026, the Special Committee directed Special Committee Counsel to request fee proposals from each of the potential financial advisors for the Special Committee’s consideration.

Over the course of the next few days, members of the Special Committee held various discussions with Special Committee Counsel regarding the fee proposals and fee structures submitted by the potential financial advisors.

On April 8, 2026, the Special Committee held a meeting at which each member of the Special Committee was present and which was also attended by Special Committee Counsel and, at the request of the Special Committee, a member of management of the Company. During this meeting, Special Committee Counsel updated the Special Committee on the discussion it had with Founder Counsel at the Special Committee’s request, reporting that Mr. Zuckerberg and Founder Counsel had conveyed that Mr. Zuckerberg was prepared to submit a proposal for a Potential Recapitalization in the coming days. Special Committee Counsel also reviewed with the Special Committee its fiduciary duties, the applicable standards of review under Delaware law with respect to the Special Committee’s determination to undertake a Potential Recapitalization, if it should decide to do so, and the Special Committee’s authority and responsibilities with respect to negotiating any such Potential Recapitalization. Next, Special Committee Counsel summarized the findings of their independence analysis of the members of the Special Committee. Special Committee Counsel noted that Mr. Xu disclosed a personal friendship with Mr. Zuckerberg but that he affirmed that such relationship would have no impact on his ability to exercise his independent judgment in assessing a Potential Recapitalization. In addition, Special Committee Counsel noted that Ambassador Kimmitt had disclosed a business relationship with the law firm WilmerHale, which provided approximately $62.3 million of legal services to the Company in 2025 (representing approximately 3.87% of WilmerHale’s annual gross revenue). However, Ambassador Kimmitt is not a partner of WilmerHale, does not receive compensation from WilmerHale tied to the firm’s revenues from the Company, provides no legal services to the Company, and is walled off from the firm’s representation of the Company. Special Committee Counsel noted that all of this information had been previously disclosed in the Company’s 2025 proxy statement. Special Committee Counsel also noted again the firm’s prior representation of CZI in an unrelated matter in 2025. Thereafter, the Special Committee and Special Committee Counsel discussed the independence disclosures of and fee proposals from the potential financial advisors, and Special Committee Counsel shared the results of its assessment with the Special Committee. In assessing Moelis' independence, the Special Committee noted that (i) a senior member of the proposed Moelis team, the name of whom was disclosed to the Special Committee, had acquired approximately 30,000 shares of Class A common stock of the Company, with such shares valued at $18,888,391 as of March 17, 2026, through open market purchases after the Company’s initial public offering in May 2012, and that such interest was helpful in confirming that such senior member of the Moelis team was financially aligned with the Class A shareholders and (ii) Moelis disclosed no material relationships with the Company or Mr. Zuckerberg. Following discussion and careful consideration, the Special Committee unanimously ratified the engagement of Special Committee Counsel as its legal counsel and selected Moelis as its financial advisor. The Special Committee selected each of Special Committee Counsel and Moelis based upon their respective qualifications; prior experience with recapitalizations of controlled companies, including legal challenges in Delaware; and absence of conflicts with respect to a Potential Recapitalization. The Special Committee also confirmed Ambassador Kimmitt as its chair. On April 13, 2026, Moelis shared a draft engagement letter with Special Committee Counsel. Special Committee Counsel reviewed the terms of the engagement letter with the Special Committee. The Special Committee instructed Special Committee Counsel to negotiate the terms of Moelis’ engagement letter with Moelis, including with respect to Moelis’ fees.

From April 13 through April 21, 2026, the Special Committee and each of Special Committee Counsel (on behalf of the Special Committee) and Moelis negotiated the terms of the Moelis engagement letter and fees.

On April 21, 2026, the Special Committee and Moelis executed the Moelis engagement letter, pursuant to which the Company agreed to indemnify Moelis and certain related persons against certain liabilities and expenses relating to or arising out of its engagement.

On April 23, 2026, the Special Committee held a meeting attended by each of Moelis and Special Committee Counsel. During the meeting, Moelis and Special Committee Counsel led a discussion on the latest status of a Potential Recapitalization and communications they had had to date with Founder Counsel. During this meeting, representatives of Moelis presented an illustrative process framework that could guide the Special Committee’s consideration of a Potential Recapitalization and discussed next steps for addressing a Potential Recapitalization. At the conclusion of this meeting, the Special Committee authorized Moelis to begin due diligence on the Company to aid the Special Committee’s understanding of the Company’s capital needs and initiate outreach to members of management of the Company on due diligence.

Also on April 23, 2026, Special Committee Counsel, at the direction of the Special Committee, contacted Founder Counsel to inform them that the Special Committee had retained Moelis as its financial advisor and was prepared to receive a proposal from Mr. Zuckerberg regarding a Potential Recapitalization.

On April 24, 2026, Special Committee Counsel had a call with members of the Company’s management regarding a Potential Recapitalization, including with respect to any status updates and anticipated next steps. Later that same day, Moelis provided an updated diligence request list to the Company.

On April 27, 2026, each of Special Committee Counsel and Moelis and members of the Company’s management and finance team had a diligence call.

On May 12, 2026, Special Committee Counsel had a conversation with members of the Company’s legal team to discuss the status of a Potential Recapitalization and interactions between Special Committee Counsel and Mr. Zuckerberg’s representatives to date so that management would be aware of, and could prepare for and determine timing of, any matters that would require the support of management.

On May 13, 2026, Special Committee Counsel and Moelis held a follow-up diligence call with the Company’s management.

On May 16, 2026, Special Committee Counsel had a discussion with Founder Counsel to discuss feedback from Mr. Zuckerberg regarding a Potential Recapitalization and possible next steps. During this conversation, Founder Counsel conveyed that it may be beneficial to the Company and its financing needs for the Special Committee to authorize a new class of non-voting common stock without an immediate associated dividend of such common stock. Special Committee Counsel reiterated that it was the Special Committee’s understanding that it would be reacting to a proposal from Mr. Zuckerberg. Special Committee Counsel noted that, to the extent any proposed authorization of a new class of non-voting shares was intended to facilitate a Company financing, any such request should be coupled with information from management to the Special Committee describing the Company’s capital and financing plans and needs. In addition, Special Committee Counsel noted that if the Company was in urgent need to raise capital through an equity financing, the Company could leverage its existing blank check preferred stock for such financing. Founder Counsel indicated that it expected to discuss these matters with Mr. Zuckerberg and his advisors, and to report back thereafter.

On May 29, 2026, Special Committee Counsel had a conversation with members of the Company’s management regarding the status of the Special Committee’s consideration of a Potential Recapitalization involving the issuance of a class of non-voting shares. Members of the Company’s management noted that they expected substantial increasing pressure to undertake additional financing and so they believed the Company should explore options including creating a class of non-voting shares now to enable it to pursue a financing transaction in the form of equity in the future. Management also noted that future financing sources could include sovereign financial institutions for which non-voting shares could help mitigate the regulatory and compliance issues raised by issuing voting securities.

On June 3, 2026, the Special Committee held a meeting with each of Special Committee Counsel and Moelis, who discussed recent communications from management regarding a Potential Recapitalization involving the creation of a new class of non-voting shares, which management viewed as a means to address the Company’s financing needs and hoped to announce by the time of the Company’s earnings release at the end of July. The Special Committee and its advisors discussed various considerations related to the proposal, including the intended use and size of any contemplated equity raise, possible conditions in connection with the authorization of a new class of non-voting shares and payment of a dividend with respect thereto, alternative financing structures or options that could service the Company’s capital needs and the disclosures that would be required as a result of a Potential Recapitalization. The Special Committee also considered potential governance terms in connection with any such authorization and dividend of the non-voting common stock, and requested that Special Committee Counsel provide additional information to inform its consideration of these matters. The Special Committee also agreed to meet on a weekly basis going forward and directed Special Committee Counsel and Moelis to have weekly status and diligence meetings with the Company’s management. Later that same day, Special Committee Counsel met with members of the Company’s management to convey that the Special Committee required additional information from the Company and management regarding anticipated financing needs, the type of financing being contemplated, timing of any required financing and anticipated uses in order for it to further consider a Potential Recapitalization.

On June 4, 2026, at the direction of the Special Committee, Special Committee Counsel and Moelis had a discussion with members of the Company’s management team regarding the Company’s anticipated near-term and long-term business plans and related financing needs. Following the call with management, Special Committee Counsel contacted Founder Counsel to discuss the information and, given Mr. Zuckerberg’s controlling interest and the possible impact thereon in connection with a Potential Recapitalization, feedback from Mr. Zuckerberg regarding his views of a Potential Recapitalization that the Special Committee would require in order to evaluate a Potential Recapitalization and, potentially, to make a recommendation to the Board and the Company’s shareholders.

On June 11, 2026, the Special Committee held a meeting with each of Special Committee Counsel and Moelis in attendance. During this meeting, representatives of Moelis reviewed the Company’s historical financial performance since its initial public offering, including the performance of certain long-term projects undertaken under Mr. Zuckerberg’s leadership (among them the acquisitions of Instagram and WhatsApp, Reality Labs, and the Company’s significant investments in AI). In addition, representatives of Moelis highlighted the Company’s stock price performance since its initial public offering against the performance of the S&P 500 in the same period, noting that the Company’s stock price had increased significantly more than the S&P 500 in that same period. Moelis also compared the strong growth of the Company’s business relative to its peer companies in the social networking industry. Representatives of Moelis also discussed the current capital raising environment with the Special Committee, including the fact that Alphabet Inc. had recently announced an approximately $80 billion equity capital raise. In light of the Company’s extraordinary performance under Mr. Zuckerberg’s long-term stewardship, the Special Committee acknowledged that the continuation of Mr. Zuckerberg’s control was in the best interests of all shareholders of the Company, including the Class A common shareholders. Representatives of Moelis also shared investor surveys and the voting results of recent shareholder proposals on relevant governance considerations. Representatives of Moelis further discussed with the Special Committee feedback Moelis and Special Committee Counsel had received from management regarding management’s interest in raising additional capital for the Company, illustrative implications as to economic interest and voting control for Mr. Zuckerberg in connection with different equity financing scenarios under the Company’s current capital structure (with Moelis noting that the maximum the Company could raise was approximately $700 billion in equity capital over a number of years without Mr. Zuckerberg’s voting power dropping below 50%), investor feedback regarding the Company’s capital structure and publicized business plans, a broad range of other potential financing alternatives available to the Company, including debt, equity, and equity-linked financing alternatives, some of which would permit the Company to raise capital without diluting Mr. Zuckerberg’s voting power, together with market data on the discounts observed at companies with multiple classes of publicly traded stock and the Company’s 2016 reclassification proposal. Representatives of Moelis also noted that the Company had not yet provided its long-range plan for the Moelis and Special Committee Counsel teams to review, but that the Company’s management had orally conveyed to Special Committee Counsel and Moelis that management had previously presented three forecast cases to the Board during a regularly scheduled Board meeting in May, and that, in each case, these long-term forecasts showed the Company’s need to raise hundreds of billions of dollars over a period of several years beginning as early as fall 2026. The Special Committee also discussed various legal and governance considerations relating to a Potential Recapitalization, including the process required for obtaining any required shareholder approval for a Potential Recapitalization, the overall timeline, and the sequencing of next steps.

On June 12, 2026, Special Committee Counsel spoke with members of the Company’s management during a regularly scheduled meeting regarding timing considerations associated with a Potential Recapitalization and the related Board and shareholder approval processes. They discussed considerations involving soliciting shareholder approval via a proxy process or obtaining shareholder approval from Mr. Zuckerberg as the controlling shareholder via a written consent, and the subsequent filing of an information statement with the Securities and Exchange Commission (the "SEC"). Special Committee Counsel noted that the Special Committee had not yet made a determination on a Potential Recapitalization and that the process for seeking shareholder approval was a part of its considerations. During this meeting, members of the Company’s management again indicated a desire to announce a Potential Recapitalization at the end of July, contemporaneously with the Company’s earnings release for its second fiscal quarter.

On June 14, 2026, at the direction of the Special Committee, Special Committee Counsel contacted Founder Counsel to inquire on the status of Mr. Zuckerberg’s consideration of a Potential Recapitalization and when the Special Committee should expect a proposal from Mr. Zuckerberg. Founder Counsel indicated that they did not have a sense of timing but would endeavor to provide additional feedback concerning Mr. Zuckerberg’s views ahead of the Special Committee’s next meeting.

On June 15, 2026, Special Committee Counsel spoke with a member of management to discuss the timing of the steps the Company would need to take in connection with any Potential Recapitalization, including any required filings with the SEC and the adoption of an amendment to the Company’s certificate of incorporation.

On June 17, 2026, the Special Committee met with each of Special Committee Counsel and Moelis during a regularly scheduled meeting. The Special Committee received an update from Special Committee Counsel regarding the status of discussions with Founder Counsel since the last Special Committee meeting. At the same meeting, representatives of Moelis presented to the Special Committee a broad analysis of the Company’s competitive landscape, financing capacity then-available in the capital markets, and potential governance concessions from Mr. Zuckerberg that the Special Committee could evaluate in connection with a Potential Recapitalization. The Special Committee also considered various structuring and governance matters relating to the potential authorization of a new class of non-voting stock, including potential governance enhancements related to the current lack of sunset provisions applicable to Class B common stock (i.e., provisions that would result in the conversion of all shares of Class B common stock into shares of Class A common stock upon the occurrence of certain specified events).

Later that same day, each of Special Committee Counsel and Moelis met with members of management for a regularly scheduled meeting to discuss a Potential Recapitalization and pose a series of diligence questions to the Company. During this conversation, members of the Company’s management expressed their expectation that, if authorized, a new class of non-voting common stock known as Class C common stock would also be issued to employees of the Company as equity compensation. Following that conversation, representatives of Moelis were granted access to a limited excerpt of the Company’s long-range plan relating to the Company’s financing plans and considerations. Special Committee Counsel received access to the full long-range plan of the Company. The long-range plan was consistent with the forecasts previously presented to the Board.

On June 18, 2026, Special Committee Counsel met with members of the Company’s legal team to discuss the processes for a shareholder vote in the event the Special Committee determined to recommend for approval a Potential Recapitalization that would involve the issuance of a class of non-voting shares as a dividend to existing shareholders, noting that the decision on process and the method thereto would ultimately be a consideration for the Special Committee.

On June 19, 2026, representatives of Moelis sent to members of the Company’s management a list of additional questions relating to the Company’s long-range plan and financing plans.

On that same day, Special Committee Counsel had a discussion with Founder Counsel during which Founder Counsel conveyed Mr. Zuckerberg’s recognition that the Company needed to raise substantial equity capital and supported its doing so, but advised Special Committee Counsel that Mr. Zuckerberg was not expected to support an equity financing which issued Class A common stock. Founder Counsel also explained that issuing voting stock would preclude sovereign financial institutions from participating given the Class A common stock has voting rights. Lastly, Founder Counsel noted Mr. Zuckerberg’s publicly stated intentions to fund his philanthropic efforts, including as related to CZI.

On June 22, 2026, Special Committee Counsel and Moelis met with members of the Company’s management for a regularly scheduled meeting to discuss additional diligence questions arising from Moelis’ review of the Company’s financial information, including the excerpted portion of the Company’s long-range plan.

On June 23, 2026, the Special Committee held a meeting with each of Special Committee Counsel and Moelis. At this meeting, Special Committee Counsel provided an update on discussions with the Company’s management and Founder Counsel since the last Special Committee meeting. Special Committee Counsel reported that Founder Counsel had indicated that Mr. Zuckerberg would not be supportive of the Company issuing blank check preferred stock convertible into Class A common stock, in part because his existing public commitments to fund CZI using his equity in the Company would limit the amount of Class A common stock the Company could issue before he would lose voting control. Representatives of Moelis reviewed their analysis of the Company’s long-range plan in light of further diligence discussion with the Company’s management and review of the Company’s diligence materials. The representatives of Moelis indicated that they had the critical information they needed for their financial analysis and did not need to review the entire long-range plan. The Special Committee discussed with Special Committee Counsel and Moelis various governance concessions to sunset Mr. Zuckerberg’s control in certain circumstances that the Special Committee could seek from Mr. Zuckerberg if the Special Committee ultimately determined to approve and recommend a Potential Recapitalization to the Board involving the issuance of non-voting common stock as a dividend to existing shareholders. Special Committee Counsel described the process in 2016, and the terms proposed at the time, where a special committee of the Board negotiated with Mr. Zuckerberg a number of sunset provisions for the Company’s Class B common stock upon the occurrence of certain trigger events. Following discussion, the Special Committee directed Special Committee Counsel to prepare a governance proposal setting forth certain sunset terms for the Company’s Class B common stock to deliver to Mr. Zuckerberg in connection with any authorization of non-voting stock and the distribution of such non-voting stock to holders of the Company’s Class A common stock and Class B common stock.

Later that day, and following subsequent discussion regarding proposed governance concessions the Special Committee would seek from Mr. Zuckerberg, the Special Committee authorized Special Committee Counsel to deliver a governance proposal. Such proposal would set forth, among other items, sunset provisions on the Company’s Class B common stock pursuant to which all shares of Class B common stock would convert into Class A common stock within a year of the death or disability of Mr. Zuckerberg, his termination from the Company (with or without cause), and Mr. Zuckerberg ceasing to hold at least 50% of the equity securities in the Company he held as of the time the non-voting common stock was authorized (such governance terms, the "Governance Proposal").

On June 24, 2026, Special Committee Counsel had a call with Founder Counsel to preview the Governance Proposal. Following that discussion, Special Committee Counsel delivered the Governance Proposal to Founder Counsel in writing.

On July 2, 2026, Founder Counsel advised Special Committee Counsel that the Governance Proposal would likely be unacceptable to Mr. Zuckerberg because Mr. Zuckerberg did not believe his voting position should be adversely affected by a proposal intended to strengthen the Company and meet its capital needs.

Later that same day, Special Committee Counsel met with members of management for a regularly scheduled meeting to discuss the status of the Special Committee’s deliberations regarding a Potential Recapitalization, the status of negotiations with Mr. Zuckerberg and his representatives and additional diligence questions posed by representatives of Moelis.

On July 3, 2026, each of Special Committee Counsel and Moelis briefed Ambassador Kimmitt on the July 2 conversation with Founder Counsel and discussions with management.

On July 7, 2026, the Special Committee held a meeting with each of Special Committee Counsel and Moelis. During this meeting, Special Committee Counsel and Moelis discussed with the Special Committee, among other things, the initial feedback received from Founder Counsel regarding the Governance Proposal and proposed next steps. Special Committee Counsel reported on its July 2 conversation with Founder Counsel. At the end of this meeting, consensus emerged among the Special Committee that Special Committee Counsel should reconnect with Founder Counsel to emphasize the Special Committee’s expectation to receive Mr. Zuckerberg’s feedback on the Governance Proposal.

Following the meeting, Special Committee Counsel contacted Founder Counsel and requested a formal response from Mr. Zuckerberg to the Governance Proposal, together with his views and management’s views on the timing of a Potential Recapitalization. Founder Counsel agreed to revert with a response from Mr. Zuckerberg and on a perspective for timing, acknowledging that given the status of negotiations between the Special Committee and Mr. Zuckerberg, an announcement of a Potential Recapitalization by the end of July was unlikely.

Later that day, Special Committee Counsel and Moelis held a regularly scheduled meeting with members of the Company’s management. During this meeting, Special Committee Counsel noted that, in view of the current status of discussions between Special Committee Counsel and Founder Counsel, it seemed unlikely that the Company would be able to announce a Potential Recapitalization by the end of July and contemporaneously with the Company’s earnings release for the second fiscal quarter.

On July 8, 2026, following a request from Mr. Zuckerberg to discuss matters unrelated to a Potential Recapitalization, Ambassador Kimmitt, in his capacity as Lead Independent Director of the Board, had a conversation with Mr. Zuckerberg, in his capacity as Chief Executive Officer of the Company. However, during this conversation, Mr. Zuckerberg brought up a Potential Recapitalization and indicated that he understood it was unlikely that a Potential Recapitalization could be announced before the end of July and that the Special Committee had raised significant governance considerations in its Governance Proposal. Ambassador Kimmitt and Mr. Zuckerberg also briefly discussed California Proposition 40, an initiative on the November 3, 2026 California General Election ballot that would impose a one-time wealth tax (“California Proposition 40”), and the resulting tax liability that may be imposed on Mr. Zuckerberg if it is introduced to law and Mr. Zuckerberg’s ability to pay any such tax. Mr. Zuckerberg noted that he has taken only a $1 annual salary since 2013 for serving as the Company’s Chief Executive Officer, and he stated that if he needed to pay any such tax by selling down his Class B common stock, the tax liability could be large enough to reduce his voting interest in the Company to approximately 53%.

On July 13, 2026, Special Committee Counsel reached out to Founder Counsel requesting a status update on Mr. Zuckerberg’s response to the Governance Proposal.

On July 15, 2026, the Special Committee held a regularly scheduled meeting with Special Committee Counsel and Moelis in attendance. During this meeting, the parties discussed the latest status of a Potential Recapitalization. Special Committee Counsel reported to the Special Committee that Special Committee Counsel had not received additional substantive feedback or communications from Founder Counsel on the substance of the Governance Proposal since their last conversation with Founder Counsel on July 2. At the meeting, Ambassador Kimmitt also summarized to the Special Committee his conversation with Mr. Zuckerberg on July 8, 2026. Representatives of Moelis also discussed less favorable debt market conditions for hyperscalers and its assessment of potential scenarios in which Mr. Zuckerberg’s voting interest could drop to approximately 53% or lower if California Proposition 40 were to become law and he was ultimately obligated to pay a significant tax.

Later that same day, Special Committee Counsel and Moelis had a regularly scheduled call with certain members of the Company’s management. During that call, Special Committee Counsel and Moelis discussed updates with respect to a

Potential Recapitalization and noted that they still had not received further feedback from Founder Counsel since the last meeting between the Company’s management and Special Committee Counsel and Moelis.

On July 17, 2026, Special Committee Counsel contacted Founder Counsel to again inquire as to the status of Mr. Zuckerberg’s response to the Governance Proposal. Founder Counsel noted that Mr. Zuckerberg had been briefed on the Governance Proposal, acknowledged that a response remained outstanding from Mr. Zuckerberg, and indicated that they would follow up with Mr. Zuckerberg.

On July 24, 2026, Founder Counsel reached out to Special Committee Counsel to inquire as to any new developments. Special Committee Counsel responded that the Special Committee expected a formal written response to the Special Committee’s Governance Proposal of June 24.

On July 28, 2026, following a request from Mr. Zuckerberg to discuss matters unrelated to a Potential Recapitalization, Ambassador Kimmitt, in his capacity as Lead Independent Director of the Board, had a conversation with Mr. Zuckerberg, in his capacity as Chief Executive Officer of the Company. However, during this conversation, Mr. Zuckerberg inquired as to the status of a Potential Recapitalization, to which Ambassador Kimmitt responded that the Special Committee had submitted the Governance Proposal to Mr. Zuckerberg on June 24, 2026, and was expecting a response from Mr. Zuckerberg. Ambassador Kimmitt and Mr. Zuckerberg then briefly discussed the terms of the Governance Proposal, and Mr. Zuckerberg again raised concerns about California Proposition 40 and how the proposition could impact his ability to remain resident in California and pay any tax assessed on him if it becomes law.

On July 29, 2026, the Special Committee held a regularly scheduled meeting with each of Special Committee Counsel and Moelis in attendance. During this meeting, Special Committee Counsel provided an update on discussions with Founder Counsel since the last Special Committee meeting. Ambassador Kimmitt reported on his conversation with Mr. Zuckerberg on July 28, 2026. Following Ambassador Kimmitt’s report, the Special Committee affirmed its belief that it was important for Mr. Zuckerberg to continue to lead the Company from California, including because it was crucial that Mr. Zuckerberg remains in close coordination with the Company’s management and in close proximity to Meta Superintelligence Labs. Special Committee Counsel then reviewed with the Special Committee market research on “sunset” provisions for high-vote stock of other controlled companies.

On July 30, 2026, each of Special Committee Counsel and Moelis held a regularly scheduled meeting with certain members of the Company’s management. During this meeting, members of the Company’s management reiterated their view that the Company had an impending need to raise a significant amount of capital to fund the Company’s long-term business plans and requested the opportunity to present management’s perspective on a Potential Recapitalization to the Special Committee.

Also on July 30, 2026, Special Committee Counsel had a conversation with Founder Counsel, who noted that he had spoken with members of the Company’s management to confirm management’s view that an equity raise via a new class of non-voting stock was essential to the Company’s anticipated business plans and anticipated financial needs and that a response to the Governance Proposal would be forthcoming on that basis.

On August 3, 2026, Founder Counsel sent Special Committee Counsel a letter responding to the Governance Proposal (the "August 3 Letter"). The August 3 Letter set forth Mr. Zuckerberg’s request that the Special Committee consider two complementary approaches. First, the August 3 Letter requested that the Special Committee consider creating a class of non-voting stock in short order to permit the Company to raise the equity capital needed to fund its strategic plans without diluting Mr. Zuckerberg’s voting position. The August 3 Letter further noted such currency would be familiar to and readily accepted by investors, facilitate investment by non-U.S. investors, and avoid reliance on debt markets. Second, the August 3 Letter requested that the Special Committee discuss with Mr. Zuckerberg a revised compensation arrangement comparable to those recently approved for other founders of a similar profile and importance to their companies, consisting of equity grants tied to rigorous performance benchmarks. The August 3 Letter noted that this would enable Mr. Zuckerberg to address taxes that may be assessed on him if California Proposition 40 were to become law. The August 3 Letter further stated that Mr. Zuckerberg would not consider changes to the terms of his voting shares, including the sunset provisions on the Class B common stock set forth in the Governance Proposal, and that Mr. Zuckerberg was considering establishing residence outside of California in light of the risk that California Proposition 40 could become law.

On August 4, 2026, the Special Committee held a regularly scheduled meeting with Special Committee Counsel and Moelis. During the meeting, the Special Committee and its advisors discussed the contents of the August 3 Letter. Representatives of Moelis provided the Special Committee an update on the market’s reaction to the Company’s recent earnings announcement, equity research analyst price targets and commentary, and the recent tightening of credit conditions, particularly for hyperscalers, which was reflected in less demand for the July bond issuance related to the Company's Texas data center joint venture with a financial partner as compared to other issuances. The Special Committee also discussed California Proposition 40, including the uncertainty that it would ultimately be approved and introduced into law. Certain members of the Company’s management joined a portion of the meeting to present management’s perspective on the Company’s critical need to raise equity capital in the near term, its desire to do so with non-voting stock that can also be used for employee equity compensation on a go-forward basis and management’s belief that it is critical that Mr. Zuckerberg continue to lead the Company from its headquarters in California. The Special Committee reiterated to Mr. Zuckerberg that it believed it is in the best interest of the Company and its shareholders for Mr. Zuckerberg to continue leading the Company from California so that he may maintain close coordination with the Company’s management and the Company’s artificial intelligence lab.

Later that same day, the Special Committee and Special Committee Counsel held a meeting with Mr. Zuckerberg and Founder Counsel, with C.J. Mahoney, Chief Legal Officer of the Company, also in attendance. During this meeting, Mr. Zuckerberg reiterated his support for the Company’s meeting its financing needs and explained his potential liquidity needs as the basis for his compensation request, and he proposed that the Special Committee address his compensation together with the authorization of Class C common stock to enable the Company’s equity financing. Mr. Zuckerberg also proposed that a dividend of twenty shares of Class C common stock for each share of Class A common stock and Class B common stock, paid to all shareholders, would establish a deep trading market for Class C common stock and give him the flexibility he sought to monetize his economic interest without reducing his voting rights. He stated that he would not agree to the Governance Proposal or support an equity financing that diluted his voting control, and that, in light of California Proposition 40, he intended to establish residence outside California, which he had been advised he would need to do before the November 3, 2026 election.

Later that same day, Special Committee Counsel held a regularly scheduled meeting with a member of the Company’s management to further discuss the Potential Recapitalization and consider timing and next steps.

On August 5, 2026, the Special Committee held a meeting with Special Committee Counsel and Moelis to discuss the August 3 Letter and the parties’ discussion with Mr. Zuckerberg and Founder Counsel on August 4. During this meeting, the Special Committee engaged in full discussion with Special Committee Counsel and Moelis regarding Mr. Zuckerberg’s positions, including his request for a 20:1 dividend ratio for the issuance of Class C common stock, which the Special Committee viewed as excessive, and the viewpoints of the Company’s management regarding the Company’s need for equity financing and the critical need to keep Mr. Zuckerberg in California to lead the Company at its headquarters. At the conclusion of the meeting, the Special Committee directed Special Committee Counsel to prepare a response to the August 3 Letter for the Special Committee’s review that would address Mr. Zuckerberg’s tax liability, should it arise, the terms of which would be to move forward with (i) the authorization of Class C common stock to facilitate an equity financing and (ii) to provide for a limited dividend for all shareholders that would be payable if, and only if, California Proposition 40 became law and Mr. Zuckerberg became obligated to pay taxes thereunder, in an amount sufficient for him to satisfy such tax obligation. In view of Mr. Zuckerberg’s opposition to sunset provisions relating to the Class B common stock, the Special Committee determined it was not prepared otherwise to recommend the further distribution of the Class C common stock to shareholders of the Company, which would include Mr. Zuckerberg and which would have the effect of permitting Mr. Zuckerberg to sell or otherwise transfer his economic interest in the Company without diluting his voting control.

On August 6, 2026, Special Committee Counsel delivered a draft of the response letter to the Special Committee (the "August 6 Letter"). The August 6 Letter set forth the Special Committee’s proposal to authorize Class C common stock to enable the Company to raise equity capital without diluting the voting power of the Company’s shareholders or affecting Mr. Zuckerberg’s majority voting control of the Company, and that a dividend of such common stock would be authorized contemporaneously and payable to all holders of Class A common stock and Class B common stock if, and only if, California Proposition 40 became law and a tax payment by Mr. Zuckerberg became due and payable (the "Contingent Dividend"). The August 6 Letter also provided that the dividend ratio, payable to all shareholders, would be calculated such that the value of the shares of Class C common stock distributed to Mr. Zuckerberg would be in an amount sufficient for him to satisfy such tax.

Later that day, at the direction of the Special Committee, Special Committee Counsel sent the August 6 Letter to Founder Counsel.

On August 11, 2026, Special Committee Counsel contacted Founder Counsel to inquire about the status of a response to the August 6 Letter. Later that day, Founder Counsel responded that the August 6 Letter was a step in the right direction and that a response would be forthcoming.

On August 12, 2026, the Special Committee held a regularly scheduled meeting with each of Special Committee Counsel and Moelis in attendance. The Special Committee and its advisors discussed key action items, drafting responsibilities for any required SEC filings and related approval documentation for any Potential Recapitalization and anticipated timing should the Potential Recapitalization proceed.

Shortly thereafter, on the same day, Special Committee Counsel received a letter from Founder Counsel responding to the August 6 Letter (the "August 12 Letter"). The August 12 Letter expressed Mr. Zuckerberg’s support of the Special Committee’s proposal to authorize the Class C common stock and his and Founder Counsel’s willingness to work with the Special Committee and its advisors on the mechanics and timing of any issuance and dividend of Class C common stock. The August 12 Letter expressed the view that the Contingent Dividend ignores Mr. Zuckerberg’s nominal salary and reiterated Founder Counsel’s request regarding Mr. Zuckerberg’s compensation for his ongoing leadership of the Company, in light of his nominal annual salary, the compensation program granted to the Company’s other top executives earlier that year (from which Mr. Zuckerberg voluntarily excluded himself), and recent precedent. The August 12 Letter asked for a response from the Special Committee on this issue.

Following receipt of the August 12 Letter, the Special Committee reconvened with Special Committee Counsel and Moelis to discuss the substance of the letter. At the meeting, the Special Committee reached a consensus that Mr. Zuckerberg’s request for the Special Committee to consider his compensation should instead be addressed by the CN&G Committee and that the Special Committee would refer the matter to the CN&G Committee.

Later that day, Special Committee Counsel had a call with Founder Counsel to preview the Special Committee’s response to the August 12 Letter and to inquire as to anticipated timing of Mr. Zuckerberg’s response following his receipt of an impending response from the Special Committee to the August 12 Letter.

On August 13, 2026, at the direction of the Special Committee, Special Committee Counsel sent a letter in response to the August 12 Letter (the "August 13 Letter"), which set forth that the Special Committee intended to move forward with its work to potentially authorize the Class C common stock and the potential issuance of Class C common stock in a capital raise of the Company. The August 13 Letter also noted that the Special Committee had concluded that the CN&G Committee should address Mr. Zuckerberg’s compensation request and that the Special Committee would reach out to the Chair of the CN&G Committee to apprise her of Mr. Zuckerberg’s request.

Later that same day, each of Special Committee Counsel and Moelis held a regularly scheduled meeting with certain members of the Company’s management to discuss the latest updates with respect to a Potential Recapitalization. During this meeting, Special Committee Counsel informed the Company’s management on the Special Committee’s latest proposal with respect to a Potential Recapitalization and noted that the Special Committee only intended to authorize a dividend of Class C common stock that would be payable if and when California Proposition 40 became law and a tax payment by Mr. Zuckerberg thereunder became due and payable, so that management could plan the timing and mechanics of any financing. Following this conversation, Special Committee Counsel had a subsequent discussion with a member of management who conveyed management’s view that the proposal set forth by the Special Committee in the August 6 Letter and August 13 Letter would not be an attractive option for the Company in respect of its potential equity financing objectives because, without an immediate dividend, the limited liquidity of Class C common stock was likely to result in a discount on the Class C common stock the magnitude of which was uncertain but likely to be significant.

On August 17, 2026, the Special Committee held a regularly scheduled meeting with each of Special Committee Counsel and Moelis. During this meeting, Special Committee Counsel provided an update on their discussions with members of the Company’s management since the last Special Committee meeting, including that they had conveyed the Special Committee’s willingness to proceed with the authorization of Class C common stock and the Contingent Dividend. In response, the Special Committee’s advisors reported that the Company’s management had indicated that they would likely not pursue an equity financing absent an immediate dividend of Class C common stock to first establish an adequately liquid market for Class C common stock to minimize a resulting discount on Class C common stock in an equity raise, and that Susan Li, the Chief Financial Officer of the Company, requested an opportunity to present management’s views regarding a dividend of Class C common stock to the Special Committee later in the week. During its discussion of potential alternatives at the meeting, the Special Committee and its advisors also discussed the possibility of coupling any sale or transfer by Mr. Zuckerberg of shares of Class C common stock received in any dividend with the sale of a pro rata portion of his Class B common stock.

Following the meeting, and at the instruction of the Special Committee, Special Committee Counsel invited Ms. Li to present at the next regularly scheduled meeting of the Special Committee. In addition, Special Committee Counsel had a discussion with Founder Counsel on the liquidity and pricing discount concerns raised by the Company’s management as well as Mr. Zuckerberg’s compensation request and how that related to the Contingent Dividend. Founder Counsel conveyed that Mr. Zuckerberg remained focused on his compensation request and shared management’s concerns about the liquidity and pricing discount.

Later that same day, at the request of the Company’s management, Special Committee Counsel had a meeting with members of the Company’s management to discuss recent developments with respect to the potential authorization of Class C common stock. During this meeting, Special Committee Counsel reported on their discussions with Founder Counsel and noted the Special Committee’s view that Mr. Zuckerberg’s compensation request was not within the Special Committee’s authorization from the Board. Special Committee Counsel noted that, while the Special Committee understood the importance of a capital raise to the Company and had previously conveyed a quick timeframe, the new liquidity of Class C common stock and compensation matters raised by Mr. Zuckerberg’s counsel remained unresolved, and that the Special Committee would not be prepared to facilitate a Potential Recapitalization at such time.

On August 20, 2026, Special Committee Counsel and Founder Counsel spoke again. Founder Counsel reiterated Mr. Zuckerberg’s compensation request from the August 12 Letter and conveyed Mr. Zuckerberg’s view that his continued control of the Company, and its controlling-shareholder structure, was in the long-term interests of the Company and its shareholders.

Special Committee Counsel responded that the Special Committee had addressed the California Proposition 40 tax concern through the Contingent Dividend, that Mr. Zuckerberg’s compensation was a matter for the CN&G Committee, and that the Special Committee was not prepared to authorize a Potential Recapitalization that would permit Mr. Zuckerberg to sell down his economic interest without a corresponding reduction in his voting control. The parties also discussed the possibility of coupling any sale or transfer by Mr. Zuckerberg of shares of Class C common stock with the sale of a pro rata portion of his Class B common stock. Special Committee Counsel asked whether Mr. Zuckerberg was prepared to put forward a proposal to advance the discussions, and Founder Counsel indicated that he would consider the matter.

Later that same day, at the request of the Company’s management, each of Special Committee Counsel and Moelis held a meeting with members of the Company’s management for a preview of the presentation management planned to give the Special Committee at an upcoming meeting. Members of the Company’s management described the considerations bearing on the size and structure of a potential equity offering, including index inclusion, the discount they would expect in connection with an offering of Class C common stock and their preference to preserve flexibility as to the timing and manner of any issuance. Members of the Company’s management also inquired whether the Special Committee would consider a dividend of Class C common stock in exchange for other terms, and Special Committee Counsel noted that a pro rata sell-down of Class B common stock, as well as sunset provisions, would be constructive from the Special Committee’s perspective.

On August 21, 2026, the Special Committee held a meeting with each of Special Committee Counsel and Moelis, as well as members of the Company’s management for a portion of the meeting. Before management joined, the Special Committee discussed various structures for a Potential Recapitalization involving a dividend of Class C common stock. Members of the Company’s management then joined the meeting and presented on the Company’s financing objectives, including index inclusion, their preferences on potential offering structures to raise funds for its future capital needs, and their estimate of a discount of approximately five to twenty percent on the issuance of new Class C common stock if the Company were to only proceed with the Contingent Dividend (at the ratio proposed therein). Management indicated that, based on its calculations, Class C common stock issued in the Contingent Dividend would not be immediately eligible for index inclusion, which would likely increase the discount at which the Company would need to issue Class C common stock and potentially the discount at which Class C common stock would trade in relation to Class A common stock thereafter. Following management’s departure from the meeting, the Special Committee instructed Special Committee Counsel to request a proposal on a Potential Recapitalization from Mr. Zuckerberg and directed representatives of Moelis to prepare an analysis of potential alternative transaction structures that could address the Class C common stock liquidity and discount matters raised by the Company’s management.

Shortly after the Special Committee meeting, at the request of the Company’s management, each of Special Committee Counsel and Moelis held a discussion with members of the Company’s management to debrief on the meeting and consider next steps. Special Committee Counsel reiterated that the Special Committee viewed a coupled, or “stapled,” pro rata sell-down of Class B common stock for each share of Class C common stock sold as a constructive approach because it would preserve the status quo relationship of Mr. Zuckerberg’s voting control to his economic interests following a dividend of Class C common stock.

Later that same day, Special Committee Counsel spoke with Founder Counsel and indicated that the Special Committee viewed a stapled pro rata sell-down requirement of Class B common stock upon any sale of Class C common stock as a constructive path forward, as it would preserve the existing relationship between his voting control and his economic interest while simultaneously permitting the Company to raise capital to meet its financing needs. Such a requirement would apply only to Mr. Zuckerberg; no other shareholder’s Class C common stock would be subject to any restriction on sale or transfer. Special Committee Counsel explained the rationale for the approach and conveyed that the Special Committee had asked Mr. Zuckerberg and his counsel to consider such an approach and submit a proposal in response to the August 13 Letter.

On August 25, 2026, Special Committee Counsel and Founder Counsel discussed the Special Committee’s request for a proposal. Founder Counsel indicated that they would advise Mr. Zuckerberg to submit a proposal, and that any proposal would likely contemplate the authorization of Class C common stock and a non-contingent pro rata dividend of Class C common stock to shareholders of Class A common stock and Class B common stock. Founder Counsel explained that such a dividend would satisfy the Company’s financing needs, confer no benefit on Mr. Zuckerberg that other shareholders did not share on a pro rata basis, would address the liquidity concern that had prompted his compensation request, so that no change to his compensation arrangement would be needed; by contrast, coupling the dividend with a stapled sell-down of his Class B common stock would afford him no liquidity at all and would subject him to restrictions no other shareholder would bear, leaving his liquidity concern to be addressed, if at all, through a compensation arrangement comparable to those approved for industry leaders of similar stature, the cost of which would be borne by the Company and its shareholders, whereas a pro rata dividend would address that concern at no cost to the Company. Special Committee Counsel responded that a dividend not coupled with a corresponding sale of Class B common stock would permit Mr. Zuckerberg to divorce his economic interest from his voting control, and that the Special Committee’s proposal instead contemplated a dividend sufficient to satisfy Mr. Zuckerberg’s anticipated tax obligation, which also mostly preserved the status quo as to the ratio between his voting control and economic interest. Founder Counsel noted that Mr. Zuckerberg’s compensation was a matter for the Special Committee, and Special Committee Counsel reiterated that it is the Special Committee’s view that Mr. Zuckerberg’s compensation remained a matter for the CN&G Committee. The parties agreed to consider one another’s positions and the alternative structures that might be available.

On August 26, 2026, all members of the Special Committee held a meeting with Mr. Zuckerberg, Founder Counsel, Mr. Mahoney and Special Committee Counsel. Mr. Zuckerberg stated that, while the Special Committee’s proposal sought to address the Company’s financing needs, it left unaddressed three closely related matters: the substantial liquidity discount that could attach to Class C common stock following a limited dividend, which would affect the Company and all of its shareholders, his own liquidity (or, alternatively, his compensation), and the maintenance of his voting control. He stated that his compensation and the authorization of Class C common stock were closely related and should be resolved together rather than referred to separate committees and noted that he expected to reach a decision regarding his state of residence within the coming weeks. He also noted that he did not wish to go through additional protracted negotiation processes in the future if taxes similar to California Proposition 40 were proposed in other jurisdictions. The Special Committee conveyed that it was aligned with Mr. Zuckerberg on the authorization of Class C common stock and shared his objective that he continue to lead the Company from California. It noted that the Contingent Dividend, as set forth in the August 6 Letter, had been structured to allow him to satisfy his anticipated tax obligation in full. As to compensation, the Special Committee reiterated that the request had been referred to the CN&G Committee. During the meeting, the Special Committee proposed coupling any sale by Mr. Zuckerberg of Class C common stock with the sale of a pro rata portion of his Class B common stock. Mr. Zuckerberg rejected the proposal and questioned why the preservation of the status quo with respect to the ratio of his voting control to his economic interest in the Company should be a consideration for the Special Committee, citing precedent in other companies where relatively small economic ownership nevertheless conveyed founder voting control. He conveyed his view that his compensation and the authorization of Class C common stock should be resolved together rather than referred to separate committees. The Special Committee asked that Mr. Zuckerberg revert with a proposal, and the parties agreed that the Special Committee would reconvene with its advisors in advance of any further discussion with Mr. Zuckerberg.

On August 27, 2026, all members of the Special Committee held a meeting with each of Special Committee Counsel and representatives of Moelis, during which the representatives of Moelis presented a proposal to authorize the Class C common stock and an unqualified dividend (i.e., not conditioned on the enactment of California Proposition 40) to all shareholders with a dividend ratio of one share of Class C common stock for approximately every nine shares of Class A common stock or Class B common stock to all shareholders, not conditioned on the enactment of California Proposition 40, which was intended to address both Mr. Zuckerberg’s liquidity and the Company’s financing objectives without diluting his voting control. The Special Committee and its advisors discussed the proposal and at the conclusion of the meeting, the Special Committee directed Special Committee Counsel to prepare another proposal for the Special Committee’s review on the basis that the Special Committee would authorize an unqualified dividend of one share of Class C common stock for every nine shares of Class A common stock and Class B common stock in order to address Mr. Zuckerberg’s liquidity needs and management’s concerns with respect to the liquidity of Class C common stock and the potential resulting discount on the Class C common stock.

On August 28, 2026, Special Committee Counsel had a call with Founder Counsel to preview the Special Committee’s response. Following the discussion, at the direction of the Special Committee, Special Committee Counsel delivered a letter to Founder Counsel in writing (the "August 28 Letter"), which letter set forth the Special Committee’s proposal to recommend to the Board the authorization of Class C common stock and a substantially contemporaneous, unconditional dividend of one share of Class C common stock for approximately every nine shares of Class A common stock and Class B common stock, with any subsequent dividends subject to the Special Committee’s sole discretion. The August 28 Letter stated the Special Committee’s view that the proposal would enable the Company to raise equity capital at the scale required for its business plans and to use Class C common stock as employee compensation and acquisition consideration, in each case without diluting Mr. Zuckerberg’s voting interest, and that the dividend would establish a liquid market for Class C common stock of approximately $150 billion while affording Mr. Zuckerberg approximately $20 billion in immediate liquidity.

On August 31, 2026, Founder Counsel had a call with Special Committee Counsel to preview Mr. Zuckerberg’s response to the August 28 Letter. Following the discussion, Founder Counsel delivered a letter response to Special Committee Counsel (the "August 31 Letter"). The August 31 Letter expressed Mr. Zuckerberg’s support for an unconditional dividend of Class C common stock to all shareholders, but conveyed Founder Counsel’s view that the proposed ratio of one share of Class C common stock for nine shares of Class A common stock and Class B common stock was too low and would create an unnecessary discount in the trading price of Class C common stock. The letter further stated that, while the Special Committee’s proposal appeared to sufficiently address the potential reduction in Mr. Zuckerberg’s voting power from sales of his equity to fund a tax under California Proposition 40, it did not otherwise address his liquidity concerns and that he would accordingly request a compensation arrangement commensurate with his contributions and market comparables, an outline of which Founder Counsel would provide at a meeting with the Special Committee later that week. The August 31 Letter further stated that resolution of these matters within two weeks was imperative in light of the Company’s financing needs, competitive pressures, and the timing of the vote on California Proposition 40.

On September 1, 2026, the Special Committee held a regularly scheduled meeting with each of Special Committee Counsel and Moelis. During the meeting, Special Committee Counsel reported on its conversations with Founder Counsel surrounding the August 28 Letter and the August 31 Letter. Representatives of Moelis reviewed the basis for the dividend ratio set forth in the August 28 Letter, together with illustrative alternative ratios and the extent to which Mr. Zuckerberg could dispose of his economic interest under each while retaining his current voting power. They also reviewed alternative structures that could offer Mr. Zuckerberg liquidity while also minimizing the divergence between Mr. Zuckerberg’s economic ownership and his voting control, academic studies on the performance of controlled companies over time, the liquidity afforded to founders in precedent recapitalizations involving dividends of non-voting capital stock, and the discounts observed in precedent equity offerings by other companies. Among the alternative structures was a proposal for an exchange offer pursuant to which the Company would offer all shareholders the opportunity to exchange shares of Class A common stock or Class B common stock for Class C common stock at an exchange ratio in excess of 1:1 but to be within a limited range, noting that such a structure would afford Class A shareholders the choice to dilute their voting interest in exchange for a greater economic interest in the Company. Representatives of Moelis noted that such an exchange offer, in isolation, would have the result of further increasing Mr. Zuckerberg’s relative voting control. Following discussion, the Special Committee confirmed its view that the August 28 Letter represented the limit of what it could offer to Mr. Zuckerberg without concessions from Mr. Zuckerberg. The Special Committee also discussed what subsequent actions the Special Committee might take in the event that Mr. Zuckerberg were unwilling to provide meaningful concessions for the benefit of the holders of Class A common stock, including dissolution of the Special Committee or resignation from the Board. The Special Committee also reaffirmed its position that Mr. Zuckerberg’s compensation request remained a matter for the CN&G Committee.

On September 2, 2026, the Special Committee held a discussion with Mr. Zuckerberg, Founder Counsel, Mr. Mahoney and Special Committee Counsel. Special Committee Counsel reviewed the terms of the August 28 Letter, noting that the dividend would be payable to all shareholders, would be unqualified, and would afford Mr. Zuckerberg approximately $20 billion of Class C common stock he could sell without affecting his existing voting interest. Mr. Zuckerberg responded that the dividend ratio was his principal concern as it would result in a significant discount of Class C common stock relative to the Class A common stock, in a subsequent equity raise, harming all shareholders. Mr. Zuckerberg also reiterated his liquidity needs in order to enable him to pay any tax imposed on him under California Proposition 40 and stated that he did not wish to go through additional protracted negotiations if taxes similar to California Proposition 40 were to be imposed in the future. The Special Committee conveyed that it understood Mr. Zuckerberg’s position and realized there could be a significant discount on Class C common stock at the dividend ratio proposed in the August 28 Letter, but that it could not approve a larger dividend unless Mr. Zuckerberg agreed to certain conditions that would address the Special Committee’s concerns that a larger dividend would allow Mr. Zuckerberg to continue to exercise voting control over the Company while allowing him to potentially sell a very substantial portion of his economic stake in the Company. Members of the Special Committee again proposed coupling any sale by Mr. Zuckerberg of Class C common stock with the sale of a proportionate number of shares of Class B common stock and certain sunset provisions as set forth in the Governance Proposal, and stated that they were open to other structures that addressed the same concern.

On September 3, 2026, all members of the Special Committee held a meeting with each of Special Committee Counsel and Moelis to discuss next steps in light of the prior day’s call with Mr. Zuckerberg.

On September 5, 2026, Founder Counsel sent Special Committee Counsel a term sheet (the "September 5 Term Sheet") proposing the authorization of Class C common stock and a dividend of four shares of Class C common stock for each share of Class A common stock and Class B common stock. The September 5 Term Sheet incorporated the stapling concept the Special Committee had raised and proposed that Mr. Zuckerberg and his affiliates could not sell or otherwise transfer (including through hedging or pledging) any of the 80% of the Class C common stock he received in the dividend unless, for each such share of Class C common stock transferred, he concurrently transferred one share of Class B common stock to a third party (the "Stapling Condition"), with the remaining 20% not subject to the Stapling Condition. Five percent of the Class C common stock Mr. Zuckerberg received in the dividend would be released from the Stapling Condition each calendar quarter for sixteen consecutive quarters so long as he continued to serve as the Company’s Chief Executive Officer or otherwise held a position at the Company (so that all of it would be released after four years), and all shareholders would receive an additional dividend of one share of Class C common stock for each outstanding share of Class A common stock, Class B common stock and Class C common stock, not subject to the Stapling Condition, upon each doubling of the Company’s market capitalization.

On September 6, 2026, all members of the Special Committee held a meeting with each of Special Committee Counsel and Moelis to discuss the September 5 Term Sheet. Following discussion, the Special Committee reached a consensus to invite Mr. Zuckerberg and his representatives to present the September 5 Term Sheet and the proposals therein to the Special Committee.

Later that same day, the Special Committee held a meeting with Mr. Zuckerberg, Founder Counsel, Mr. Mahoney and Special Committee Counsel, at which Mr. Zuckerberg explained the terms of the September 5 Term Sheet and his rationale for them. Mr. Zuckerberg stated his intention to remain with the Company for the foreseeable future but noted that, given the impending vote on California Proposition 40 and his personal circumstances, he would need to begin taking steps by mid-September in order to establish residency outside California by mid-October, and that he anticipated informing management of those steps immediately after the upcoming Board meeting that he would be taking steps to leave California.

On that same day, and following Mr. Zuckerberg’s and his counsel’s departure, the Special Committee reconvened with each of Special Committee Counsel and Moelis. The Special Committee and its advisors discussed Mr. Zuckerberg’s stated timing and intention to begin taking the steps required to establish residency outside California. The Special Committee and its advisors further discussed the proposals set forth in the September 5 Term Sheet and the Special Committee’s proposed response.

On September 7, 2026, all members of the Special Committee held a meeting with each of Special Committee Counsel and Moelis to discuss potential responses to the September 5 Term Sheet. Representatives of Moelis reviewed materials previously circulated to the Special Committee setting forth illustrative components of a counterproposal for a Potential Recapitalization, including a range of dividend ratios, together with various sale restrictions (including the Stapling Condition), sunset provisions, and other transfer restrictions. The Special Committee and its advisors discussed the relative merits of the alternatives, the interests of the current holders of Class A common stock, the circumstances in which a Potential Recapitalization might be submitted to a shareholder vote and the additional governance and protective provisions that would need to be associated with Class C common stock. At the conclusion of the meeting, the Special Committee determined to present a subset of the alternatives to Mr. Zuckerberg in person and to require in each alternative that Mr. Zuckerberg contractually agree to remain in California and to work from the Company’s headquarters given the value to the Company that he do so.

On September 8, 2026, the Special Committee held a meeting with Mr. Zuckerberg, Founder Counsel and Mr. Mahoney, Special Committee Counsel, and Moelis. The Special Committee started the meeting by inviting representatives of Moelis to present materials previously shared with, and reviewed by, the Special Committee. Representatives of Moelis proceeded to present several illustrative alternatives for a Potential Recapitalization for discussion. Each option would afford Mr. Zuckerberg approximately $20 billion of immediate liquidity for any tax liability that may be imposed on him if California Proposition 40 became law, and each option was paired with certain sale and transfer restrictions on, or sunset provisions for, the Class B common stock tied to Mr. Zuckerberg ceasing to serve as the Company’s Chief Executive Officer or in a C-suite role. Mr. Zuckerberg expressed a willingness to agree to the stapling requirement, which would restrict his own sales of Class C common stock without restricting sales by any other shareholder, but responded that he would not agree to the additional proposed restrictions on the sale or transfer of his Class B common stock or to sunset provisions of that kind and asked for time to consider the structures. Members of the Special Committee then held further direct discussions with Mr. Zuckerberg over the course of the day, in which he confirmed that position.

Following the meeting with Mr. Zuckerberg, the Special Committee determined it was advisable for its members to directly communicate and meet with Mr. Zuckerberg. Thereafter and over the course of the day, the members of the Special Committee held additional discussions with Mr. Zuckerberg with respect to the proposals presented to him earlier in the day. During these conversations, Mr. Zuckerberg made it clear he was willing to accept the Stapling Condition but opposed additional restrictions on the sale or transfer of his Class B common stock.

Later that same day, the Special Committee held a second meeting with Mr. Zuckerberg, Mr. Mahoney and Special Committee Counsel, and Moelis. At the meeting, the Special Committee and Mr. Zuckerberg primarily discussed the mechanics of an exchange offer, one of the alternatives presented to Mr. Zuckerberg during the prior meeting that day. Representatives of Moelis discussed the benefits associated with the exchange offer, mainly the agency it would confer on the holders of Class A common stock with respect to their participation in the offer and the potential for a larger Class C common stock float, which would reduce any trading discount. Mr. Zuckerberg expressed concern about the inherent complexity and uncertainty involved in an exchange offer, its unprecedented nature and his skepticism that an exchange offer could be executed on his desired timeline and that the option did not adequately address his concern about his potential tax liabilities, including with respect to any tax that may be imposed on him by California Proposition 40. Separately, and following the meeting the next day, Special Committee Counsel outlined the potential terms of such an exchange offer to representatives of Nasdaq to seek comfort, on a no-names basis, that such an exchange offer would not violate Nasdaq Rule 5640, which prohibits public companies from disparately reducing or restricting the voting rights of existing shareholders through any corporate action or issuance and for which Nasdaq has issued interpretative guidance that generally, exchange offers with existing shareholders involving the issuance of voting stock for low-vote or no-vote stock are presumed to be prohibited under Nasdaq Rule 5640 as inherently coercive. Special Committee Counsel received no such preliminary comfort in the course of their discussion.

On September 9, 2026, the Special Committee held a meeting attended by each of Moelis and Special Committee Counsel. During the meeting, the Special Committee and its advisors further discussed the structure for a Potential Recapitalization proposed in the September 5 Term Sheet and whether such structure could be modified to be economically equivalent to an exchange offer. The Special Committee and its advisors also discussed the merits of additional dividends linked to the Company’s stock price performance, with the Special Committee noting that such additional dividends could be beneficial to holders of Class A common stock given that the additional dividends would be conditioned on the Company’s continued extraordinary performance.

Later that same day, the members of the Board, including the members of the Special Committee and Mr. Zuckerberg, had a regularly scheduled Board dinner. As had been previewed to Special Committee Counsel, during the dinner, Mr.

Zuckerberg updated the members of the Board in attendance on the status of negotiations regarding a Potential Recapitalization and that no agreement between him and the Special Committee had been reached with respect to a Potential Recapitalization. Mr. Zuckerberg further informed the present members of the Board of a number of steps he would be required to take to change his residency in light of the inclusion of California Proposition 40 on the ballot for the upcoming general election in California, and informed them that he planned to list his home in Palo Alto, California, for sale on September 13, 2026, which listing would become public information. Members of the Special Committee recused themselves from the dinner during Mr. Zuckerberg’s update and were not present during the update.

On September 10, 2026, Founder Counsel delivered a revised term sheet to Special Committee Counsel (the "September 10 Term Sheet"). The September 10 Term Sheet reduced the proposed dividend to one share of Class C common stock for each share of Class A common stock and Class B common stock, from the twenty-for-one ratio Mr. Zuckerberg proposed on August 4 and the four-for-one ratio he proposed on September 5, and lengthened the release period from four years to eight. Eighty percent of the Class C common stock issued to Mr. Zuckerberg would be subject to the Stapling Condition, which was modified to apply only to sales and to permit one share of Class A or Class B common stock to be sold for each share of Class C common stock sold, giving him immediate liquidity with respect to the remaining 20%. The September 10 Term Sheet further provided that an additional 2.5% of the Class C common stock issued to Mr. Zuckerberg in the dividend would be released from the Stapling Condition for each quarter in which he served on the Company’s executive team or as executive chair of the Board (so that all of it, representing half of his economic stake in the Company, would be released after eight years). The September 10 Term Sheet further provided that, for fifteen years following the initial dividend, and so long as Mr. Zuckerberg so served, all shareholders would receive an additional dividend of one share of Class C common stock for each outstanding share of Class A common stock, Class B common stock, and Class C common stock upon each doubling of the Class C common stock share price. The September 10 Term Sheet described these performance-based terms as being in lieu of performance-based compensation that Mr. Zuckerberg would otherwise have been entitled to seek, without the Company incurring the significant cost of such a program. Finally, the September 10 Term Sheet stated Mr. Zuckerberg’s intention to remain a resident of California, or any other jurisdiction in which the Company maintains its corporate headquarters, for the duration of the agreement unless unforeseen circumstances made it prudent or advisable for him to reside elsewhere.

On that same day, during a meeting with the independent members of the Board, the Special Committee provided an update on the status of a Potential Recapitalization. The Special Committee summarized the efforts its members and Mr. Zuckerberg had undertaken to negotiate a Potential Recapitalization that is in the best interests of the Company’s Class A shareholders while also addressing the Company’s financing objectives and Mr. Zuckerberg’s stated objectives. The Special Committee then informed the independent members of the Board that it felt it was progressing towards a mutually agreeable framework for a Potential Recapitalization, and that it would not be constructive for the Board to be involved in the negotiations at such time. No member of the Board provided any advice or direction to the members of the Special Committee with respect to a Potential Recapitalization. Following the Special Committee’s update on the status of a Potential Recapitalization, the Special Committee informed the present Board members that it believed Mr. Zuckerberg would proceed with establishing residency outside of California if agreement was not reached with respect to a Potential Recapitalization and that the Special Committee was moving expeditiously with that timing in mind.

Later that day, following further discussion between the Special Committee and Mr. Zuckerberg regarding the September 10 Term Sheet, Founder Counsel sent Special Committee Counsel a revised term sheet (the "Revised September 10 Term Sheet") that Founder Counsel understood to memorialize that discussion and asked Special Committee Counsel to confirm. The Revised September 10 Term Sheet provided that the trigger for each additional dividend would be a thirty-day volume-weighted average trading price of the Class C common stock equal to double (or a further doubling of) the thirty-day volume-weighted average trading price of the Class A common stock immediately preceding September 10, 2026, provided that the internal rate of return on the Company’s stock price measured from that reference price was at least 10%, with no more than one such dividend for each doubling (each, a "Doubling Event"). The Revised September 10 Term Sheet replaced the fifteen-year limit on the additional dividends with the foregoing two conditions. It also provided that Mr. Zuckerberg’s existing compensation arrangement would remain unchanged.

Later that day, Special Committee Counsel delivered a response (the “September 10 Response”) that, among other things, provided that any share of Class C common stock transferred not in compliance with the Stapling Condition would result in the automatic conversion of a proportional number of shares of Class B common stock into shares of Class A common stock; conditioned the quarterly releases and the additional dividends on both Mr. Zuckerberg’s full-time service on the executive team or as executive chair of the Board and his existing compensation arrangement remaining unchanged; measured each Doubling Event as of the date the definitive agreement was executed, rather than September 10, 2026; required that repurchases of Class C common stock equal or exceed repurchases of Class A common stock for the term of the agreement and that Class C common stock otherwise receive non-disparate economic treatment relative to the Class A common stock; recast Mr. Zuckerberg’s residency intention as a covenant to remain a resident of California, or any other jurisdiction in which the Company maintains its corporate headquarters, subject only to material unforeseen security circumstances; and provided that Mr. Zuckerberg’s existing compensation arrangement would remain unchanged for the term of the agreement.

On September 11, 2026, Founder Counsel delivered a further revised term sheet (the “September 11 Term Sheet”) substantially based on the September 10 Response. The September 11 Term Sheet confirmed that Mr. Zuckerberg withdrew his request for a performance-based compensation program and struck the requirement that his compensation remain unchanged as a condition to the quarterly releases and the additional dividends; permitted him to satisfy the Stapling Condition by converting one share of Class B common stock into Class A common stock for each share of Class C common stock sold, in lieu of a concurrent sale; revised the result of a non-compliant transfer of Class C common stock to the automatic conversion of an equal number of shares of Class B common stock into shares of Class A common stock; provided a thirty-day cure period for an inadvertent non-compliant sale or transfer; restored September 10, 2026 as the reference date for measuring each Doubling Event; and limited the residency provision to a term of eight years, recast as a statement of Mr. Zuckerberg’s intention rather than a commitment.

On September 12, 2026, the Special Committee held a meeting with Special Committee Counsel and Moelis to discuss the September 11 Term Sheet and to prepare for a planned discussion with Mr. Zuckerberg later that day. During this meeting, representatives of Moelis reviewed their analysis of the economic terms of the September 11 Term Sheet, including the internal rates of return implied by numerous stock price doublings that would trigger additional dividends of Class C common stock and the implications of using a thirty-day volume-weighted average price measured as of September 10, 2026 as the reference measure for such thresholds. Representatives of Moelis also reviewed the Company’s recent stock price performance and illustrative analyses of the liquidity that would be available to Mr. Zuckerberg over various periods, both with and without such doublings, while retaining his current voting power and retaining at least 50% voting power.

Later that same day, the Special Committee held a meeting with Mr. Zuckerberg, Founder Counsel and Special Committee Counsel. At the Special Committee’s request, Mr. Zuckerberg started the meeting by stating it was not his intention to ask for additional compensation, though he highlighted that circumstances may change in the ensuing years that would justify his need to revisit his compensation arrangement and he understood the proposal to prohibit him from even asking for different compensation arrangements. The Special Committee clarified that was not its intent and Mr. Zuckerberg could make a request for compensation to the CN&G Committee for its consideration in the future but also made it clear that it viewed the abandonment of his intent to make a compensation proposal as a critical part of the agreements set forth in the September 11 Term Sheet. Mr. Zuckerberg also clarified that it remained his intention to remain resident in California or any other jurisdiction that the Company is headquartered in and to continue serving on the Company’s executive team or as executive chair of the Board for the foreseeable future. However, in this era of rapid development, he also recognized that there may be unforeseen circumstances which would justify his need to relocate elsewhere and in such a case, it was his view that the agreements in the September 11 Term Sheet should not otherwise fall away.

Between September 12 and September 13, 2026, the Special Committee held a number of additional meetings with Special Committee Counsel and Moelis. Special Committee Counsel and Founder Counsel held a number of additional discussions, and the Special Committee held one additional discussion with Mr. Zuckerberg to clarify certain discrete points in the September 11 Term Sheet, including that Mr. Zuckerberg’s ability to change his residency would be subject to only the occurrence of material unforeseen circumstances, and exchanged additional drafts of a term sheet.

On September 14, 2026, the Special Committee and Mr. Zuckerberg agreed to a final term sheet providing for the agreements described in this Information Statement. The final term sheet states that its purpose is to create a publicly traded, non-voting security that the Company may use for capital raising, acquisitions, and employee compensation without diluting the voting power of the existing Class A common stock and Class B common stock; to establish a deep and liquid trading market for Class C common stock designed to minimize any trading discount; and to structure the creation of Class C common stock to include performance-based targets and full-time service requirements for Mr. Zuckerberg in lieu of a performance-based compensation program, without the Company incurring the cost of such a program. Its principal terms are: an immediate dividend of one share of Class C common stock on each outstanding share of Class A common stock and Class B common stock; Mr. Zuckerberg’s right to sell 20% of the Class C common stock he receives without restriction, with the remainder subject to the Stapling Condition (satisfied by concurrently selling one share of Class A common stock or Class B common stock, or converting one share of Class B common stock into Class A common stock, for each share of Class C common stock sold, and enforced by the automatic conversion of Class B common stock into Class A common stock for any non-compliant transfer); the release from the Stapling Condition of an additional 2.5% of that Class C common stock for each quarter in which Mr. Zuckerberg is employed full-time on the Company’s executive team or as executive chair of the Board, so that all of it is released after 32 such quarters; for so long as he provides such full-time service, a further one-for-one dividend of Class C common stock on all outstanding shares of Class A common stock, Class B common stock, and Class C common stock upon each Doubling Event (measured against the Class A common stock as of September 10, 2026) at which the Company’s internal rate of return on that reference price is at least 10%, with no more than one such dividend per Doubling Event; a requirement that repurchases of Class C common stock equal or exceed repurchases of Class A common stock and that Class C common stock otherwise receive non-disparate economic treatment; Mr. Zuckerberg’s commitment to remain a resident of California, or any other jurisdiction in which the Company maintains its headquarters, for eight years, absent material unforeseen circumstances; and confirmation that his existing compensation arrangement remains unchanged, with the release schedule, the performance dividends and the residency commitment forming part of the overall agreement. Under these terms, every holder of Class A common stock and Class B common stock, including Mr. Zuckerberg, receives the same one-for-one dividend of Class C common stock and participates on identical terms in any additional dividend. However, the

Stapling Condition, the service-based release schedule, and the conditions tied to continued full-time service in the Company and the residency commitment apply only to Mr. Zuckerberg. No other shareholder’s Class C common stock will be subject to any sale or transfer restrictions as a condition of this issuance. Mr. Zuckerberg accepted those conditions, and withdrew his request for a performance-based compensation program, in connection with a dividend that is paid to all shareholders on identical terms and at a ratio designed to establish the liquid trading market for Class C common stock that the Company’s management had advised was necessary to achieve the Company’s financing objectives. The Company will thereby obtain the non-voting equity currency the Board began evaluating in February 2026 without the cost of a performance-based compensation program and without any change to Mr. Zuckerberg’s existing compensation arrangement.

On September 20, 2026, as authorized by the Special Committee, Special Committee Counsel delivered a draft of the Founder Alignment Agreement to the Company’s management and Founder Counsel.

On September 30, 2026, representatives of each of Special Committee Counsel and Founder Counsel, together with representatives of Davis Polk & Wardwell LLP, outside counsel to the Company, held a discussion regarding the draft of the Founder Alignment Agreement. During this discussion, Founder Counsel previewed proposed revisions to the draft.

On October 1, 2026, Founder Counsel shared a revised draft of the Founder Alignment Agreement with Special Committee Counsel.

On October 5, 2026, the Special Committee held a meeting with Special Committee Counsel and Moelis to discuss the Founder Alignment Agreement. During the meeting, the Special Committee, Special Committee Counsel and Moelis discussed the revised draft of the Founder Alignment Agreement that Founder Counsel shared with the Special Committee and Special Committee Counsel on October 1, 2026.

On October 6, 2026, Special Committee Counsel held a meeting with Founder Counsel to discuss the Founder Alignment Agreement.

On October 8, 2026, the Special Committee held a meeting with Special Committee Counsel and Moelis to further discuss the Founder Alignment Agreement. At the conclusion of the meeting, the Special Committee authorized Special Committee Counsel to share a further revised draft of the Founder Alignment Agreement with Founder Counsel.

Later that same day, Special Committee Counsel shared a revised draft of the Founder Alignment Agreement with Founder Counsel.

Between October 10 and October 14, 2026, Special Committee Counsel and Founder Counsel exchanged a number of drafts of the Founder Alignment Agreement and held a number of conversations to discuss the Founder Alignment Agreement.

On October 14, 2026, the Special Committee held a meeting with Special Committee Counsel and Moelis at the conclusion of which the Special Committee unanimously approved the Founder Alignment Agreement and the Company’s entry thereto, approved the adoption of the Restated Charter and the Dividend, and recommended that the Board approve and authorize the Restated Charter and the Dividend and recommend that the Company’s shareholders approve the Restated Charter, and that each of the foregoing is in the Company’s and its shareholders' best interests.

Description of Capital Stock

The following description of our capital stock summarizes certain provisions of our Restated Charter and our Amended and Restated Bylaws (the "Bylaws"). The description is intended as a summary and is qualified in its entirety by reference to the Restated Charter included as Annex A, with deleted text shown in strikethrough and added text shown as underlined.

Our authorized capital stock consists of 109,241,000,000 shares, consisting of (i) 5,000,000,000 shares of Class A common stock, $0.000006 par value per share; (ii) 4,141,000,000 shares of Class B common stock, $0.000006 par value per share; (iii) 100,000,000,000 shares of Class C common stock, $0.000006 par value per share; and (iv) 100,000,000 shares of preferred stock, $0.000006 par value per share. The number of authorized shares of Class A common stock, Class B common stock, or Class C common stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

Common Stock

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our Board, in its discretion, determines to issue dividends and only then at the times and in the amounts that our Board may determine. Shares of Class A common stock, Class B common stock, and Class C common stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board, provided that in the event a dividend is paid in the form of shares of common stock (or rights to acquire such shares), then holders of each class of common stock shall receive shares of their respective class (or rights to acquire such shares, as the case may be), on a per share basis, in an identical number of shares. Notwithstanding the foregoing, the Board may make a disparate dividend or distribution per share of Class A common stock, Class B common stock, and Class C common stock if such disparate dividend or distribution is approved in advance by the affirmative vote of our Class A common stock, Class B common stock, and Class C common stock, each voting separately as a class. In addition, whether or not any shares of Class C common stock are then outstanding, the Board may declare a dividend to be paid in the form of Class C common stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be) to all holders of Class A common stock, Class B common stock, and Class C common stock then outstanding with holders of shares of Class A common stock, Class B common stock, and Class C common stock receiving, on a per share basis, an identical number of shares of Class C common stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be).

Voting Rights

The holders of our Class B common stock are entitled to ten votes per share, holders of our Class A common stock are entitled to one vote per share, and holders of our Class C common stock have no voting rights, except as provided in the Restated Charter or as required by law. The holders of our Class A common stock and Class B common stock vote together as a single class, unless otherwise required by law. Delaware law could require holders of our Class A common stock, our Class B common stock, or our Class C common stock to vote separately as a class in the following circumstances:

•if we were to seek to amend our Restated Charter to increase or decrease the par value of a class of stock, then that class would be required to vote separately to approve the proposed amendment;

•if we were to seek to amend our Restated Charter in a manner that alters or changes the powers, preferences, or special rights of a class of stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment; and

•pursuant to the Restated Charter, if any or each class desired to approve disparate treatment in the event of any (i) subdivisions, combinations, or reclassifications; (ii) liquidation, dissolution, or winding up; (iii) merger or consolidation; or (iv) third-party tender or exchange offers.

Further, any transaction that would result in a change in control of the Company requires the approval of a majority of the outstanding shares of our Class B common stock, voting as a separate class, until such time as shares of our Class B common stock represent less than thirty-five percent of the combined voting power of our outstanding capital stock.

Shareholders do not have the ability to cumulate votes for the election of directors. In the event the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of our outstanding capital stock, the Restated Charter provides that our board of directors shall become classified, consisting of three classes of approximately equal size, each serving staggered three-year terms. Our directors will be assigned by the then-current board of directors to a class at such time.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our dissolution, liquidation, or winding up, the assets legally available for distribution to our shareholders are distributable ratably among the holders of each class of our common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Conversion

Shares of our Class A common stock and Class C common stock are not convertible into any other shares of our capital stock.

Shares of our Class B common stock are convertible at any time as follows: (1) at the option of the holder, a share of Class B common stock may be converted at any time into one share of Class A common stock or (2) upon the election of the holders of a majority of the then-outstanding shares of Class B common stock, all outstanding shares of Class B common stock may be converted into shares of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain transfers described in the Restated Charter, including transfers to family members, trusts solely for the benefit of the shareholder or their family members, and partnerships, corporations, and other entities exclusively owned by the shareholder or their family members. Once converted or transferred and converted into Class A common stock, the Class B common stock will not be reissued.

Preferred Stock

Subject to limitations prescribed by Delaware law, our Board is authorized to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions. Our Board also can increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our shareholders. Our Board may authorize the issuance of preferred stock with voting, conversion, or other rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of the Company.

Mandatory Convertible Preferred Stock

On October 29, 2026, we issued Series A depositary shares (the “Depositary Shares”), each representing a 1/20th interest in a share of our 6.50% Series A Mandatory Convertible Preferred Stock, par value $0.000006 per share, liquidation preference $1,000.00 per share (the "Mandatory Convertible Preferred Stock"). The Series A depositary shares are listed on the Nasdaq Global Select Market under the symbol "METAM." The preferences, limitations, and relative rights of the Mandatory Convertible Preferred Stock are established in a certificate of designations (the "Original Certificate of Designations") and a restated charter certificate of designations (the "Restated Charter Certificate of Designations" and, together with the Original Certificate of Designations, the “Certificates of Designations”) filed with the Secretary of State of the State of Delaware on October 28, 2026. The Original Certificate of Designations became effective upon filing. The Restated Charter Certificate of Designations will become effective and supersede the Original Certificate of Designations on the Charter Effective Date. The Certificates of Designations establish the same preferences, limitations, and relative rights of the Mandatory Convertible Preferred Stock. Upon the effectiveness of the Restated Charter Certificate of Designations, each issued and outstanding share of the Mandatory Convertible Preferred Stock will continue as an issued and outstanding share of the Mandatory Convertible Preferred Stock designated pursuant to the Restated Charter Certificate of Designations.

Subject to certain exceptions, including those applicable to the Dividend, under the terms of the Mandatory Convertible Preferred Stock, so long as any share of Mandatory Convertible Preferred Stock remains outstanding, no dividend or distribution may be declared or paid on the Class A common stock, the Class C common stock or any other shares of junior stock, and no Class A common stock, Class C common stock or other junior stock or parity stock may be, directly or indirectly, purchased, redeemed, or otherwise acquired for consideration by the Company or any of its subsidiaries unless all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum or number of shares of the Class A common stock or Class C common stock, as the case may be, has been set apart for the payment of such dividends upon, all outstanding shares of Mandatory Convertible Preferred Stock.

Holders of the Depositary Shares will be entitled to a proportional fractional interest in the rights and preferences of the Mandatory Convertible Preferred Stock, including conversion, dividend, liquidation, and voting rights, subject to the provisions of the deposit agreement, dated October 29, 2026, by and among the Company, Computershare Trust Company, N.A. and Computershare Inc., acting jointly as bank depositary (the "Depositary"), and the holders from time to time of the depositary receipts. The Mandatory Convertible Preferred Stock will accumulate dividends (which may be paid in cash or, subject to certain limitations, in shares of the Class A common stock or in any combination of cash and shares of the Class A common stock) at a rate per annum equal to 6.50% on the liquidation preference thereof. The liquidation preference of the Mandatory Convertible Preferred Stock is $1,000 per share. Dividends on the Mandatory Convertible Preferred Stock will be payable when, as and if declared by the Board (or an authorized committee thereof), on February 15, May 15, August 15, and November 15 of each year, beginning on February 15, 2027 and ending on, and including, August 15, 2029. Unless earlier converted, each outstanding share of Mandatory Convertible Preferred Stock will automatically convert for settlement on or about August 15, 2029, into between 1.3620 and 1.6000 shares of Class A common stock (and, correspondingly, each Depositary Share will automatically convert into between 0.0681 and 0.0800 shares of Class A common stock), subject to customary anti-dilution adjustments, determined based on the average volume-weighted average price of the Class A common stock over the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day prior to August 15, 2029 (the "final averaging period"). Notwithstanding the foregoing, upon the issuance of the Class C common stock and satisfaction of certain other conditions, (1) unless earlier converted, each share of Mandatory Convertible Preferred Stock (and, correspondingly, each Depositary Share) will be convertible into shares of Class C common stock for settlement on or about August 15, 2029 in a number not less than the then-current minimum conversion rate nor greater than the then-current maximum conversion rate, determined based on the average volume-weighted average price of the Class C common stock during the final averaging period, (2) other than during a fundamental change conversion period (as defined in the Certificates of Designations), at any time after the 50th trading day immediately following the Class C Dividend Trigger Date (as defined in the Certificates of Designations) and prior to the mandatory conversion settlement date, a holder of 20 Depositary Shares may cause the Depositary to convert one share of Mandatory Convertible Preferred Stock, on such holder's behalf, into a number of shares of Class C common stock equal to the then-current minimum conversion rate and (3) cumulative dividends with respect to the Mandatory Convertible Preferred Stock may be paid in cash or, subject to certain limitations, in shares of Class C common stock or in any combination of cash and Class C common stock, at the election of the Company. If a holder of 20 Depositary Shares causes the Depositary to convert one share of Mandatory Convertible Preferred Stock, on such holder's behalf, during a specified period beginning on the fundamental change reference date with respect to a fundamental change, the conversion rate will be adjusted under certain circumstances, and such holder will also be entitled to a make-whole dividend amount.

In addition, in the event of the Company's voluntary or involuntary liquidation, winding-up or dissolution, each holder of Mandatory Convertible Preferred Stock will be entitled to receive an amount per share of Mandatory Convertible Preferred Stock equal to the greater of (x) $1,000 per share of the Mandatory Convertible Preferred Stock plus an amount equal to any accumulated and unpaid dividends per share of such Mandatory Convertible Preferred Stock to, but excluding, the date fixed for such liquidation, winding-up or dissolution and (y)(i) the per share amount to be paid or distributed to holders of the Class A common stock or Class C common stock, as applicable, then underlying the Mandatory Convertible Preferred Stock in connection with such voluntary or involuntary liquidation, winding-up or dissolution, multiplied by (ii) the then-current maximum conversion rate of the Mandatory Convertible Preferred Stock, to be paid out of the Company's assets available for distribution to the Company's shareholders, after satisfaction of liabilities to the Company's creditors and holders of any senior stock and before any payment or distribution is made to holders of junior stock, including the Class A common stock and the Class C common stock.

Anti-Takeover Provisions

So long as the outstanding shares of our Class B common stock represent a majority of the combined voting power of our outstanding capital stock, Mark Zuckerberg, our founder, Chairman, and CEO, will effectively control all matters submitted to our shareholders for a vote, as well as the overall management and direction of the Company, which will have the effect of delaying, deferring, or discouraging another person from acquiring control of the Company.

After such time as the outstanding shares of our Class B common stock no longer represent a majority of the combined voting power of our outstanding capital stock, the provisions of Delaware law and our Restated Charter and Bylaws may have the effect of delaying, deferring, or discouraging another person from acquiring control of the Company.

Restated Charter and Bylaws Provisions

Our Restated Charter and Bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of the Company, even after such time as the outstanding shares of our Class B common stock no longer represent a majority of the combined voting power of our outstanding capital stock, including the following:

•Separate Class B Vote for Certain Transactions. Any transaction that would result in a change in control of the Company requires the approval of a majority of our outstanding shares of Class B common stock voting as a separate class until such time as the outstanding shares of our Class B common stock represent less than thirty-five percent of the combined voting power of our outstanding capital stock. This provision could delay or prevent the approval of a change in control that might otherwise be approved by a majority of the outstanding shares of our Class A and Class B common stock voting together on a combined basis.

•Multi-Class Stock. Our Restated Charter provides for a multi-class common stock structure, which provides Mark Zuckerberg, our founder, Chairman, and CEO, with the ability to control the outcome of matters requiring shareholder approval, even if he owns significantly less than a majority of the shares of our outstanding capital stock, including the election of directors and significant corporate transactions, such as a merger or other sale of the Company or its assets.

•Supermajority Approvals. Our Restated Charter and Bylaws currently do not provide that certain amendments to our Restated Charter or Bylaws by shareholders will require the approval of two-thirds of the combined voting power of our then-outstanding shares of capital stock. However, when the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of our outstanding capital stock, certain amendments to our Restated Charter or Bylaws by shareholders will require the approval of two-thirds of the combined voting power of our then-outstanding shares of capital stock. This will have the effect of making it more difficult to amend our Restated Charter or Bylaws to remove or modify certain provisions.

•Board of Directors Vacancies. Our Restated Charter and Bylaws provide that shareholders may fill vacant directorships. When the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of our outstanding capital stock, our Restated Charter and Bylaws will authorize only our board of directors to fill vacant directorships. In addition, the number of directors constituting our board of directors is set only by resolution adopted by a majority vote of the total number of authorized directors. These provisions restricting the filling of vacancies will prevent a shareholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

•Classified Board. Our board of directors is not classified. Our Restated Charter and Bylaws provide that when the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of our outstanding capital stock, our board of directors will be classified into three classes of directors, each of which will hold office for a three-year term. In addition, thereafter, directors may only be removed from the board of directors for cause. The existence of a classified board could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential offeror.

•Shareholder Action; Special Meeting of Shareholders. Our Restated Charter and Bylaws provide that shareholders will be able to take action by written consent. When the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of our outstanding capital stock, our shareholders will no longer be able to take action by written consent, and will only be able to take action at annual or special meetings of our shareholders. Shareholders will not be permitted to cumulate their votes for the election of directors. Our Restated Charter and Bylaws further provide that special meetings of our shareholders may be called only by a majority of our board of directors, the chairman of our board of directors, our chief executive officer or our president.

•Advance Notice Requirements for Shareholder Proposals and Director Nominations. Our Bylaws provide advance notice procedures for shareholders seeking to bring business before our annual meeting of shareholders, or to nominate candidates for election as directors at any meeting of shareholders. Our Bylaws also specify certain requirements regarding the form and content of a shareholder’s notice. These provisions may preclude our shareholders from bringing matters before our annual meeting of shareholders or from making nominations for directors at our meetings of shareholders.

•Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the shareholders, to issue up to 100,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise.

Delaware Law

A Delaware corporation may “opt out” of the business combination provisions of Section 203 of the DGCL with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a shareholders’ amendment approved by at least a majority of the outstanding voting shares. We have expressly elected not to be governed by the business combination provisions of Section 203 of the DGCL.

Choice of Forum

Our Restated Charter provides that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our Restated Charter or Bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine.

Transferability and Listing

Like shares of our Class A common stock, shares of our Class C common stock will be freely transferable. See “Certain Other Effects of the Recapitalization – Securities Act of 1933” below. The shares of our Class A common stock are currently listed on the Nasdaq Global Select Market under the symbol “META.” Prior to the date the Dividend is paid, we intend to file appropriate applications and notices with Nasdaq to list the shares of our Class C common stock. The listing of the shares of our Class C common stock on Nasdaq is subject to Nasdaq’s approval of such listing applications and notices, which will be conditioned upon Meta’s satisfaction of certain listing requirements. We believe that we will be able to satisfy these listing requirements upon the payment of the Dividend.

Pursuant to the Founder Alignment Agreement, Mr. Zuckerberg and the other members of the Holder Group may sell or transfer up to 20% of the total shares of Class C common stock they receive from the Dividend free of the Stapling Condition, and thereafter may sell or transfer the remainder of the shares they receive in the Dividend subject to the Stapling Condition, and any shares of Class C common stock that are sold not in compliance with the foregoing will result in the conversion of a number of shares of Class B common stock equal to the product of the number of Stapled Class C Shares so sold multiplied by the Unstapling Ratio (rounded up to the nearest whole share) into shares of Class A common stock, subject to a five-trading-day cure period for inadvertent errors, provided, however, that for every quarter during which Mr. Zuckerberg satisfies the Continued Leadership Condition at all times, 2.5% of the shares of Class C common stock he (and the other members of the Holder Group) receives in the Dividend will be released from the Stapling Condition. Accordingly, following 32 quarters where the Continued Leadership Condition is satisfied, Mr. Zuckerberg and the other members of the Holder Group will have the right to sell all of the shares of Class C common stock received in the Dividend free of the Stapling Condition. Pursuant to the Stapling Condition, Mr. Zuckerberg and the other members of the Holder Group may generally only sell or transfer Stapled Class C Shares if, for each such Stapled Class C Share sold, the Holder Group, no later than two business days after the settlement of such sale, sells an equal number of shares of Class A or Class B common stock, or converts an equal number of shares of Class B common stock into shares of Class A common stock, or a combination thereof, or applies an equal number of Stapling Credits to the sale. However, if immediately prior to such sale the number of Stapled Class C Shares then held by the Holder Group exceeds the Unstapling Capacity, the number of shares of Class A common stock or Class B common stock that the Holder Group must sell, the number of shares of Class B common stock that the Holder Group must convert into shares of Class A common stock, or the number of Stapling Credits that must be applied to such sale will be proportionately adjusted by multiplying such number by the Unstapling Ratio.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Certain Other Effects of the Recapitalization

Effect on Relative Voting Power and Equity Interest

There will be no effect on the relative voting power or equity interest of each holder of shares of our Class A common stock or Class B common stock. Following the Dividend, holders of shares of Class A common stock or Class B common stock who sell their shares of Class C common stock will not lose any voting power, but their relative equity interest in Meta will decrease as a result of such sale. Conversely, shareholders who purchase shares of Class C common stock after the Dividend will increase their relative equity interest in Meta but will not gain any additional voting power (or any voting power, if they do not otherwise own shares of Class A common stock or Class B common stock).

Effect on Market Price

As of the close of business on October 20, 2026, the closing price of a share of our Class A common stock was $694.25 as reported on Nasdaq.

We believe that the market price for the shares of Class A common stock will reflect the effect of a two-for-one stock split once the Dividend is paid and, accordingly, the market price of the Class A common stock will decrease by approximately 50%. We expect the market price of shares of Class C common stock to be approximately equal to the market price of shares of Class A common stock (as such price is adjusted as a result of the Dividend).

The trading prices for shares of Class A common stock and Class C common stock may be affected by the relative voting rights between these two classes of stock. Because the Class A common stock carries voting rights, it is possible that it could trade at a premium compared to the Class C common stock, which does not carry voting rights.

Furthermore, the trading price of shares of Class A common stock and Class C common stock will continue to depend on many factors, including the future performance of Meta, global market conditions, and conditions relating to companies in businesses and industries similar to that of Meta. Accordingly, we cannot predict the prices at which shares of Class A common stock and Class C common stock will trade following the Recapitalization (and, in respect of shares of Class C common stock, following the Dividend), just as we could not predict the price at which shares of Class A common stock would trade absent the Recapitalization and the Dividend.

Following the Recapitalization, there will continue to be no trading market for the Class B common stock.

Effect on Trading Market and Potential Reduced Relative Liquidity of Shares of Class A Common Stock

From time to time we may issue shares of Class C common stock in the future for capital raising, employee compensation, acquisitions, and other general corporate purposes. In addition, pursuant to the terms of the Founder Alignment Agreement, the Board will be required to declare and pay additional dividends of one share of Class C common stock on each outstanding share of Class A common stock, Class B common stock and Class C common stock (each, an "Additional Dividend") upon the occurrence of Doubling Events, provided that the IRR Threshold (as defined in the Founder Alignment Agreement) has been achieved, in each case to the extent permitted by applicable law; provided, further, that no Additional

Dividend Date shall occur following Mr. Zuckerberg’s death. It is possible that following the Dividend and any future dividends payable in Class C common stock, some portion of our shareholders will sell their shares of Class C common stock but retain their shares of Class A common stock or Class B common stock in order to monetize a portion of their investment in Meta while retaining their relative voting power (subject to the terms of the Founder Alignment Agreement in the case of Mr. Zuckerberg). Any such issuance of additional shares of Class C common stock by Meta or dispositions of shares of Class C common stock by significant or other shareholders may serve to further increase market activity in the shares of Class C common stock relative to the shares of Class A common stock.

Effect on Percentage Interest

The percentage interest of each shareholder in the total equity of Meta will not be changed by the Recapitalization or the Dividend.

Effect on Equity Incentive Plans and Outstanding Equity Awards

As described in more detail under the section entitled “Amendment to the 2025 Plan” below, the Board and the Consenting Shareholders have approved the Equity Plan Amendment which, among other things, provides that the shares available for issuance pursuant to awards under the 2025 Plan may consist of either shares of Class A common stock or shares of Class C common stock. Upon the effectiveness of the Equity Plan Amendment, the number of shares available for issuance pursuant to awards under the 2025 Plan shall be equal to the number of shares available for future grant and issuance under the 2025 Plan as of the Record Date, plus (i) any shares added to the 2025 Plan prior to the Charter Effective Date pursuant to the Evergreen Feature (as defined below), minus (ii) any shares that are subject to awards granted under the 2025 Plan between the Record Date and the Charter Effective Date, plus (iii) any shares subject to awards previously granted under the 2025 Plan that are outstanding as of the Charter Effective Date, plus (iv) any shares that are subject to awards granted under the 2025 Plan that cease to be subject to such award by forfeiture or otherwise, or that are used or withheld to pay the exercise price of an option or to satisfy the tax withholding obligations related to any award under the 2025 Plan, in each case between the Record Date and the Charter Effective Date, plus (v) any shares that are subject to awards granted under the Company's 2012 Equity Incentive Plan (the "2012 Plan") that cease to be subject to such award by forfeiture or otherwise after the Record Date, and plus (vi) any shares that are subject to awards under the 2012 Plan that are used or withheld to pay the exercise price of an option or to satisfy the tax withholding obligations related to any Award after the Record Date (collectively, the “Plan Pool”).

The Equity Plan Amendment does not increase the aggregate number of shares available for issuance under the 2025 Plan. However, as a result of the Dividend, and contingent upon the payment of the Dividend, the Board has approved (i) an equitable adjustment to the Plan Pool, pursuant to the Board’s authority under the 2025 Plan, and (ii) an equitable adjustment to all awards outstanding under the 2025 Plan and the 2012 Plan, pursuant to the Board’s authority thereunder, to provide that upon the exercise or settlement of such award, the applicable holder will be entitled to receive one share of Class C common stock for each share of Class A common stock issuable thereunder, and with respect to any outstanding options, the exercise price will be equitably adjusted.

Accounting Matters

The par value per share of our shares of Class A common stock and Class B common stock will remain unchanged at $0.000006 per share after the Recapitalization and the Dividend. On the effective date of the Dividend there will be an increase in the "common stock" line item in our consolidated balance sheet equal to the aggregate amount of Class C common stock, par value $0.000006 per share, that is issued, with a corresponding decrease in retained earnings. We will give retroactive effect to prior period share and per share amounts in our consolidated financial statements for the effect of the Recapitalization and the Dividend such that prior periods are comparable to current period presentation. We do not anticipate any other material accounting consequences as a result of the Recapitalization and the Dividend.

Effect on Preferred Stock

Neither the Restated Charter nor the Dividend will have any effect on the number of authorized shares of our preferred stock or the rights, preferences, and privileges of, and restrictions on, the preferred stock, other than as described under the section entitled "Mandatory Convertible Preferred Stock" above.

Certain U.S. Federal Income Tax Consequences

THIS SUMMARY IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE APPLICATION OF U.S. NON-INCOME TAX LAWS AND THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION, IN LIGHT OF YOUR PARTICULAR SITUATION.

In general, for U.S. federal income tax purposes: (i) we do not expect to treat either the Recapitalization or the Dividend as taxable to our shareholders and (ii) we expect the Class C common stock to constitute stock that is not "Section 306 stock" within the meaning of Section 306(c) of the Internal Revenue Code of 1986, as amended (the "Code"). Assuming this treatment applies, (i) the tax basis of each share of Class A common stock and Class B common stock, as applicable, with respect to which Class C common stock is distributed in the Dividend should be apportioned between such share of Class A common stock or Class B common stock, on the one hand, and the Class C common stock received in the Dividend, on the other hand, in proportion to the fair market values of such shares on the date of the Dividend and (ii) if the shares of Class A common stock and Class B common stock with respect to which Class C common stock is distributed in the Dividend were held as capital assets, the holding period for each share of Class C common stock should include such shareholder’s holding period for the share of Class A common stock or Class B common stock, as applicable, with respect to which the Class C common stock is distributed. Gain or loss should be recognized on the subsequent disposition of shares of Class C common stock in a taxable transaction. Further, while we expect the Class C common stock not to constitute Section 306 stock, if the Class C common stock were determined to constitute Section 306 stock, a shareholder generally would be treated as realizing ordinary income as opposed to capital gain upon certain dispositions (including redemptions) of such Section 306 stock. All shareholders should consult their own tax advisers regarding the particular tax consequences to them of the receipt, ownership and disposition of shares of Class C common stock in light of their particular circumstances.

Securities Act of 1933

The distribution of shares of Class C common stock as a stock dividend will not involve a "sale" of a security under the Securities Act of 1933, as amended (the "Securities Act"), or Rule 145 thereunder. Consequently, we are not required to register, and will not register, the Class C common stock distributed as part of the Dividend pursuant to the Securities Act, although we may register offerings of Class C common stock in the future.

Because the Recapitalization and the Dividend do not constitute a "sale" of Class C common stock pursuant to the Securities Act, shareholders will not be deemed to have purchased such shares separately from the Class A common stock or Class B common stock to which such shares of Class C common stock relate pursuant to the Securities Act and Rule 144 thereunder. Shares of Class A common stock held at the time of the effectiveness of the Restated Charter and shares of Class C common stock (whether in respect of shares of Class A common stock or Class B common stock) received in the Dividend, other than any such shares held by "affiliates" of Meta within the meaning of the Securities Act, may be offered for sale and sold in the same manner as the Class A common stock prior to the Recapitalization without registration pursuant to the Securities Act (or in the case of equity awards, pursuant to registration statements that we will file under the Securities Act). Affiliates of Meta will continue to be subject to the restrictions specified in Rule 144 of the Securities Act.

Nasdaq Criteria

The shares of Class A common stock are currently traded on Nasdaq and will remain traded on Nasdaq following the Recapitalization and the Dividend.

Application will be made to trade the shares of Class C common stock on Nasdaq following the Dividend. The listing of the shares of Class C common stock on Nasdaq is subject to Nasdaq’s approval of such listing applications and notices, which will be conditioned upon Meta’s satisfaction of certain listing requirements. We believe that we will be able to satisfy these listing requirements upon the payment of the Dividend.

Potential Changes in Law or Regulation

In prior years, bills have been introduced in Congress that, if enacted, would have prohibited the registration of common stock on a national securities exchange if such common stock was part of a class of securities that has no voting rights or carried disproportionate voting rights. Although these bills have not been acted upon by Congress, there can be no assurance that such a bill (or a modified version thereof) will not be introduced in Congress in the future. Legislation or other regulatory developments could make the shares of Class A common stock and Class C common stock ineligible for trading on Nasdaq or other national securities exchanges. We are unable to predict whether any such legislation or regulatory proposals will be adopted or whether they will have such effect.

Amendment to the 2025 Plan

In connection with the Restated Charter, as discussed above, the Board and the Consenting Shareholders have approved the Equity Plan Amendment to provide that the shares reserved under the Plan Pool (as defined below) may be issued as either shares of Class A common stock or shares of Class C common stock. The Equity Plan Amendment does not increase the aggregate number of shares available for issuance under the 2025 Plan. Upon the effectiveness of the Equity Plan Amendment, the number of shares available for issuance pursuant to awards under the 2025 Plan shall be equal to the number of shares available for future grant and issuance under the 2025 Plan as of the Record Date, plus (i) any shares added to the 2025 Plan prior to the Charter Effective Date pursuant to the Evergreen Feature (as defined below), minus (ii) any shares that are subject to awards granted under the 2025 Plan between the Record Date and the Charter Effective Date, plus (iii) any shares subject to awards previously granted under the 2025 Plan that are outstanding as of the Charter Effective Date, plus (iv) any shares that are subject to awards granted under the 2025 Plan that cease to be subject to such award by forfeiture or otherwise, or that are used or withheld to pay the exercise price of an option or to satisfy the tax withholding obligations related to any award under the 2025 Plan, in each case between the Record Date and the Charter Effective Date, plus (v) any shares that are subject to awards granted under the 2012 Plan that cease to be subject to such award by forfeiture or otherwise after the Record Date, and plus (vi) any shares that are subject to awards under the 2012 Plan that are used or withheld to pay the exercise price of an option or to satisfy the tax withholding obligations related to any award after the Record Date (collectively, the "Plan Pool"). In addition, the number of shares reserved for grant and issuance under the 2025 Plan will increase automatically on January 1 of each of the calendar years during the remaining 10-year term of the 2025 Plan by a number of shares equal to the lesser of (i) 2.5% of the sum of the total outstanding shares of Class A common stock and Class C common stock as of the immediately preceding December 31st or (ii) a number of shares determined by the Board. The Equity Plan Amendment will be effective upon the Charter Effective Date. The Equity Plan Amendment also provides that the Administrator may reprice underwater stock options and SARs without prior shareholder approval.

Meta seeks to offer competitive compensation to attract and retain the best people. Meta employees' total compensation package generally includes market-competitive salary, bonuses or sales incentives, and equity offered in the form of Restricted Stock Units ("RSUs") at the time of hire and through annual RSU grants. Meta has also granted certain option awards to key employees. Our broad-based use of equity has been a key facet of our people practices and enables our employees to be owners of the Company and committed to our long-term success. Currently, nearly all full-time employees are awarded Meta equity.

We believe that the 2025 Plan is a key element of the Board and management team’s strategy to align our employees’ interests with those of shareholders and motivate employees to help drive long-term growth and shareholder value. We also believe the 2025 Plan provides incentives to attract, retain, and motivate eligible persons whose present and potential contributions are important to the success of the Company, and any parents, subsidiaries and affiliates that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of awards. We generally expect to issue future equity awards in Class C common stock, in addition to continuing to permit equity awards of Class A common stock under the 2025 Plan.

Summary of the 2025 Plan

The principal terms of the 2025 Plan, as amended by the Equity Plan Amendment, are summarized below. This summary is not a complete description of the 2025 Plan and it is qualified in its entirety by reference to the complete text of the 2025 Plan document and the Equity Plan Amendment. A copy of the Equity Plan Amendment showing the changes from the 2025 Plan, with deleted text shown in strikethrough and added or moved text shown as underlined, is attached as Annex B to the Information Statement.

Shares Available for Issuance

Subject to adjustment (as described below), the number of shares of Class A common stock that may be subject to awards granted under the 2025 Plan as of the effective date of the 2025 Plan equaled (i) any reserved shares not issued or subject to outstanding grants under the 2012 Plan on such date, plus (ii) shares that are subject to awards granted under the 2012 Plan that cease to be subject to such award by forfeiture or otherwise after such date, and plus (iii) shares that are subject to awards under the 2012 Plan that are used or withheld to pay the exercise price of an option or to satisfy the tax withholding obligations related to any award. Substitute Awards (as defined below) may be granted under the 2025 Plan and any such grants shall not reduce the shares authorized for grant under the 2025 Plan.

The number of shares of Class A common stock reserved for grant and issuance under the 2025 Plan increases automatically on January 1 of each of the calendar years during the 10-year term of the 2025 Plan by a number of shares of Class A common stock equal to the lesser of (i) 2.5% of the sum of the total outstanding shares of Class A common stock as of the immediately preceding December 31st or (ii) a number of shares of Class A common stock determined by the Board (the "Evergreen Feature"). On January 1, 2026, 54,678,984 shares of Class A common stock were added to the shares reserved under the 2025 Plan pursuant to the Evergreen Feature.

Upon the effectiveness of the Equity Plan Amendment, the number of shares reserved for issuance under the 2025 Plan shall equal the Plan Pool. This does not result in any additional shares being reserved for issuance under the 2025 Plan. However, as noted above, the Board has approved an equitable adjustment to the Plan Pool, pursuant to the Board’s authority under the 2025 Plan, as a result of, and contingent upon the payment of, the Dividend. As a result of the Equity Plan Amendment, shares to be issued under the 2025 Plan may consist of either shares of Class A common stock or shares of Class C common stock. In addition, upon effectiveness of the Equity Plan Amendment, the number of shares reserved for grant and issuance under the 2025 Plan increases automatically on January 1 of each of the calendar years during the remaining 10-year term of the 2025 Plan by a number of shares equal to the lesser of (i) 2.5% of the sum of the total outstanding shares of Class A common stock and Class C common stock as of the immediately preceding December 31st or (ii) a number of shares determined by the Board.

To the extent an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance under the 2025 Plan. Shares used or withheld to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale under the 2025 Plan. The number of shares available for issuance is not reduced with respect to awards granted or shares issued by us in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by us or one of our affiliates or with which we or one of our affiliates combines ("Substitute Awards").

The 2025 Plan authorizes the award of RSUs, stock options, restricted stock awards ("RSAs"), stock bonuses, stock appreciation rights ("SARs"), and performance shares (each as more fully described below). Any awards in shares or cash that are made outside of the 2025 Plan and permitted by applicable listing requirements are not subject to these limitations. The 2025 Plan also allows us to grant recipients of awards of RSUs or RSAs the right to share-settled dividend equivalents or dividend equivalent units. The maximum number of shares of Class A common stock and shares of Class C common stock that may be issued pursuant to incentive stock options as of the effectiveness of the Equity Plan Amendment is 425,000,000, collectively.

Administration

The 2025 Plan is administered by our Compensation, Nominating & Governance Committee (the “Administrator”) or by the board of directors acting in place of our Compensation, Nominating & Governance Committee. The Administrator has the authority to construe and interpret the 2025 Plan, select participants and grant awards, and make all other determinations necessary or advisable for the administration of the 2025 Plan. The Administrator may delegate its authority under the 2025 Plan to a subcommittee consisting of one or more executive officers, subject to applicable law. The Administrator has delegated authority to grant certain awards under the 2025 Plan to the equity subcommittee of the Compensation, Nominating & Governance Committee.

Eligibility

The 2025 Plan provides for the grant of awards to our employees, directors, consultants, independent contractors, and advisors, provided the consultants, independent contractors, directors, and advisors render services not in connection with the offer and sale of securities in a capital-raising transaction. As of September 30, 2026, 66,775 employees (including each of our executive officers) and 11 non-employee directors were eligible to participate in the 2025 Plan. The basis for participation in the 2025 Plan is the Administrator's decision, in its sole discretion, that an award to an eligible participant will further the 2025 Plan's purposes of providing incentives to attract, retain, and motivate eligible persons whose present and potential contributions are important to our success and the success of our affiliates, by offering them an opportunity to participate in our future performance through the grant of awards. In exercising its discretion, the Administrator will consider the recommendations of management and the purposes of the 2025 Plan.

Forms of Awards

The following is a description of the types of awards permitted to be issued under the 2025 Plan.

Restricted Stock Units. An RSU is an award that covers a number of shares of Class A or Class C common stock that may be settled upon vesting in cash, by the issuance of the underlying shares, or a combination of both. These awards are subject to forfeiture prior to vesting as a result of termination of employment or failure to achieve certain vesting conditions.

Stock Options. The 2025 Plan provides for the grant of incentive stock options that qualify under Section 422 of the Code only to our employees. All awards other than incentive stock options, including awards of non-qualified stock options, may be granted to our employees, directors, consultants, independent contractors, and advisors, provided the consultants, independent contractors, and advisors render services not in connection with the offer and sale of securities in a capital-raising transaction. The exercise price of each stock option must be at least equal to the fair market value of the applicable underlying share on the date of grant. The exercise price of incentive stock options granted to 10% shareholders must be at least equal to 110% of that value. The maximum term of options granted under the 2025 Plan is ten years or, in the case of an incentive stock option granted to 10% shareholders, five years.

Restricted Stock Award. An RSA is an offer by us to sell shares of Class A or Class C common stock subject to restrictions. The price, if any, of an RSA will be determined by the Administrator. These awards are subject to forfeiture or repurchase prior to vesting as a result of termination of employment or failure to achieve certain vesting conditions.

Stock Appreciation Rights. SARs provide for a payment, or payments, in cash or shares of Class A or Class C common stock, to the holder based upon the difference between the fair market value of the applicable underlying share on the date of exercise and the stated exercise price up to a maximum amount of cash or number of shares. These awards are subject to forfeiture prior to vesting as a result of termination of employment or failure to achieve certain vesting conditions.

Performance Awards. A performance award is an award that covers an amount of cash or a number of shares of Class A or Class C common stock that may be settled upon achievement of the pre-established performance conditions in cash or by issuance of the underlying shares. These awards are subject to forfeiture prior to vesting as a result of termination of employment or failure to achieve the performance conditions.

Stock Bonus Awards. A stock bonus award is an award that covers a number of shares of Class A or Class C common stock that may be granted as additional compensation for prior services or performance, in cash or by issuance of the underlying shares. Vesting conditions may or may not be applied to these awards.

Additional Provisions

Awards granted under the 2025 Plan may not be transferred in any manner other than by will or by the laws of descent and distribution, or as determined by the Administrator. Unless otherwise restricted by the Administrator, awards that are non-statutory stock options may be exercised during the lifetime of the optionee only by the optionee, the optionee's guardian or legal representative, or a family member of the optionee who has acquired the option by a permitted transfer. Awards that are incentive stock options may be exercised during the lifetime of the optionee only by the optionee or the optionee's guardian or legal representative. Stock options granted under the 2025 Plan generally may be exercised for a period of three months after the termination of the optionee's service to us, except in the case of death or permanent disability, in which case the options may be exercised for up to twelve months or six months, respectively, following termination of the optionee's service to us. Unless otherwise set forth in a participant's award agreement, vesting of RSUs, RSAs, SARs, performance awards, and stock bonus awards ceases on such participant's termination of service.

Change of Control or Other Corporate Transactions

If we experience a change in control transaction, outstanding awards, including any vesting provisions, may be assumed or substituted by the successor company. Outstanding awards that are not assumed or substituted will accelerate (unless otherwise determined by the Board) and will be exercisable for a period of time determined by the Administrator. The vesting of shares underlying outstanding awards to our non-employee directors will accelerate in full prior to the consummation of such transaction.

If the intrinsic value of a stock option or SAR is equal to or less than zero, the Administrator may, in its sole discretion, provide for the cancellation of such awards without payment of any consideration therefor (for the avoidance of doubt, in the event of a change in control or other corporate transaction, the Administrator may, in its sole discretion, terminate any stock option or SAR for which the exercise price is equal to or exceeds the per share value of the consideration to be paid in the change in control or other corporate transaction without payment of consideration therefor).

In the event there is a specified type of change in our capital structure without our receipt of consideration, such as a stock split, appropriate adjustments will be made to the number of shares reserved under the 2025 Plan, the maximum number of shares that can be granted in a calendar year, and the number of shares and exercise price, if applicable, of all outstanding awards under the 2025 Plan.

Repricing

Without prior shareholder approval the Administrator may (i) reprice stock options or SARs (where such repricing is a reduction in the exercise price of outstanding stock options or SARs, without the prior consent of the affected participant), and (ii) with the consent of the respective participants, pay cash or issue new awards in exchange for the surrender and cancellation of any, or all, outstanding awards.

Cancellation or Clawback of Awards

The Administrator may, to the extent permitted by applicable law and stock exchange rules or by any of our policies (including our Compensation Recoupment Policy and any other policy necessary to comply with applicable laws), cancel or require reimbursement of any awards granted, shares issued, or cash received upon the vesting, exercise, or settlement of any awards granted to the participant or any shares of Class A or Class C common stock issued or cash received upon vesting, exercise, or settlement of any such awards or sale of applicable shares underlying such awards.

Amendment and Termination

The 2025 Plan will terminate on May 28, 2035, the tenth anniversary of its original effective date, unless it is terminated earlier by the Board. The Board may amend or terminate the 2025 Plan at any time, which may be without shareholder approval, unless required by applicable law or listing standards.

Federal Income Tax Consequences

The following is a brief summary of the federal income tax consequences applicable to awards granted under the 2025 Plan based on federal income tax laws in effect on the date of this Information Statement. This summary is not intended to be exhaustive and does not address all matters that may be relevant to a particular participant. The summary does not discuss the tax laws of any state, municipality, or foreign jurisdiction, or gift, estate, excise, payroll, or other tax laws other than federal income tax law. The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Because circumstances may vary, we advise all participants to consult their own tax advisors under all circumstances.

Incentive Stock Options ("ISOs"). An optionee generally realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the employee. With some exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee equal to the value of the shares at the time of exercise less the exercise price. The same amount is deductible by the Company as compensation, provided that the Company reports the income to the optionee. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. However, if the optionee exercises an ISO and satisfies the holding period requirements, the Company may not deduct any amount in connection with the ISO. If a sale or disposition of shares acquired with the ISO occurs after the holding period, the employee will recognize long-term capital gain or loss at the time of sale equal to the difference between proceeds realized and the exercise price paid. In general, an ISO that is exercised by the optionee more than three months after termination of employment is treated as an NQSO (as defined below). ISOs are also treated as NQSOs to the extent that they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

Non-Qualified Stock Options ("NQSOs"). An optionee generally has no taxable income at the time of grant of an NQSO but realizes income in connection with the exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of shares acquired upon exercise over the exercise price. The same amount is deductible by the Company as compensation, provided that, in the case of an employee option, the Company reports the income to the employee. Upon a subsequent sale or exchange of the shares, any recognized gain or loss after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction.

SARs. Generally, the recipient of a SAR will not recognize taxable income at the time the SAR is granted. If a participant receives the appreciation inherent in the SAR in cash, the cash will be taxed as ordinary income to the participant at the time it is received. If a participant receives the appreciation inherent in the SAR in shares, the spread between the then-current market value and the base price will be taxed as ordinary income to the participant at the time it is received. In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon the settlement of a SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the settlement.

Restricted Stock Awards. The recipient of an RSA will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares are subject to restrictions (that is, they are nontransferable and subject to a substantial risk of forfeiture). However, the recipient may elect under Section 83(b) of the Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award (less the purchase price, if any, paid for such shares), determined without regard to the restrictions. If a Section 83(b) election is made, the capital gain/loss holding period for such shares commences on the date of the award. Any further change in the value of the shares will be taxed as a capital gain or loss only if and when the shares are disposed of by the recipient. If the recipient does not make a Section 83(b) election, the fair market value of the shares on the date the restrictions lapse will be treated as compensation income to the recipient and will be taxable in the year the restrictions lapse, and the capital gain/loss holding period for such shares will also commence on such date.

Restricted Stock Units. No income generally will be recognized upon the award of RSUs. The recipient of an RSU generally will be subject to tax at ordinary income rates on the market price of unrestricted shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid, if any, by the participant for such RSUs), and the capital gain/loss holding period for such shares will also commence on such date.

Registration with the SEC

Following the effective date of the Equity Plan Amendment, we intend to file with the SEC a registration statement on Form S-8 to reserve the shares of Class C common stock reserved for issuance under the 2025 Plan as a result of the Equity Plan Amendment.

New Plan Benefits

Other than with respect to certain awards to be made to our non-employee directors under our Director Compensation Policy as described in the section entitled "Director Compensation" in our Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the "SEC") on April 16, 2026 (our "2026 Proxy Statement"), the awards under the 2025 Plan are within the discretion of the Administrator. Furthermore, those certain awards to be made to our non-employee directors are determined based on the market price of our common stock as described in the section entitled "Director Compensation" in our 2026 Proxy Statement. As a result, the benefits that will be awarded under the 2025 Plan, including to our non-employee directors, are not determinable at this time.

EXECUTIVE AND DIRECTOR COMPENSATION

The following disclosure in this section entitled "Executive and Director Compensation" originally appeared in our proxy statement with respect to our 2026 Annual Meeting of Shareholders, as filed with the SEC on April 16, 2026 (our "2026 Proxy Statement"), and, in accordance with SEC regulations, describes our 2025 executive and director compensation program. The disclosure does not reflect any more recent changes to the matters described therein. Terms used in this section and not otherwise defined have the meanings ascribed thereto in our 2026 Proxy Statement.

DIRECTOR COMPENSATION
Non-employee Director Compensation Arrangements

Our Board and shareholders have adopted a Director Compensation Policy that sets out the annual compensation for our non-employee directors and is designed to attract and retain highly qualified non-employee directors, which we believe is critical to our long-term success. Our Director Compensation Policy provides for cash retainers, excess meeting fees, initial equity grants upon joining our Board, and annual equity grants in amounts as approved by our Board. We believe our Director Compensation Policy allows us to appropriately compensate directors for:

•the heavy workload resulting from the number of board and committee meetings each year, and the significant responsibilities of the various committees of our Board;

•the external scrutiny faced by our non-employee directors, which is expected to be ongoing; and

•service in demanding board leadership roles, such as our Lead Independent Director and committee chairs.

On an annual basis, our compensation, nominating & governance committee reviews and makes recommendations to our Board regarding our non-employee director compensation arrangements, and our Board reviews and approves non-employee director compensation. As part of this review, our compensation, nominating & governance committee considers our directors' responsibilities and time commitment, as well as information regarding director compensation paid at peer companies, including an evaluation by its independent compensation consultant, Compensia, Inc.

Cash Compensation

The following table presents the annual cash retainers payable to non-employee members of our Board in 2025 under our Director Compensation Policy:

Annual Cash Retainers
Annual retainer for service as a member of our Board	$50,000
Additional annual retainer for service as Lead Independent Director	$150,000
Additional annual retainers for service on committees of our Board(1)
Chair of our audit & privacy committee	$50,000
Non-chair member of our audit & privacy committee	$20,000
Chair of our compensation, nominating & governance committee	$25,000
Non-chair member of our compensation, nominating & governance committee	$10,000
Chair of our risk & strategy committee	$25,000
Non-chair member of our risk & strategy committee	$10,000
(1)In 2025, our Board approved a new committee structure by establishing a new audit & privacy committee and a risk & strategy committee and disbanding the audit & risk oversight committee and privacy & product compliance committee, in each case effective as of June 2025. The 2025 annual cash retainers for the former committees were the same as the retainers for the audit & privacy committee listed above.
Each of these cash retainers is paid on a quarterly basis in advance of service for each quarter. Annual cash retainers for new non-employee directors who join our Board between our annual meetings of shareholders are prorated during a director's first year of service.

In addition, each non-employee member of our Board (other than Mr. Andreessen) who attends more than four meetings of our Board or more than four meetings of any standing committee in any calendar year receives an excess meeting fee of $4,000 for attendance at each meeting of our Board and applicable committee after the fourth meeting within such calendar year. Excess meeting fees are paid promptly following the end of such calendar year.

Mr. Andreessen irrevocably waived the increases in cash and equity compensation beginning in 2020, and therefore is granted cash compensation on the same terms as his cash compensation during 2019.

Equity Compensation

Annual Equity Grants

Members of our Board as of the date of our annual meeting of shareholders are also eligible to receive an annual grant of RSUs with an initial equity value of $375,000 (including directors who join the Board on the date of such annual meeting, but excluding Mr. Andreessen). Mr. Andreessen, who irrevocably waived the increases in cash and equity compensation beginning in 2020, is eligible to receive an annual grant of RSUs with an initial equity value of $300,000. These awards are approved each year automatically on the later of June 1 or the date of our annual meeting of shareholders for the particular year. These awards will vest fully on the earlier of (i) May 15 of the following year or (ii) the date of our annual meeting of shareholders of the following year if the director does not stand for re-election or is not re-elected at such annual meeting, so long as the recipient is a director on such date.

In 2025, following our annual meeting of shareholders, we made an annual grant of 600 RSUs to each non-employee director (other than Mr. Andreessen), which was based on an initial equity value of $375,000. In addition, we made an annual grant of 480 RSUs to Mr. Andreessen based on an initial equity value of $300,000.

Initial Equity Grants

New non-employee directors who join our Board between our annual meetings of shareholders are eligible to receive a one-time grant of RSUs at the time of their appointment with an initial equity value equal to the value of our annual grant of RSUs to our non-employee directors ($375,000), prorated for service from the date of their appointment through the next occurring May 15. These awards will vest fully on the earlier of (i) the next occurring May 15 or (ii) the date of our annual meeting of shareholders of the following year if the director does not stand for re-election or is not re-elected at such annual meeting, so long as the recipient is a director on such date. In addition, each new non-employee director who joins our Board is eligible to receive a one-time grant of RSUs at the time of their appointment with an initial equity value equal to $1 million. These awards will vest over approximately a four-year period in 16 equal quarterly installments.

Annual Limit On Director Compensation

Our Director Compensation Policy limits aggregate compensation (including both cash and equity-based compensation) payable to each non-employee director to $1,000,000 per year, except during such non-employee director's first year of service on our Board, in which case, such limit is $2,000,000 to account for the receipt of the initial equity grants to new non-employee directors ("Director Compensation Limit").

Director Security

In light of the high level of scrutiny and elevated threat level faced by the Company and our directors, from time to time, we may provide personal security services to our non-employee directors and related tax gross-ups. As such services are non-compensatory in nature, they are not taken into consideration for any reason pursuant to our Director Compensation Policy, including when determining whether a non-employee director's compensation exceeds the Director Compensation Limit in any fiscal year.

Director Deferred Compensation Plan

Our Board has adopted the Meta Platforms, Inc. Deferred Compensation Plan for Non-Employee Directors (the "Deferred Compensation Plan"), pursuant to which our non-employee directors may elect to defer all or a portion of their cash fees (including annual retainers and meeting fees) and/or grants of RSUs. The deferred cash fees will be deferred into one or more investment funds offered under the Deferred Compensation Plan and the RSUs will be treated as deferred RSUs that continue to be settled in our Class A common stock. Amounts deferred under the Deferred Compensation Plan shall be paid or settled, at the election of the director, following either (i) the non-employee director’s separation from service or (ii) a specified date, and in either (i) a lump sum or (ii) up to 10 equal annual installments. For 2025, Mr. Arnold and Ambassador Kimmitt elected to defer eligible cash fees and RSUs granted in 2025, in each case pursuant to the Deferred Compensation Plan.

Stock Ownership Guidelines And Transactions In Our Securities

Our directors are also subject to stock ownership guidelines and certain prohibitions on transactions in our securities. For more information, see "Executive Compensation—Compensation Discussion and Analysis—Stock Ownership Guidelines and Transactions in Our Securities."

2025 Director Compensation

The following table presents the total compensation for each person who served as a non-employee member of our Board during 2025. Mr. Zuckerberg did not receive compensation for his service as an employee director in 2025. Total compensation for Mr. Zuckerberg for his service during 2025 is presented in "Executive Compensation—2025 Summary Compensation Table" below.

Director Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Peggy Alford(3)	131,667	421,272	733,392(4)	1,286,331
Marc L. Andreessen(5)	50,000	337,018	—	387,018
John Arnold(6)	100,167	421,272	—	521,439
Patrick Collison(7)	35,577	1,512,649	—	1,548,226
John Elkann(8)	68,772	1,654,895	—	1,723,667
Andrew W. Houston(9)	80,000	421,272	—	501,272
Nancy Killefer(10)	164,333	421,272	—	585,605
Robert M. Kimmitt(11)	224,333	421,272	—	645,605
Dina Powell McCormick(12)	51,243	1,512,649	—	1,563,892
Charles Songhurst(13)	88,855	1,654,895	—	1,743,750
Hock E. Tan(14)	122,000	421,272	—	543,272
Tracey T. Travis(15)	118,500	421,272	—	539,772
Dana White(16)	68,105	1,654,895	—	1,723,000
Tony Xu(17)	92,000	421,272	—	513,272
(1)Amounts include applicable annual cash retainers and excess meeting fees under our Director Compensation Policy, as more fully described above, as well as any ad hoc committee fees.
(2)Amounts reflect the aggregate grant date fair value of the RSUs granted in 2025, computed in accordance with Financial Accounting Standards Board ASC Topic 718 ("ASC 718"). This amount does not reflect the actual economic value realized by the director.
(3)As of December 31, 2025, Ms. Alford held 600 RSUs, which will vest on May 15, 2026 so long as Ms. Alford is a member of our Board on such date.
(4)The amounts reported include approximately $382,904 for costs related to personal security services and $350,488 for an associated tax gross-up for taxable personal security services in 2025.
(5)As of December 31, 2025, Mr. Andreessen held 480 RSUs, which will vest on May 15, 2026 so long as Mr. Andreessen is a member of our Board on such date.
(6)As of December 31, 2025, Mr. Arnold held (i) 600 RSUs, which will vest on May 15, 2026 so long as Mr. Arnold is a member of our Board on such date, and the settlement of which will be deferred pursuant to the Deferred Compensation Plan; and (ii) 1,505 RSUs, which vest quarterly as to 1/16th of the total RSUs underlying the original grant so long as Mr. Arnold is a member of our Board through the applicable vesting date, and the settlement of which will be deferred pursuant to the Deferred Compensation Plan.
(7)As of December 31, 2025, Mr. Collison held (i) 600 RSUs, which will vest on May 15, 2026 so long as Mr. Collison is a member of our Board on such date; and (ii) 1,437 RSUs, which vest quarterly as to 1/16th of the total RSUs underlying the original grant so long as Mr. Collison is a member of our Board through the applicable vesting date.
(8)As of December 31, 2025, Mr. Elkann held (i) 600 RSUs, which will vest on May 15, 2026 so long as Mr. Elkann is a member of our Board on such date; and (ii) 1,424 RSUs, which vest quarterly as to 1/16th of the total RSUs underlying the original grant so long as Mr. Elkann is a member of our Board through the applicable vesting date.
(9)As of December 31, 2025, Mr. Houston held 600 RSUs, which will vest on May 15, 2026 so long as Mr. Houston is a member of our Board on such date.
(10)As of December 31, 2025, Ms. Killefer held 600 RSUs, which will vest on May 15, 2026 so long as Ms. Killefer is a member of our Board on such date.
(11)As of December 31, 2025, Ambassador Kimmitt held 600 RSUs, which will vest on May 15, 2026 so long as Ambassador Kimmitt is a member of our Board on such date, and the settlement of which will be deferred pursuant to the Deferred Compensation Plan.
(12)Ms. Powell McCormick served on our Board until December 2025. Ms. Powell McCormick held 2,037 RSUs on the date of her resignation from our Board, which were canceled on such date without having vested.
(13)As of December 31, 2025, Mr. Songhurst held (i) 600 RSUs, which will vest on May 15, 2026 so long as Mr. Songhurst is a member of our Board on such date; and (ii) 1,424 RSUs, which vest quarterly as to 1/16th of the total RSUs underlying the original grant so long as Mr. Songhurst is a member of our Board through the applicable vesting date.
(14)As of December 31, 2025, Mr. Tan held (i) 600 RSUs, which will vest on May 15, 2026 so long as Mr. Tan is a member of our Board on such date; and (ii) 1,505 RSUs, which vest quarterly as to 1/16th of the total RSUs underlying the original grant so long as Mr. Tan is a member of our Board through the applicable vesting date.
(15)As of December 31, 2025, Ms. Travis held 600 RSUs, which will vest on May 15, 2026 so long as Ms. Travis is a member of our Board on such date.
(16)As of December 31, 2025, Mr. White held (i) 600 RSUs, which will vest on May 15, 2026 so long as Mr. White is a member of our Board on such date; and (ii) 1,424 RSUs, which vest quarterly as to 1/16th of the total RSUs underlying the original grant so long as Mr. White is a member of our Board through the applicable vesting date.
(17)As of December 31, 2025, Mr. Xu held (i) 600 RSUs, which will vest on May 15, 2026 so long as Mr. Xu is a member of our Board on such date; and (ii) 189 RSUs, which vest quarterly as to 1/16th of the total RSUs underlying the original grant so long as Mr. Xu is a member of our Board through the applicable vesting date.

COMPENSATION DISCUSSION AND ANALYSIS
Overview

This section explains our executive compensation philosophy, objectives, and design; our compensation governance; our compensation-setting process; our executive compensation program elements; and the decisions made in 2025 with respect to the compensation of each of our named executive officers. Our named executive officers for 2025, who appear in the section entitled "—2025 Summary Compensation Table" below, are:

Named Executive Officer	Title
Mark Zuckerberg	Founder, Chairman, and Chief Executive Officer (CEO)
Susan Li	Chief Financial Officer (CFO)
Christopher K. Cox	Chief Product Officer (CPO)
Javier Olivan	Chief Operating Officer (COO)
Andrew Bosworth	Chief Technology Officer (CTO)
Executive Compensation Philosophy, Objectives, and Design

Philosophy. We are focused on our mission to build the future of human connection and the technology that makes it possible. Our products enable people to connect and share through mobile devices, personal computers, virtual reality headsets, and AI glasses. We are innovating in AI technologies to build transformative experiences and capabilities across our Family of Apps and Reality Labs products, and to advance our vision to deliver personal superintelligence for everyone. For us to be successful, we design our executive compensation programs to attract and retain a talented team of engineering, product, sales, and business professionals who can help achieve this mission through the successful pursuit of our company priorities. In addition, we expect our executive team to possess and demonstrate strong leadership and management capabilities. For more information regarding our 2025 company priorities, see the section entitled "—Elements of Executive Compensation" below.

Objectives. Our compensation program for our named executive officers is designed to support the following objectives:
•attract the top talent in our leadership positions and motivate our executives to deliver the highest level of individual and team impact and results;

•encourage our executives to focus on our company priorities;

•ensure each of our executives receives a total compensation package that encourages his or her long-term retention;

•reward high levels of impact with commensurate levels of compensation; and

•align the interests of our executives with those of our shareholders in the overall success of our company by emphasizing long-term incentives.

Design. Our 2025 executive compensation program continued to be heavily weighted towards equity compensation, in the form of restricted stock units (RSUs), with cash compensation that we believe is competitively positioned when compared to our peer companies. We believe that equity compensation offers the best vehicle to focus our executive officers on our mission and the successful pursuit of our company priorities, and to align their interests with the long-term interests of our shareholders.

We typically grant our executive officers an annual RSU award with service-based vesting conditions as discussed further in the section entitled "—Elements of Executive Compensation—Equity Compensation" below. When combined with the executives' prior equity awards, we believe that these additional awards represent a strong long-term retention tool and provide the executive officers with effective long-term equity incentives.

Our compensation, nominating & governance committee evaluates our executive compensation program, including our mix of cash and equity compensation, on at least an annual basis.

Compensation Governance

The compensation, nominating & governance committee seeks to ensure sound executive compensation practices to adhere to our pay-for-performance philosophy while appropriately managing risk and aligning our executive compensation program with long-term shareholder interests. The following principles and practices were guiding factors during 2025:

•the compensation, nominating & governance committee is comprised solely of independent directors;

•the compensation, nominating & governance committee engages an independent compensation consultant, Compensia, Inc. (Compensia), a national compensation consulting firm, to advise the committee on compensation-related matters;

•the compensation, nominating & governance committee conducts an annual review and approval of our compensation strategy, including a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on our company;

•executive officer bonus payouts are based on a company performance percentage that is determined in the sole judgment of the compensation, nominating & governance committee; and

•our compensation philosophy and related governance features are complemented by several specific policies and practices that are designed to align our executive compensation program with long-term shareholder interests, including the following:

◦our executives are subject to stock ownership guidelines that require them to maintain significant ownership of our common stock, effective after an initial period following their appointment as an executive officer;

◦our executives are subject to company-wide policies that prohibit trading in futures and derivative securities and engaging in hedging activities relating to our securities, holding our securities in margin accounts, pledging our securities as collateral for loans (unless otherwise approved by our compensation, nominating & governance committee), and engaging in short sales of our securities; and

◦our executives participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees, with limited additional healthcare benefits for executives who are primarily located outside of the United States.

Compensation-Setting Process

Role of Our Compensation, Nominating & Governance Committee. The compensation, nominating & governance committee is responsible for overseeing all aspects of our executive compensation program, including executive salaries, payouts under our annual bonus plan ("Bonus Plan"), the size and structure of equity awards, and executive perquisites. The compensation, nominating & governance committee is solely responsible for determining the compensation of our CEO and reviews and approves the compensation of our other executive officers. For more information regarding the responsibilities of the compensation, nominating & governance committee, see the section entitled "Corporate Governance—Board Committees."

Role of Management. In setting compensation for 2025, our CEO and our Chief People Officer provided their views to the compensation, nominating & governance committee on how to implement our compensation philosophy through our executive compensation program and attended meetings of the compensation, nominating & governance committee. Our CEO made recommendations to the compensation, nominating & governance committee regarding compensation for our executive officers, other than for himself, because of his daily involvement with our executive team. No executive officer participated directly in the final deliberations or determinations regarding his or her own compensation package or was present during such determinations, except for our CEO who has requested that his base salary be fixed at $1 per year and does not receive any bonus payments, equity awards, or other incentive compensation.

Our management team and the compensation, nominating & governance committee each play a role in evaluating and mitigating any risk that may exist relating to our compensation plans, practices, and policies for all employees, including our named executive officers, as further described in the section entitled "—Compensation Risk Assessment" below.

Role of Compensation Consultant. The compensation, nominating & governance committee has the authority to engage its own advisors to assist in carrying out its responsibilities. In 2025, the compensation, nominating & governance committee engaged the services of Compensia to advise the committee regarding the amount and types of compensation that we provide to our executive officers and how our compensation practices compared to the compensation practices of other companies. Compensia is engaged directly by the compensation, nominating & governance committee. Compensia does not provide any services to us other than the services provided to the compensation, nominating & governance committee. The compensation, nominating & governance committee has reviewed, and will continue to review going forward, the independence of Compensia under applicable Securities and Exchange Commission ("SEC") and Nasdaq rules and believes that Compensia does not have any conflicts of interest in advising the committee.

Use of Comparative Market Data. We aim to compensate our executive officers at levels that are commensurate with the most competitive levels of compensation for executives in similar positions at the group of publicly-traded peer companies set forth below, with whom we compete for hiring and retaining executive talent (our "Peer Group"). In making compensation decisions, the compensation, nominating & governance committee also considers the scope of responsibility of each executive officer, our current practice of maintaining minimal differentiation between the cash compensation packages of our executive officers, the unvested balances of equity awards held by each executive officer, as well as the compensation, nominating & governance committee's assessment of each executive officer's performance and impact on the organization. In determining 2025 compensation, the compensation, nominating & governance committee did not use a formula for taking into account these different factors.

We analyze market data for executive compensation at least annually using the most relevant published survey sources, information available from public filings, and input from Compensia. Management and Compensia provided the compensation, nominating & governance committee with both cash and equity compensation data for our Peer Group for 2025, which was selected from companies that meet some or all of the criteria listed below:

•technology or media company;

•key talent competitor;

•minimum revenue of $20 billion; and/or

•minimum market capitalization of $100 billion.

In the second quarter of 2024, using this criteria as a baseline, the compensation, nominating & governance committee approved the following companies for inclusion in our Peer Group for 2025:

Peer Group
Alphabet (GOOG, GOOGL)	NVIDIA (NVDA)
Amazon.com (AMZN)	Oracle (ORCL)
Apple (AAPL)	salesforce.com (CRM)
AT&T (T)	The Walt Disney Company (DIS)
Cisco Systems (CSCO)	Uber Technologies (UBER)
Comcast (CMCSA)	Verizon Communications (VZ)
Microsoft (MSFT)	Visa (V)
Netflix (NFLX)
In December 2024, the compensation, nominating & governance committee reviewed our executive compensation against this Peer Group to ensure that our executive officer compensation was competitive and sufficient to recruit and retain our executive officers. Compensia provided the compensation, nominating & governance committee with an analysis of total cash compensation data (base salaries and cash bonus awards at target) and total direct compensation data (total cash compensation and equity compensation) at various percentiles. While the compensation, nominating & governance committee considered this data in determining executive officer compensation, we did not seek to benchmark our executive compensation to any pre-set "target" percentile of the competitive market. Rather, the compensation, nominating & governance committee sought to compensate our executive officers at a level that would allow us to successfully recruit and retain the best possible talent for our executive team.

In light of the scale of our business, the compensation, nominating & governance committee gives greater weight to the compensation levels of companies in our Peer Group that have higher revenue and market capitalization compared to other companies in the Peer Group when making decisions about the compensation of our executive officers. The compensation, nominating & governance committee also relies on the knowledge and experience of its members and our management in determining the appropriate compensation levels for our executive officers. Overall, Compensia's analysis of our Peer Group indicated that the target total cash compensation for our named executive officers, other than our CEO, was at or below approximately the 15th percentile of the companies in our Peer Group. When equity compensation was factored in, based on the "initial equity value" described below and without taking into account the effect of any deferred vesting start dates that were applicable to the equity compensation awards of our named executive officers, the target total direct compensation for our named executive officers, other than our CEO, fell between approximately the 70th and 80th percentiles relative to the companies in our Peer Group.

In the second quarter of 2025, the compensation, nominating & governance committee reviewed the selection criteria and the companies in our Peer Group. Following that review, the compensation, nominating & governance committee decided to maintain the same Peer Group. The compensation, nominating & governance committee believes our Peer Group reflects the current competitive and talent environment. Accordingly, we plan to use the same list of companies in our Peer Group for the 2026 executive compensation process. The compensation, nominating & governance committee expects to periodically review and update our Peer Group and the underlying criteria as our business and market environment continue to evolve.

Elements of Executive Compensation

Our executive officer compensation packages in 2025 generally included:

•base salary;

•performance-based cash incentives; and

•equity-based compensation in the form of RSUs.

We believe that our compensation mix supports our objective of focusing on at-risk compensation having significant financial upside based on our performance relative to company priorities. We expect to continue to emphasize equity awards because of the direct link that equity compensation provides between shareholder interests and the interests of our executive officers, thereby motivating our executive officers to focus on increasing our value over the long term.

Base Salary. The compensation, nominating & governance committee believes base salaries are a necessary element of compensation in order to attract and retain highly qualified executive officers. The compensation, nominating & governance committee reviews the base salaries of our executive officers at least annually and may adjust them from time to time, if needed, to reflect changes in market conditions or other factors. Historically, our executive officers have received base salaries within a narrow range, reflecting our practice of maintaining limited differentiation among the cash compensation packages of our executive officers (other than our CEO). We have typically increased base salaries for our executive officers (other than our CEO) annually, although we still deliver the substantial majority of compensation to our executive officers in the form of equity awards.

In the first quarter of 2025, the compensation, nominating & governance committee decided to increase the base salaries of our named executive officers, other than our CEO, in order to bring their salaries closer to those paid to executives holding similar positions at the companies in our Peer Group, as shown in the table below. Following these 2025 salary increases, these named executive officer salaries fell at approximately the 50th percentile of the salaries provided to executives holding similar positions at the companies in our Peer Group. Previously, Mr. Zuckerberg had requested to receive a base salary of $1 per year and the compensation, nominating & governance committee continued to honor this request in 2025.

Named Executive Officer	2024 Base Salary ($)(1)	2025 Base Salary Increase ($)	2025 Base Salary ($)(1)
Mark Zuckerberg	1	—	1
Susan Li	945,000	55,000	1,000,000
Christopher K. Cox	995,000	5,000	1,000,000
Javier Olivan(2)	1,200,497	6,031	1,206,528
Andrew Bosworth	995,000	5,000	1,000,000
(1)Reflects base salary, which may differ from actual earnings as reflected in the section entitled "—2025 Summary Compensation Table" below due to the effective date of salary increases and USD-Euro exchange rates.
(2)Amounts for Mr. Olivan calculated based on a USD-Euro exchange rate of 1.1599, which was the December 2025 exchange rate used by Meta for financial reporting purposes.
Cash Bonuses. Our Bonus Plan for 2025 provides variable cash incentives, payable annually, that are designed to motivate our executive officers to focus on company priorities and to reward them for company results and achievements. As previously disclosed, in February 2025, the compensation, nominating & governance committee decided to increase the individual target bonus percentage under the Bonus Plan for each of our named executive officers, other than our CEO, from 75% of each such named executive officer's base eligible earnings to 200% of each named executive officer's base eligible earnings, effective beginning with the 2025 annual performance period under the Bonus Plan. In approving this increase, the compensation, nominating & governance committee considered that the target total cash compensation for the named executive officers, other than the CEO, was at or below approximately the 15th percentile of the target total cash compensation of executives holding similar positions in our Peer Group. Following this increase, the target total cash compensation for the named executive officers, other than the CEO, fell at approximately the 50th percentile of the total cash compensation provided to executives holding similar positions at the companies in our Peer Group. All of our named executive officers, except our CEO, participated in the Bonus Plan in 2025.

For the annual performance period in 2025, the compensation, nominating & governance committee approved a set of company priorities in order to focus our executive officers on key areas of performance. The 2025 company priorities reflect operational and non-operational objectives established by our compensation, nominating & governance committee, in consultation with our CEO and CFO. The company priorities did not have specific target levels associated with them for purposes of determining performance under the Bonus Plan, and our compensation, nominating & governance committee had full judgment to determine the level of bonus payout for the performance period.

2025 Bonus Plan Payouts. We calculate Bonus Plan payouts to each executive officer using the following formula:

Base Eligible Earnings	x	Target Bonus Percentage	x	Company Performance Percentage	=	Bonus Payout

Our Bonus Plan provides for the payment of executive officer bonuses based solely on the company performance percentage, and not on an individual performance percentage. We believe this structure aligns executive officer interests with the interests of our shareholders in the overall success of our company, promotes focus on the ultimate impact of each individual on the collective success of the organization, and incentivizes increasing our value over the long term.

2025 Priorities and Company Performance Percentage. Our 2025 company priorities as approved by the compensation, nominating & governance committee were as follows:

Build awesome things.	Make our business successful.	Make progress on societal issues related to our business.	Go out and tell our story.

None of these priorities were assigned any specific weighting or dollar amount of the target bonus.

The compensation, nominating & governance committee exercised its judgment in determining the company performance percentage for our 2025 performance after considering our delivery of results across all of the areas identified as company priorities. The compensation, nominating & governance committee considered our strong financial performance, including that we increased our total revenue by 22% year-over-year to $200.97 billion in 2025. The compensation, nominating & governance committee also reviewed the continued growth and engagement across our family of apps, with 3.58 billion Family daily active people on average for December 2025, as well as the progress we made with our wearables product launches. In addition, the compensation, nominating & governance committee took into account that in 2025, we rebuilt the foundations of our AI program with the hiring of new AI talent and the formation of Meta Superintelligence Labs. The compensation, nominating & governance committee approved a company performance percentage of 115% for 2025.

2025 Bonus Payouts. The following table summarizes the calculations that were used in determining the cash bonus paid to each of our named executive officers for 2025 (other than Mr. Zuckerberg, who does not participate in the Bonus Plan):

Named Executive Officer	Performance Period	Base Eligible Earnings ($)(1)	Target Bonus Percentage (%)	Company Performance Percentage (%)	Bonus Payout ($)
Susan Li	2025	989,423	200	115	2,275,673
Christopher K. Cox	2025	999,039	200	115	2,297,789
Javier Olivan(2)	2025	1,205,523	200	115	2,772,703
Andrew Bosworth	2025	999,039	200	115	2,297,789
(1)Reflects base eligible earnings for 2025 under our Bonus Plan, which may differ from approved 2025 base salaries due to the effective date of salary increases.
(2)Amounts for Mr. Olivan calculated based on a USD-Euro exchange rate of 1.1599, which was the December 2025 exchange rate used by Meta for financial reporting purposes.
Equity Compensation. In 2025, most of our executive officers' target total direct compensation was delivered through equity awards in the form of RSUs. We use equity compensation to align our executive officers' financial interests with those of our shareholders, to attract industry leaders of the highest caliber, and to retain them for the long term. In addition to the initial equity award that each executive officer receives as part of his or her new hire compensation package, the compensation, nominating & governance committee typically grants our executive officers additional equity awards each year as part of our company-wide equity refresher program. The compensation, nominating & governance committee exercises its judgment in determining additional equity awards for each of our executive officers, taking into account the following factors:

•delivering equity values that are highly competitive when compared against those granted to executives with similar responsibilities at the companies in our Peer Group that have higher revenue and market capitalization when compared to other companies in our Peer Group;

•each executive officer's individual performance assessment, the results and contributions delivered during the year, as well as the anticipated potential future impact of each individual executive;

•the size and vesting schedule of existing equity awards in order to maximize the long-term retentive power of all additional awards; and

•the size of each executive officer's target total cash compensation (base salary plus cash bonus awards at target), compared to cash compensation paid to executives with similar responsibilities at the companies in our Peer Group.

Based on the foregoing factors, in March 2025, our compensation, nominating & governance committee granted each of our executive officers, other than our CEO, an award of RSUs with a specific "initial equity value" based on an estimated total value for each award. The compensation, nominating & governance committee calculated the number of RSUs to be granted by dividing this initial equity value by $701.32 per share, which was the average closing price for the seven trading days following the announcement of our earnings for the fourth quarter of 2024 and the same price that was used for 2025 refresher awards to all other employees, and rounding up to the nearest whole share. The 2025 RSU awards will vest quarterly over four years following the vesting start dates as described in the section entitled "—2025 Equity Awards" below. The increase in the initial equity value of the 2025 awards to our COO, CPO, and CTO, as compared to 2024 awards, reflected the compensation, nominating & governance committee's assessment of the factors described above, including comparative market data.

Equity Grant Practices. We maintain an equity award policy which establishes consistent policies and procedures with respect to the timing, structure, and process for the grant of equity-based awards, including for purposes of annual equity grants to our named executive officers. The grant date of our annual equity awards to our named executive officers is generally March 20th (or the next following trading date). Equity awards are not spring-loaded or otherwise timed to take advantage of material non-public information.

2025 Equity Awards. Mr. Zuckerberg did not receive any equity awards in 2025 because our compensation, nominating & governance committee believed that his existing equity ownership position continued to sufficiently align his interests with those of our shareholders.

Our other named executive officers received the following RSU awards in 2025:

Named Executive Officer	Initial Equity Value ($)	Number of RSUs (#)(1)	Initial Vesting Date
Susan Li	20,000,000	28,518	5/15/2025
Christopher K. Cox	22,000,000	31,370	5/15/2025
Javier Olivan	22,000,000	31,370	5/15/2025
Andrew Bosworth	22,000,000	31,370	5/15/2025
(1)The number of RSUs was calculated by dividing the initial equity value by $701.32, which was the same value used for 2025 refresher awards to all other employees in March 2025, and rounding up to the nearest whole share.
The RSUs granted to our named executive officers are subject to a four-year quarterly vesting schedule, with 1/16th of the RSUs vesting on the initial vesting date noted above and the remainder vesting quarterly thereafter, subject to continued employment through each vesting date. Following the grants of these equity awards in March 2025 and based on the "initial equity value" set forth above, the target total direct compensation for our named executive officers, other than our CEO, was at or above approximately the 85th percentile relative to the companies in our Peer Group.
PERQUISITES AND OTHER BENEFITS
We provide certain perquisites to our named executive officers for the reasons described below. In approving these perquisites, our compensation, nominating & governance committee considered comparative Peer Group and other market data provided by Compensia.

Because of the high visibility of our company, our compensation, nominating & governance committee has authorized an "overall security program" for Mr. Zuckerberg to address safety concerns due to specific threats to his safety arising directly as a result of his position as our founder, Chairman, CEO, and controlling shareholder. We require these security measures for the company's benefit because of the importance of Mr. Zuckerberg to Meta, and we believe that the scope and costs of this security program are appropriate and necessary.

Our compensation, nominating & governance committee evaluates this security program at least annually, including a review of security professional assessments of safety threats and recommendations for the security programs. Since the implementation of Mr. Zuckerberg's overall security program, each of these assessments has identified specific threats to Mr. Zuckerberg as a result of the high-profile nature of being our founder, Chairman, CEO, and controlling shareholder. We believe that Mr. Zuckerberg's role puts him in a unique position: he is synonymous with Meta and, as a result, negative sentiment regarding our company is directly associated with, and often transferred to, Mr. Zuckerberg. Mr. Zuckerberg is one of the most-recognized executives in the world, in large part as a result of the size of our user base and our continued exposure to global media, legislative, and regulatory attention.

Under Mr. Zuckerberg's overall security program, we pay for costs related to personal security for Mr. Zuckerberg at his residences and during personal travel, including the annual costs of security personnel for his protection (including, among others, costs for usage of certain accommodations owned by Mr. Zuckerberg) and the procurement, installation, and maintenance of certain security measures for his residences. We provide an annual pre-tax allowance of $14 million to Mr. Zuckerberg to cover additional costs related to his and his family's personal security. This security allowance is paid to Mr. Zuckerberg net of required tax withholdings, and Mr. Zuckerberg must apply the net amount towards additional personnel, equipment, services, residential improvements, health and safety services, or other security-related costs. Although Mr. Zuckerberg expects to use the full net amount during each calendar year in which the allowance is paid, he may apply any unused portion of the allowance for a given year to cover excess security-related costs in future years or prior years.

In addition, Mr. Zuckerberg uses private aircraft for personal travel in connection with his overall security program (including private aircraft indirectly and wholly owned by Mr. Zuckerberg and operated by an independent charter company). Occasionally, Mr. Zuckerberg may be accompanied by guests when using private aircraft. We pay for travel by Mr. Zuckerberg on the aircraft owned by Mr. Zuckerberg under our Charter and Time Sharing Arrangements pursuant to a written policy overseen by our audit & privacy committee and compensation, nominating & governance committee, as described in the section entitled "Related Party Transactions."

Although we do not consider Mr. Zuckerberg's overall security program to be a perquisite for his benefit for the reasons described above, the costs related to personal security for Mr. Zuckerberg at his residences and during personal travel pursuant to his overall security program, as well as the annual security allowance and the costs of private aircraft for personal travel, are reported as compensation to Mr. Zuckerberg in the "All Other Compensation" column of the "—2025 Summary

Compensation Table" below. The costs of Mr. Zuckerberg's security program vary from year to year depending on requisite security measures, his travel schedule, and other factors. The compensation, nominating & governance committee believes that these costs are appropriate and necessary in light of the threat landscape and the fact that Mr. Zuckerberg has requested to receive only $1 in annual salary and does not receive any bonus payments, equity awards, or other incentive compensation.

In addition, in 2025, our compensation, nominating & governance committee approved costs related to facilities improvements at the company’s property to facilitate efficient travel by Mr. Zuckerberg, which costs are reported as other compensation to Mr. Zuckerberg in the "All Other Compensation" column of the "—2025 Summary Compensation Table" below.

From time to time, we also provide certain personal security measures to other executive officers in response to specific security threats in light of their roles at our company, including pre-tax security allowances, as well as certain costs related to personal security at their residences and related tax gross-ups. The costs related to personal security for our executive officers are reported as other compensation to them in the "All Other Compensation" column of the "—2025 Summary Compensation Table" below.

2025 SAY ON PAY VOTE
We held a non-binding advisory shareholder vote on the compensation program for our named executive officers, commonly referred to as a "say on pay" vote, at our 2025 Annual Meeting of Shareholders. Approximately 89% of the votes cast at the 2025 Annual Meeting of Shareholders were in favor of our say on pay proposal. Our compensation, nominating & governance committee considered the result of this advisory vote as well as the direct feedback heard in shareholder engagement discussions when making compensation decisions for our named executive officers. After considering all of these inputs as well as the desire to have the same overall compensation program structure for all employees and attract and retain the best talent, the compensation, nominating & governance committee determined to maintain the same overall compensation program design for 2025 as in 2024. Our compensation, nominating & governance committee will continue to consider the outcome of our say on pay votes and shareholder feedback when making compensation decisions for our named executive officers.

Based on the results of a separate non-binding advisory shareholder vote on the frequency of future shareholder advisory votes regarding the compensation program for our named executive officers, commonly referred to as a "say on frequency" vote, held at our 2025 Annual Meeting of Shareholders, our board of directors determined that we will hold our say on pay vote every three years until the next required say on frequency vote. Our next say on pay vote will occur no later than 2028 and our next say on frequency vote will occur no later than 2031.

TAX DEDUCTIBILITY
Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), limits the amount that we may deduct from our federal income taxes for compensation paid in excess of $1 million during the tax year to our chief executive officer, chief financial officer, and certain other current and former highly compensated officers that qualify as covered employees within the meaning of Section 162(m). While our compensation, nominating & governance committee is mindful of the benefit to us of the full tax deductibility of compensation, our compensation, nominating & governance committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our named executive officers in a manner that can best promote our corporate objectives. Therefore, our compensation, nominating & governance committee may approve compensation that may not be fully deductible because of the limits of Section 162(m). Our compensation, nominating & governance committee intends to continue to compensate our named executive officers in a manner it believes is consistent with the best interests of our company and our shareholders.

COMPENSATION RISK ASSESSMENT
Our management team and the compensation, nominating & governance committee each play a role in evaluating, monitoring, and mitigating any risk that may exist relating to our compensation plans, practices, and policies for all employees, including our named executive officers. In early 2026, our management, with input from Compensia, the compensation, nominating & governance committee's independent compensation consultant, performed an assessment, of our compensation plans, practices, and policies and concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the company. The compensation, nominating & governance committee has reviewed this report and agreed with the conclusion. The objective of the assessment was to identify any compensation plans, practices, or policies that may encourage employees to take unnecessary risks that could threaten the company. No such plans, practices, or policies were identified. The risk assessment process included, among other things, a review of our cash and equity incentive-based compensation plans to ensure that they are aligned with our company performance goals and the overall compensation to ensure an appropriate balance between fixed and variable pay components and between short-term and long-term incentives.

STOCK OWNERSHIP GUIDELINES AND TRANSACTIONS IN OUR SECURITIES
Stock Ownership Guidelines

To further align the interests of our executive officers and directors with those of our shareholders, and based on the recommendation of our compensation, nominating & governance committee, in September 2018, our board of directors adopted minimum stock ownership guidelines applicable to our executive officers and non-employee directors, which were most recently amended effective as of June 2023. Under these guidelines, our executive officers are required to own the lesser of (x) 24,400 shares and (y) shares with an equivalent value of $4.0 million within five years from becoming an executive officer, and our non-employee directors are required to own the lesser of (x) 4,570 shares and (y) shares with an equivalent value of $750,000 within five years from becoming a non-employee director. The stock ownership guidelines also provide that if an executive officer or director’s stock ownership falls below the target ownership levels described above due to circumstances beyond his or her control (such as significant declines in our stock price), he or she will be limited to selling no more than 50% of shares acquired by him or her following the time that his or her stock ownership dropped below the target ownership levels (excluding any shares withheld by the company for purposes of satisfying applicable tax obligations) until such time as he or she has again achieved the applicable target ownership levels.

As of December 31, 2025, all of our executive officers and non-employee directors either met the applicable ownership threshold or were within the permitted time period to attain the required ownership. As our CEO and controlling shareholder, Mr. Zuckerberg currently has stock ownership significantly in excess of the required ownership threshold. As a result, our stock ownership guidelines provide that our compensation, nominating & governance committee will reassess appropriate ownership requirements applicable to Mr. Zuckerberg in his capacity as an executive officer if in the future his stock holdings fall below one percent of our total outstanding capital stock.

Clawback Policy

Our Compensation Recoupment Policy allows us to recoup certain incentive-based compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under U.S. federal securities laws. The Compensation Recoupment Policy is included as Exhibit 97.1 in our Annual Report on Form 10-K for the year ended December 31, 2025.

Restrictions on Transactions in Our Securities

We have adopted insider trading policies and procedures applicable to our directors, officers, employees, and other covered persons, and have implemented processes for the company, that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, and Nasdaq listing standards. Our policies prohibit the following transactions: trading in futures and derivative securities and engaging in hedging activities relating to our securities, including exchange traded options, puts, calls, collars, forward sale contracts, equity swaps, exchange funds, or other arrangements or instruments designed to hedge or offset decreases in the market value of our securities; engaging in short sales of our securities; holding our securities in margin accounts; and pledging our securities as collateral for loans unless otherwise approved by our compensation, nominating & governance committee.

The compensation, nominating & governance committee and our board of directors have approved a framework for a pledging arrangement by Mark Zuckerberg that is designed to mitigate the risk of a forced stock sale. Under the terms of the arrangement, (i) the total number of shares of our common stock pledged must not exceed 20% of the total number of shares of our common stock beneficially owned by Mr. Zuckerberg, and (ii) the aggregate loan amount collateralized by such pledged shares must not exceed 5% of the fair market value of the total number of shares of our common stock beneficially owned by Mr. Zuckerberg at the time of any borrowing. In light of the considerations set forth above, we believe Mr. Zuckerberg's pledging arrangement does not pose a material risk to Meta or its shareholders.

In reviewing the pledging arrangement, our audit & risk oversight committee (which has since been replaced by our audit & privacy committee), compensation, nominating & governance committee, and board of directors considered the following factors, in addition to peer company practices and other relevant information regarding pledging arrangements: Mr. Zuckerberg's significant holdings in our common stock; the amount of the pledge as compared to the total value of common stock held by Mr. Zuckerberg; Mr. Zuckerberg's ability to repay the loan without recourse to the pledged shares; the fact that Mr. Zuckerberg receives a salary of only $1 per year and no bonus payments, equity awards, or other incentive compensation; and the fact that maintaining ownership over pledged shares promotes alignment between Mr. Zuckerberg's interests and the long-term interests of our shareholders.

Pursuant to the approval by our compensation, nominating & governance committee and our board of directors, Mr. Zuckerberg previously pledged shares of our common stock to secure certain indebtedness. Mr. Zuckerberg has pledged 12,000,000 shares of Class B common stock, representing approximately 3.5% of the total shares beneficially owned by Mr. Zuckerberg and 0.5% of the total outstanding shares of our common stock, and approximately 2.1% of the total voting power of the outstanding shares of our common stock, in each case as of April 1, 2026.

Rule 10b5-1 Trading Plans

Our executive officers and directors are required to conduct all purchase or sale transactions under a trading plan established pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended ("Exchange Act"). Through a Rule 10b5-1 trading plan, the executive officer or director contracts with a broker to buy or sell shares of our common stock on a periodic basis. The broker then executes trades pursuant to parameters established by the executive officer or director when entering into the plan, without further direction from them. The executive officer or director may amend or terminate the plan in specified circumstances. Our requirement to conduct all purchase or sale transactions under a Rule 10b5-1 trading plan generally includes transactions in shares held through trusts and other entities controlled by our executive officers and directors, but excludes certain transactions by venture capital investment entities that may be affiliated with our directors. Such requirements may be waived by our board of directors, compensation, nominating & governance committee, or compliance officer in consultation with legal counsel.

2025 SUMMARY COMPENSATION TABLE
The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of the named executive officers for services rendered to us for the years ended December 31, 2025, 2024, and 2023.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)	Total ($)
Mark Zuckerberg	2025	1	—	—	25,125,903(4)	25,125,904
Chief Executive Officer	2024	1	—	—	27,219,873(4)	27,219,874
	2023	1	—	—	24,399,967(4)	24,399,968
Susan Li	2025	989,423	2,275,673	16,711,548	85,968(5)	20,062,612
Chief Financial Officer	2024	946,731	877,826	21,671,642	124,289(5)	23,620,488
	2023	871,154	980,049	21,493,046	111,958(5)	23,456,207
Christopher K. Cox	2025	999,039	2,297,789	18,382,820	11,750(6)	21,691,398
Chief Product Officer	2024	996,289	923,799	21,671,642	17,589(6)	23,609,319
	2023	936,346	1,053,392	21,493,046	24,175(6)	23,506,959
Javier Olivan	2025	1,205,523(7)	2,772,703(7)	18,382,820	2,159,503(7)(8)	24,520,549
Chief Operating Officer	2024	1,082,979(7)	1,015,293(7)	21,671,642	1,919,232(7)(8)	25,689,146
	2023	1,104,234(7)	1,238,568(7)	21,493,046	1,822,916(7)(8)	25,658,764
Andrew Bosworth	2025	998,570	2,297,789	18,382,820	275,943(9)	21,955,122
Chief Technology Officer	2024	985,385	923,799	21,671,642	14,000(9)	23,594,826
	2023	936,346	1,053,392	21,493,046	11,250(9)	23,494,034
(1)Reflects actual earnings for 2025, 2024, and 2023, which may differ from approved 2025, 2024, and 2023 base salaries due to the effective dates of salary increases and based on the timing that salary is paid pursuant to the company's payroll practices.
(2)The amounts reported in the "Bonus" column represent bonuses earned pursuant to our Bonus Plan. As previously disclosed, in 2025, the compensation, nominating & governance committee increased the individual target bonus percentage under the Bonus Plan for each of our named executive officers, other than our CEO, to 200% of their base eligible earnings. For more information about our executive officers' bonuses and our Bonus Plan, see the section entitled "—Compensation Discussion and Analysis—Elements of Executive Compensation—Cash Bonuses" above.
(3)The amounts reflect the aggregate grant date fair value of the RSUs computed in accordance with Accounting Standard Codification (ASC) 718. This amount does not reflect the actual economic value realized by the named executive officer. For additional information on the RSUs granted to our named executive officers in 2025, see the section entitled "—2025 Grants of Plan-Based Awards" below.
(4)The amounts reported include approximately $8,498,301, $10,433,377, and $9,431,139 in 2025, 2024, and 2023, respectively, for costs related to personal security for Mr. Zuckerberg at his residences and during personal travel pursuant to Mr. Zuckerberg's overall security program. The amounts reported for each year also include an annual pre-tax allowance of $14,000,000 in each of 2025, 2024, and 2023 to cover additional costs related to Mr. Zuckerberg and his family’s personal security. The amounts reported also include approximately $2,467,562, $2,585,583, and $968,828 in 2025, 2024, and 2023, respectively, for costs related to personal usage of private aircraft and $160,040 and $200,913 in costs related to facilities improvements at the company’s property in 2025 and 2024, respectively, to facilitate efficient travel. For purposes of reporting the value of personal usage of private aircraft in this table, we use costs provided by the applicable charter company, which include passenger fees, fuel, crew, and catering costs, or paid pursuant to our Time Sharing Arrangement. For more information regarding Mr. Zuckerberg's overall security program, annual security allowance, and personal usage of private aircraft, see the section entitled "—Compensation Discussion and Analysis—Perquisites and Other Benefits" above.
(5)The amounts reported include approximately $35,261, $53,406, and $47,685 in 2025, 2024, and 2023, respectively, for costs related to personal security services and $39,207, $59,383, and $53,023 in 2025, 2024, and 2023, respectively, for associated tax gross-ups for taxable personal security services; and $11,500, $11,500, and $11,250 in 2025, 2024, and 2023, respectively, in company 401(k) matching contributions.
(6)The amounts reported include approximately $6,089 and $6,120 in 2024 and 2023, respectively, for costs related to personal security services and $6,805 in 2023 for associated tax gross-ups for taxable personal security services; and $11,750, $11,500, and $11,250 in 2025, 2024, and 2023, respectively, in company 401(k) matching contributions.
(7)The amounts reported were calculated based on a USD-Euro exchange rate of 1.1599, 1.05485, and 1.09075 for 2025, 2024, and 2023, respectively, which was the December 2025, December 2024, and December 2023 exchange rate used by Meta for financial reporting purposes, respectively.
(8)The amounts reported include approximately $1,027,700, $910,469, and $903,139 in 2025, 2024, and 2023, respectively, for costs related to personal security services and $913,076, $800,021, and $785,023 in 2025, 2024, and 2023, respectively, for associated tax gross-ups for taxable personal security services; $32,973, $26,279, and $30,058 in health insurance premiums in 2025, 2024, and 2023, respectively; $1,745 in an office setup stipend in 2023; $185,754, $182,462, and $100,276 in 2025, 2024, and 2023, respectively, in company contributions to a defined contribution retirement plan pursuant to applicable local law, which had been inadvertently omitted from our previously filed proxy statements; and $2,675 in 2023 in company 401(k) matching contributions.

(9)The amounts reported include approximately $124,527 in 2025 for costs related to personal security services and $138,466 in 2025 for associated tax gross-ups for taxable personal security services; $1,200 and $2,500 for a patent award in 2025 and 2024, respectively; and $11,750, $11,500, and $11,250 in 2025, 2024, and 2023, respectively, in company 401(k) matching contributions.
2025 GRANTS OF PLAN-BASED AWARDS TABLE
The following table presents, for each of the named executive officers, information concerning each grant of an equity award made during the year ended December 31, 2025. This information supplements the information about these awards set forth in the 2025 Summary Compensation Table.

Name	Approval Date	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
Mark Zuckerberg	—	—	—	—
Susan Li	3/14/2025	3/20/2025	28,518(1)	16,711,548(2)
Christopher K. Cox	3/14/2025	3/20/2025	31,370(1)	18,382,820(2)
Javier Olivan	3/14/2025	3/20/2025	31,370(1)	18,382,820(2)
Andrew Bosworth	3/14/2025	3/20/2025	31,370(1)	18,382,820(2)
(1)The vesting condition was satisfied as to 1/16th of the total shares underlying the RSUs on May 15, 2025. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.
(2)Amounts reflect the grant date fair value of the RSUs of $586.00 per share, computed in accordance with ASC 718. This amount does not reflect the actual economic value realized by the named executive officer.

2025 OUTSTANDING EQUITY AWARDS AT YEAR-END TABLE
The following table presents, for each of the named executive officers, information regarding outstanding RSUs held as of December 31, 2025.

Name	Stock Awards
	Grant Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Mark Zuckerberg	—	—	—
Susan Li	3/20/2020	19,195(3)	12,670,428
	3/22/2021	22,658(4)	14,956,319
	3/21/2022	4,103(5)	2,708,349
	3/20/2023	33,955(6)	22,413,356
	3/20/2024	24,115(7)	15,918,070
	3/20/2025	23,171(8)	15,294,945
Christopher K. Cox	3/21/2022	5,471(5)	3,611,352
	3/20/2023	33,955(6)	22,413,356
	3/20/2024	24,115(7)	15,918,070
	3/20/2025	25,489(8)	16,825,034
Javier Olivan	3/21/2022	5,471(5)	3,611,352
	3/20/2023	33,955(6)	22,413,356
	3/20/2024	24,115(7)	15,918,070
	3/20/2025	25,489(8)	16,825,034
Andrew Bosworth	3/21/2022	5,471(5)	3,611,352
	3/20/2023	33,955(6)	22,413,356
	3/20/2024	42,870(9)	28,298,058
	3/20/2025	25,489(8)	16,825,034
(1)All of the outstanding equity awards described in the footnotes below were granted under our 2012 Equity Incentive Plan.
(2)Represents the market value of the shares underlying the RSUs as of December 31, 2025, based on the official closing price of our Class A common stock, as reported on The Nasdaq Global Select Market, of $660.09 per share on December 31, 2025.
(3)1/20th of the total shares underlying the RSUs vested on February 15, 2023. The remaining shares underlying the RSUs vest at a rate of 1/20th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(4)1/20th of the total shares underlying the RSUs vested on February 15, 2024. The remaining shares underlying the RSUs vest at a rate of 1/20th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.
(5)1/16th of the total shares underlying the RSUs vested on May 15, 2022. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.
(6)1/16th of the total shares underlying the RSUs vested on May 15, 2023. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.
(7)1/16th of the total shares underlying the RSUs vested on May 15, 2024. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.
(8)1/16th of the total shares underlying the RSUs vested on May 15, 2025. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.
(9)1/16th of the total shares underlying the RSUs vested on February 15, 2026. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.
2025 STOCK VESTED
The following table presents, for each of the named executive officers, the number of shares of our common stock acquired upon the vesting and settlement of RSUs during 2025 and the aggregate value realized upon the vesting and settlement of RSUs.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mark Zuckerberg	—	—
Susan Li	77,971	54,314,554
Christopher K. Cox	70,364	49,147,025
Javier Olivan	70,364	49,147,025
Andrew Bosworth	95,722	66,631,153
(1)The aggregate value realized upon the vesting of an RSU represents the aggregate market price of the shares based on the official closing price of our Class A common stock, as reported on The Nasdaq Global Select Market, on the trading day immediately before vesting.
EMPLOYMENT AGREEMENTS AND OFFER LETTERS
We have entered into employment agreements or offer letters with each of the named executive officers. These agreements provide for at-will employment and generally include the named executive officer's initial base salary, and an indication of eligibility for an annual cash incentive award opportunity. In addition, each of our named executive officers has executed a form of our standard confidential information and invention assignment agreement.

Mark Zuckerberg

We entered into an amended and restated offer letter with Mr. Zuckerberg, our founder, Chairman, and CEO, effective January 2012. This offer letter agreement has no specific term and constitutes at-will employment. Mr. Zuckerberg's annual base salary as of December 31, 2025 was $1, and he is not eligible to receive bonus compensation under our Bonus Plan.

Susan Li

We entered into an offer letter with Ms. Li, our CFO, effective November 2022. The offer letter agreement has no specific term and constitutes at-will employment. Ms. Li's annual base salary as of December 31, 2025 was $1,000,000, and she is eligible to receive annual bonus compensation under our Bonus Plan.

Christopher K. Cox

We entered into an offer letter with Mr. Cox, our CPO, effective June 2020. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Cox's annual base salary as of December 31, 2025 was $1,000,000, and he is eligible to receive annual bonus compensation under our Bonus Plan.

Javier Olivan

We entered into an offer letter with Mr. Olivan, our COO, effective December 2022. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Olivan's annual base salary as of December 31, 2025 was approximately $1,206,528 (as calculated based on a USD-Euro exchange rate of 1.1599), and he is eligible to receive annual bonus compensation under our Bonus Plan.

Andrew Bosworth

We entered into an offer letter with Mr. Bosworth, our CTO, effective March 2022. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Bosworth's annual base salary as of December 31, 2025 was $1,000,000, and he is eligible to receive annual bonus compensation under our Bonus Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
None of our named executive officers is entitled to payments or acceleration of vesting with respect to equity awards held by such named executive officers in connection with a termination or a change in control. However, consistent with our policy that is generally applicable to all employees, the designated beneficiaries of each of our named executive officers are entitled to the cash-out of outstanding unvested RSUs upon his or her death (up to a maximum payout of $2,000,000 per officer). In addition, Mr. Olivan may be entitled to payments upon a termination of employment pursuant to applicable local law.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS
Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors and officers for monetary damages to the fullest extent permitted by the Delaware General Corporation Law.
Our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and executive officers made or threatened to be made a party to an action or proceeding, by reason of the fact that he or she serves or served in such capacity at our request to the maximum extent not prohibited by the Delaware General Corporation Law or any other applicable law and allow us to indemnify other officers, employees, and other agents as set forth in the Delaware General Corporation Law or any other applicable law.

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, executive officers, and other key employees, in addition to the indemnification provided for in our amended and restated certificate of incorporation, amended and restated bylaws and other applicable law. These agreements, among other things, require us to indemnify our directors, executive officers, and other key employees for certain expenses, including attorneys’ fees, judgments, penalties, fines, and settlement amounts actually and reasonably incurred by such person in any action or proceeding arising out of their services to us, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request, including liability arising out of negligence or active or passive wrongdoing by the officer, director or employee. We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons such as directors, officers and key employees. We also maintain directors' and officers' liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage shareholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other shareholders. Further, a shareholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (Securities Act), may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CEO PAY RATIO
For the year ended December 31, 2025:

•the median of the annual total compensation of all employees of our company (other than our CEO) was $388,200; and

•the annual total compensation of our CEO was $25,125,904.

Based on this information, for 2025, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 65:1. We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.
As permitted by SEC rules, to identify our median employee for 2025, we selected total direct compensation as our consistently applied compensation measure, which we calculated as actual salary paid to our employees for 2025 (including overtime for hourly employees), actual bonus or sales commission earned by our employees in 2025, and the value of equity awards granted to our employees in 2025. Further, we used October 31, 2025 to determine our employee population and used the consistently applied compensation measure as described above to determine our median employee. In determining this population, we included all worldwide full-time and part-time employees other than our CEO. We did not include any contractors or workers employed through a third-party provider in our employee population. For employees paid in other than U.S. dollars, we converted their compensation to U.S. dollars using the exchange rates used by us for various purposes in effect on October 31, 2025.

Based on this approach, we selected the individual who represented the median employee for 2025. We then calculated the annual total compensation for this individual using the same methodology we used for our named executive officers in our 2025 Summary Compensation Table. Although we identified a new median employee for 2025, our calculation methodology for 2025 was the same methodology used to calculate our 2024 pay ratio.

During 2025, Mr. Zuckerberg served as our CEO, and per his request received $1 in salary. He does not participate in our Bonus Plan nor did he receive any equity awards. Therefore, the substantial majority of his annual total compensation as reported in our 2025 Summary Compensation Table consisted of costs related to personal security for Mr. Zuckerberg at his residences and during personal travel pursuant to his overall security program, his annual security allowance, and costs related to personal usage of private aircraft. For more information regarding these matters, see the section entitled "Executive Compensation—Compensation Discussion and Analysis—Perquisites and Other Benefits" above.

PAY VERSUS PERFORMANCE
Pay Versus Performance Table

The following table sets forth the compensation for our Principal Executive Officer ("PEO") and the average compensation for our other non-PEO named executive officers, both as reported in our 2025 Summary Compensation Table and with certain adjustments to reflect the "compensation actually paid" to such individuals, as defined under SEC rules, for each of 2025, 2024, 2023, 2022, and 2021. The table also provides information on our cumulative total shareholder return ("TSR"), the cumulative TSR of our peer group, net income, and revenue.

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(2) ($)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers(3) ($)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(4) ($)	Total Shareholder Return(5) ($)	Peer Group Total Shareholder Return(5) ($)	Net Income (in millions)(6) ($)	Company Selected Measure: Revenue (in millions)(7) ($)
2025	25,125,904	25,125,904	22,057,420	38,529,346	243.32	445.33	60,458	200,966
2024	27,219,874	27,219,874	24,128,445	67,302,236	215.16	263.18	62,360	164,501
2023	24,399,968	24,399,968	24,028,991	77,561,793	129.58	151.42	39,098	134,902
2022	27,110,418	27,110,418	22,143,280	(35,363,497)	44.05	92.25	23,200	116,609
2021	26,823,061	26,823,061	28,767,166	50,016,225	123.13	131.33	39,370	117,929
(1)Compensation for our PEO, Mark Zuckerberg, reflects the amounts reported in the section entitled "—2025 Summary Compensation Table" above for the respective years.
(2)Compensation "actually paid" to Mr. Zuckerberg equals the Summary Compensation Table total for Mr. Zuckerberg because his compensation for each applicable year was $1 in base salary and the remaining portion was "All Other Compensation."
(3)Average compensation for non-PEO named executive officers ("non-PEOs") reflects the average of the amounts reported in the Summary Compensation Table for the following named executive officers in each respective year: (i) in 2025, 2024, and 2023, Susan Li, Christopher K. Cox, Javier Olivan, and Andrew Bosworth, (ii) in 2022, Ms. Li, Mr. Olivan, Mr. Bosworth, Mr. Cox, Sheryl K. Sandberg, and David M. Wehner, and (iii) in 2021, Ms. Sandberg, Mr. Wehner, Mr. Cox, and Marne Levine.

(4)Average compensation "actually paid" to our non-PEOs equals the respective totals set forth in the "Average Summary Compensation Table Total for Non-PEO Named Executive Officers" column after the adjustments set forth in the table below:

Year	Less Stock Award Value Reported in Summary Compensation Table for the Covered Year	Plus Year-End Fair Value of Outstanding and Unvested Awards Granted in the Covered Year	Plus Year over Year Change in Fair Value of Outstanding and Unvested Awards Granted in Prior Years	Plus Fair Value as of Vesting Date of Awards Granted and Vested in the Covered Year	Plus Year over Year Change in Fair Value of Awards Granted in Prior Years that Vested in the Covered Year	Less Fair Value of Awards Forfeited during the Covered Year	Less Fair Value of Incremental Dividends or Earnings Paid on Awards
Non-PEOs 2025	17,965,002	16,442,512	5,843,418	3,929,334	8,221,664	—	—
Fair values set forth in the table above are computed in accordance with ASC 718 as of the end of the respective fiscal year, other than fair values of awards that vest in the covered year, which are valued as of the applicable vesting date.
(5)TSR is cumulative for the measurement periods beginning on December 31, 2020 and ending on December 31 of each of 2025, 2024, 2023, 2022, and 2021, respectively, calculated in accordance with Item 201(e) of Regulation S-K. The peer group for purposes of this table for each of 2025, 2024, 2023, 2022, and 2021 is the same as our Peer Group as set forth above in the section entitled "—Compensation Discussion and Analysis—Compensation-Setting Process."
(6)Reflects "Net Income" in our consolidated statements of income included in our Annual Reports on Form 10-K for each of the years ended December 31, 2025, 2024, 2023, 2022, and 2021.
(7)Reflects "Revenue" in our consolidated statements of income included in our Annual Reports on Form 10-K for each of the years ended December 31, 2025, 2024, 2023, 2022, and 2021.

Tabular List of Performance Measures

The following table sets forth the financial performance measure that we use to link compensation actually paid to our named executive officers to the company's performance, as further described below.

Financial Performance Measure
Revenue

Analysis of the Information Presented in the Pay Versus Performance Table

Our 2025 executive compensation program continued to be heavily weighted towards equity compensation with service-based vesting. We believe that equity compensation offers the best vehicle to focus our executive officers on our mission and the successful pursuit of our company priorities, and to align their interests with the long-term interests of our shareholders. Our Bonus Plan provides variable cash incentives that are designed to motivate our executive officers to focus on company priorities. Our Bonus Plan design does not have specific financial performance metrics and the company priorities are not assigned any specific weighting or dollar amount of the target bonus. Our compensation, nominating & governance committee takes a holistic view of company priorities and performance when determining payout levels for our executive officers. In 2025, our compensation, nominating & governance committee took into account the company's financial performance, and in particular revenue, when determining the company performance percentage for payouts under the Bonus Plan. However, as described above, company financial performance was not assigned any specific metrics or weighting or dollar amount of the target bonus. See the section entitled "—Compensation Discussion and Analysis—Elements of Executive Compensation—Cash Bonuses" for more information.

Compensation Actually Paid vs. Revenue

The following graph illustrates the relationship between (i) compensation actually paid to our PEO and non-PEOs and (ii) our revenue for the fiscal years ended on December 31, 2025, 2024, 2023, 2022, and 2021:

Compensation Actually Paid vs. Revenue
(in millions)
Compensation Actually Paid
Revenue
$200
$100
$0
-$100
$250,000
$200,000
$150,000
$100,000
$50,000
$0
2021
2022
2023
2024
2025
PEO Compensation Actually Paid
Non-PEOs Average Compensation Actually Paid
Revenue

Compensation Actually Paid vs. Net Income

The following graph illustrates the relationship between (i) compensation actually paid to our PEO and non-PEOs and (ii) our net income for the fiscal years ended on December 31, 2025, 2024, 2023, 2022, and 2021:

Compensation Actually Paid vs. Net Income
(in millions)
$200
$100
$0
-$100
Compensation Actually Paid
$100,000
$0
-$100,000
Net Income
2021
2022
2023
2024
2025
PEO Compensation Actually Paid
Non-PEOs Average Compensation Actually Paid
Net Income

Compensation Actually Paid vs. Company TSR

The following graph illustrates the relationship between (i) compensation actually paid to our PEO and non-PEOs and (ii) company TSR for the measurement periods beginning on December 31, 2020 and ending on December 31 of each of 2025, 2024, 2023, 2022, and 2021, respectively, calculated in accordance with Item 201(e) of Regulation S-K:

Compensation Actually Paid vs. Company TSR
(in millions, except Company TSR)
$200
$100
$0
-$100
Compensation Actually Paid
$300
$250
$200
$150
$100
$50
$0
Total Shareholder Return
12/31/2020
12/31/2021
12/31/2022
12/31/2023
12/31/2024
12/31/2025
PEO Compensation Actually Paid
Non-PEOs Average Compensation Actually Paid
Company TSR

Company TSR vs. Peer Group TSR

The following graph illustrates the relationship between (i) company TSR and (ii) Peer Group TSR, each calculated for the measurement periods beginning on December 31, 2020 and ending on December 31 of each of 2025, 2024, 2023, 2022, and 2021, respectively, and calculated in accordance with Item 201(e) of Regulation S-K:

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table summarizes compensation plans under which our equity securities are authorized for issuance as of December 31, 2025.

Plan Category	(a) Total Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(2)	115,555,315	N/A	454,300,502
Equity compensation plans not approved by security holders	N/A	N/A	N/A
(1)The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs, since RSUs have no exercise price. Other than RSUs, there were no outstanding options, warrants, or rights under our equity compensation plans as of December 31, 2025.
(2)Consists of our 2012 Equity Incentive Plan (2012 Plan) and our 2025 Equity Incentive Plan (2025 Plan), as effective on December 31, 2025. RSUs granted under our 2012 Plan and our 2025 Plan settle into shares of our Class A common stock. Our 2025 Plan became effective as of May 28, 2025 and serves as the successor to our 2012 Plan. No new awards will be issued under our 2012 Plan as of the effective date of the 2025 Plan.
We grant equity-based compensation in the form of RSUs, which generally vest over four years, as part of our total rewards strategy to create an ownership culture and align the interests of employees with shareholders. Upon vesting, each share of our Class A common stock is entitled to one vote.

	RSUs Outstanding as of December 31, 2025 (in thousands)	Shares Acquired on Vesting of RSUs in 2025 (in thousands)
Chief Executive Officer	—	—
Other Named Executive Officers	413	314
Non-Employee Directors	20	9
All Other Employees	115,122	61,580

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of October 1, 2026, for:
•each shareholder known by us to be the beneficial owner of more than 5% of our outstanding shares of Class A common stock or Class B common stock;
•each of our directors and director nominees, if any;
•each of our named executive officers; and
•all of our current directors and executive officers as a group.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the following table have sole voting and investment power with respect to all shares of Class A common stock or Class B common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 2,214,455,318 shares of Class A common stock and 341,786,026 shares of Class B common stock outstanding as of October 1, 2026. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, RSUs or other convertible securities held by that person that are currently exercisable or releasable or that will become exercisable or releasable within 60 days of October 1, 2026. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the following table is c/o Meta Platforms, Inc., 1 Meta Way, Menlo Park, California 94025.

Name of Beneficial Owner	Shares Beneficially Owned				% of Total Voting Power(1)
	Class A		Class B
	Shares	%	Shares	%
Named Executive Officers, Directors, and Nominees:
Mark Zuckerberg(2)	1,220,703	*	341,215,148	99.8	60.6
Susan Li(3)	31,430	*	—	—	*
Christopher K. Cox(4)	255,952	*	—	—	*
Javier Olivan(5)	115,193	*	—	—	*
Andrew Bosworth(6)	86,387	*	—	—	*
Peggy Alford(7)	2,840	*	—	—	*
Marc L. Andreessen(8)	70,399	*	—	—	*
John Arnold(9)	3,497	*	—	—	*
Patrick Collison(10)	1,268	*	—	—	*
John Elkann(11)	1,554	*	—	—	*
Andrew W. Houston	12,761	*	—	—	*
Nancy Killefer	12,844	*	—	—	*
Robert M. Kimmitt(12)	294	*	—	—	*
Charles Songhurst(13)	1,469	*	—	—	*
Dana White(14)	1,613	*	—	—	*
Tony Xu	8,269	*	—	—	*
All current executive officers and directors as a group (18 persons)(15)	1,851,746	*	341,215,148	99.8	60.6
Other 5% Shareholders:
Entities affiliated with Vanguard Capital Management(16)	163,839,861	7.4	—	—	2.9
Entities affiliated with BlackRock(17)	157,849,942	7.1	—	—	2.8
*    Less than 1%.
(1)Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class B common stock are entitled to ten votes per share, and holders of our Class A common stock are entitled to one vote per share.
(2)Consists of (i) 1,220,703 shares of Class A common stock held of record by Chan Zuckerberg Biohub, Inc. ("CZ Biohub"); (ii) 3,388,097 shares of Class B common stock held of record by Mark Zuckerberg, Trustee of The Mark Zuckerberg Trust dated July 7, 2006 ("2006 Trust"); (iii) 100,102,127 shares of Class B common stock held of record by CZI Holdings, LLC ("CZI Holdings"); (iv) 17,061,801 shares of Class B common stock held of record by Chan Zuckerberg Holdings, LLC ("CZ Holdings"); (v) 12,000,000 shares of Class B common stock held of record by CZI Holdings I, LLC ("CZI I"); (vi) 8,663,023 shares of Class B common stock held of record by Chan Zuckerberg Holdings II, LLC ("CZ Holdings II"); (vii) 50,000,000 shares of Class B common stock held of record by Chan Zuckerberg Holdings III, LLC ("CZ Holdings III"); (viii) 50,000,000 shares of Class B common stock held of record by Chan Zuckerberg Holdings IV, LLC ("CZ Holdings IV"); (ix) 50,000,000 shares of Class B common stock held of record by Chan Zuckerberg Holdings V, LLC ("CZ Holdings V"); (x) 40,000,000 shares of Class B common stock held of record by Chan Zuckerberg Holdings VI, LLC ("CZ Holdings VI"); (xi) 10,000,000 shares of Class B common stock held of record by Chan Zuckerberg Holdings A, LLC ("CZ Holdings A"); and (xii) 100 shares of Class B common stock held of record by CZ Management, LLC ("CZ Management"). The shares held by CZI I have been pledged as collateral to secure certain indebtedness as further described in the section entitled "Compensation Discussion and Analysis—Restrictions on Transactions in Our Securities." Mr. Zuckerberg is deemed to have sole voting and investment power over the shares held by CZ Biohub, but has no pecuniary interest in these shares. The 2006 Trust is the sole member of CZI Holdings. Mr. Zuckerberg is the sole trustee of the 2006 Trust and, therefore, is deemed to have sole voting and investment power over the securities held by CZI Holdings. CZ Holdings, CZI I, CZ Holdings II, CZ Holdings III, CZ Holdings IV, CZ Holdings V, CZ Holdings VI, CZ Holdings A, and CZ Management are beneficially owned by Mr. Zuckerberg, and Mr. Zuckerberg is deemed to have sole voting and investment power over the securities held by CZ Holdings, CZI I, CZ Holdings II, CZ Holdings III, CZ Holdings IV, CZ Holdings V, CZ Holdings VI, CZ Holdings A, and CZ Management.
(3)Consists of (i) 13,186 shares of Class A common stock held of record by Ms. Li and her spouse, Co-Trustees of The Li-Hegeman Living Trust u/t/a dated November 30, 2012; and (ii) 18,244 shares of Class A common stock issuable upon the settlement of RSUs and releasable to Ms. Li within 60 days of October 1, 2026. Ms. Li may be deemed to share voting and investment power over the securities held by her spouse. Ms. Li disclaims beneficial ownership over the securities held by her spouse.
(4)Consists of (i) 184,516 shares of Class A common stock held of record by Christopher K. Cox, Trustee of the Christopher K. Cox Revocable Trust; (ii) 55,046 shares of Class A common stock held of record by Christopher K. Cox and his spouse, Co-Trustees of The Cox-Vadakan Irrevocable Remainder Trust; and (iii) 16,390 shares of Class A common stock issuable upon the settlement of RSUs and releasable to Mr. Cox within 60 days of October 1, 2026.
(5)Consists of (i) 8,824 shares of Class A common stock held of record by Mr. Olivan; (ii) 5,916 shares of Class A common stock held of record by Mr. Olivan, manager of Olivan D LLC; (iii) 1,118 shares of Class A common stock held of record by Mr. Olivan and his spouse, managers of Olivan Reinhold D LLC; (iv) 5,916 shares of Class A common stock held of record by Mr. Olivan's spouse, manager of Reinhold D LLC; (v) 77,029 shares of Class A common stock held of record by Mr. Olivan and his spouse, Co-Trustees of the Olivan Reinhold Family Revocable Trust u/a/d 10/16/12; and (vi) 16,390 shares of Class A common stock issuable upon the settlement of RSUs and releasable to Mr. Olivan within 60 days of October 1, 2026.
(6)Consists of (i) 828 shares of Class A common stock held of record by Mr. Bosworth; (ii) 69,170 shares of Class A common stock held of record by Mr. Bosworth, Trustee of the Andrew Bosworth Living Trust; and (iii) 16,389 shares of Class A common stock issuable upon the settlement of RSUs and releasable to Mr. Bosworth within 60 days of October 1, 2026.
(7)Consists of 2,840 shares of Class A common stock held of record jointly by Ms. Alford and her spouse, Trustees of the Alford Family Revocable Trust.
(8)Consists of (i) 49,448 shares of Class A common stock held of record by the LAMA Community Trust ("LAMA"); and (ii) 20,951 shares of Class A common stock held of record by Andreessen Horowitz Fund VIII, L.P. ("AH VIII"), for itself and as nominee for Andreessen Horowitz Fund VIII-B, L.P., AH 2022 Annual Fund, L.P., AH 2022 Annual Fund-B, L.P., AH 2022 Annual Fund-QC, L.P. and CLF Partners III, LP (collectively, "AH Fund VIII Entities"). Mr. Andreessen and his spouse are the trustees of LAMA and may be deemed to share voting and investment power over the securities held by LAMA. AH Equity Partners VIII, L.L.C. ("AH EP VIII"), the general partner of AH VIII, may be deemed to have sole voting and dispositive power over the shares held by AH VIII for itself and as nominee. Mr. Andreessen and Benjamin Horowitz are the managing members of AH EP VIII and may be deemed to have shared voting and dispositive power over the shares held by AH VIII for itself and as nominee. Mr. Andreessen disclaims the existence of a "group" and disclaims beneficial ownership of the securities held by AH VIII for itself and as nominee. The address for Mr. Andreessen is c/o Andreessen Horowitz, 2865 Sand Hill Road, Suite 101, Menlo Park, California 94025.
(9)Consists of (i) 924 shares of Class A common stock held of record by Mr. Arnold; and (ii) 2,573 shares of Class A common stock issuable upon the settlement of RSUs and releasable to Mr. Arnold within 60 days of October 1, 2026. Mr. Arnold has elected to defer certain RSUs pursuant to our Deferred Compensation Plan as further described in the section entitled "Director Compensation" in our 2026 Proxy Statement.
(10)Consists of (i) 1,166 shares of Class A common stock held of record by Mr. Collison; and (ii) 102 shares of Class A common stock issuable upon the settlement of RSUs and releasable to Mr. Collison within 60 days of October 1, 2026.
(11)Consists of (i) 1,445 shares of Class A common stock held of record by Mr. Elkann; and (ii) 109 shares of Class A common stock issuable upon the settlement of RSUs and releasable to Mr. Elkann within 60 days of October 1, 2026.
(12)Consists of 294 shares of Class A common stock issuable upon the settlement of RSUs and releasable to Ambassador Kimmitt within 60 days of October 1, 2026. Ambassador Kimmitt has elected to defer certain RSUs pursuant to our Deferred Compensation Plan as further described in the section entitled "Director Compensation" in our 2026 Proxy Statement.
(13)Consists of (i) 1,360 shares of Class A common stock held of record by Mr. Songhurst; and (ii) 109 shares of Class A common stock issuable upon the settlement of RSUs and releasable to Mr. Songhurst within 60 days of October 1, 2026.
(14)Consists of (i) 1,504 shares of Class A common stock held of record by Mr. White; and (ii) 109 shares of Class A common stock issuable upon the settlement of RSUs and releasable to Mr. White within 60 days of October 1, 2026.
(15)Consists of (i) 1,768,547 shares of Class A common stock; (ii) 83,199 shares of Class A common stock issuable upon the settlement of RSUs and releasable within 60 days of October 1, 2026; and (iii) 341,215,148 shares of Class B common stock.
(16)Based on information reported by Vanguard Capital Management on Schedule 13G filed with the SEC on April 30, 2026, Vanguard Capital Management reported that it has sole dispositive power with respect to all shares of Class A common stock and sole voting power with respect to 21,701,704 shares of Class A common stock. Vanguard Capital Management listed its address as 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(17)Based on information reported by BlackRock, Inc. on Schedule 13G/A filed with the SEC on February 12, 2024, BlackRock, Inc. reported that it has sole dispositive power with respect to all shares of Class A common stock and sole voting power with respect to 142,976,542 shares of Class A common stock. BlackRock, Inc. listed its address as 50 Hudson Yards, New York, New York 10001.

VOTES REQUIRED

Pursuant to the Charter, holders of the Company's Class A common stock are entitled to one vote per share of Class A common stock and holders of the Company's Class B common stock are entitled to ten votes per share of Class B common stock.

Section 228 of the DGCL and Article I, Section 1.10 of the Bylaws provide that shareholders of the Company may act by written consent without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the actions to be taken, are signed by shareholders holding a number of outstanding shares representing not less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted. Pursuant to Sections 242 and 245 of the DGCL and Article X of the Charter, the affirmative vote of not less than a majority of the aggregate voting power of all outstanding shares of capital stock of the Company then entitled to vote generally in an election of directors, voting together as a single class, is required for the shareholders of the Company to amend or repeal any portion of the Charter, including by adopting the Restated Charter. Pursuant to Article I, Section 1.7 of the Bylaws, the Equity Plan Amendment requires the affirmative vote of a majority of the votes properly cast for or against such matter.

Additionally, Article IV, Section 3.10 of the Charter provides that the Company shall not amend, alter, repeal, or waive Sections 3 or 4 of Article IV of the Charter without first obtaining the affirmative vote (or written consent if action by written consent of shareholders is permitted at such time) of the holders of a majority of the then outstanding shares of Class B common stock, voting as a separate class, in addition to any other vote required by applicable law as described above. As the changes contemplated in the Restated Charter contain amendments to Sections 3 and 4 of Article IV, separate approval by the holders of a majority of the outstanding shares of Class B common stock is required for the Recapitalization.

As of the close of business on the Record Date, 2,214,472,367 shares of the Company's Class A common stock and 341,768,886 shares of the Company's Class B common stock were outstanding. As of the close of business on the Record Date, the Consenting Shareholders together owned 315,826,951 shares of Class B common stock, representing approximately 56.1% of the voting power of the outstanding shares of capital stock of the Company, on a combined basis. All of the shares of capital stock of the Company held by the Consenting Shareholders are beneficially owned by Mark Zuckerberg. Mr. Zuckerberg is the Company's Chairman of the Board, CEO, and controlling shareholder.

On the Record Date, the Company received the Written Consent from the Consenting Shareholders approving the Restated Charter and the Equity Plan Amendment. Receipt of the Written Consent from the Consenting Shareholders representing a majority of the voting power of the outstanding shares of capital stock of the Company, on a combined basis, satisfies the requirements of Article X of the Charter for purposes of the Restated Charter approval and Article I, Section 1.7 of the Bylaws for purposes of the Equity Plan Amendment. Further, the Written Consent, representing the majority in voting power of the outstanding shares of the Company's Class B common stock entitled to vote on the matters described therein, satisfies the requirements of Article IV, Section 3.10 of the Charter, for purposes of the Restated Charter approval.

DISSENTERS' RIGHTS

Under the DGCL, holders of the Company's capital stock are not entitled to dissenters' rights of appraisal with respect to the Restated Charter.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS ACTED UPON

Other than as set forth in the following paragraphs, none of our directors, executive officers, or any of their respective associates or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the Restated Charter which is not shared by all other holders of the Company's capital stock.

As of the Record Date, Mr. Zuckerberg, our founder, Chairman, and CEO, beneficially owned 1,220,703 shares of Class A common stock and 341,215,148 shares of Class B common stock, representing 60.6% of our total outstanding voting power. Mr. Zuckerberg, and entities related to him, hold over 99% of our outstanding Class B common stock. As a result, Mr. Zuckerberg currently has the ability to elect all of our directors and to determine the outcome on all matters submitted for a vote of our shareholders. Following the Recapitalization and the Dividend, based on his ownership and the total shares of Class A and Class B common stock outstanding as of the Record Date, Mr. Zuckerberg will own approximately 342,435,851 shares of Class C common stock, representing approximately 13.4% of the shares of Class C common stock to be issued in the Dividend. He will continue to have the ability to elect all of our directors and to determine the outcome of all matters submitted for a vote to our shareholders, and future issuances of Class C common stock, instead of Class A common stock, by us will continue to preserve his total outstanding voting power. This will be true so long as he owns a majority of our total outstanding voting power. Furthermore, even if Mr. Zuckerberg substantially reduces his holdings of our capital stock by converting some or all of his shares of Class B common stock into shares of Class A common stock and disposing of either shares of Class A common stock or Class C common stock (or both), he will continue to have the ability to elect all of our directors and to determine the outcome of all matters submitted for a vote of our shareholders, so long as he continues to own a majority of our total outstanding voting power.

In addition, for so long as the outstanding shares of our Class B common stock represent at least a majority of our total outstanding voting power, shareholders are allowed to act by written consent, the outcome of which would be controlled by the holders of our Class B common stock. With respect to certain change in control transactions involving the Company (including an acquisition of Meta by another company), the transaction can only proceed with a separate majority vote of Class B shareholders for so long as the outstanding shares of our Class B common stock represent at least 35% of the total outstanding voting power of our capital stock. These rights will be preserved following the Recapitalization.

In connection with the Recapitalization, Mr. Zuckerberg entered into the Founder Alignment Agreement with the Company. The Founder Alignment Agreement governs dispositions of shares of Class C common stock by Mr. Zuckerberg and the other members of the Holder Group following the Dividend, as well as certain other conditions. The Founder Alignment Agreement also governs the timing of future dividends of shares of Class C common stock, subject to legally available funds. Mr. Zuckerberg's ability to sell his shares of Class C common stock received in the Dividend is subject to the terms of the Founder Alignment Agreement. See "Founder Alignment Agreement" above.

DISTRIBUTION AND COSTS

We will pay the cost of preparing and distributing this Information Statement. The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for this Information Statement with respect to two or more shareholders sharing the same address by delivering a single Information Statement addressed to those shareholders. This process, which is commonly referred to as "householding," is intended to provide extra convenience for shareholders and cost savings for companies.

We and a number of brokers with account holders who are our shareholders will be householding this Information Statement. We will deliver a single Information Statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Information Statement, or if you are receiving multiple Information Statements and would like to participate in householding, please notify your broker, bank or other nominee if you are a beneficial shareholder or notify us if you are a registered shareholder. Registered shareholders can notify us by sending a written request to Meta Platforms, Inc., c/o Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling 1-866-540-7095, and we will promptly deliver any additional Information Statements requested.

NOTE ABOUT FORWARD-LOOKING STATEMENTS

This Information Statement contains forward-looking statements. All statements contained in this Information Statement other than statements of historical fact, including statements regarding the expected impact of the Recapitalization and the Dividend, our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2026. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this Information Statement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act and file or furnish reports, proxy statements, and other information with the SEC. Such reports and other information filed by us with the SEC are available free of charge on our website at investor.atmeta.com when such reports are available on the SEC's website. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. The content of the websites referred to in this Information Statement and any related notice are not incorporated herein or therein. Our references to the URLs for any websites presented are intended to be inactive textual references only.

Katherine R. Kelly
Vice President and Corporate Secretary

November 2, 2026

Annex A

META PLATFORMS, INC.

AMENDED & RESTATED CERTIFICATE OF INCORPORATION

ARTICLE I: NAME

The name of the corporation is Meta Platforms, Inc.

ARTICLE II: AGENT FOR SERVICE OF PROCESS

The address of the corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, 19808. The name of the registered agent of the corporation at that address is Corporation Service Company.

ARTICLE III: PURPOSE

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“General Corporation Law”).

ARTICLE IV: AUTHORIZED STOCK

1.Total Authorized.

The total number of shares of all classes of capital stock that the corporation has authority to issue is ~~9,241,000,000~~109,241,000,000 shares, consisting of: 5,000,000,000 shares of Class A Common Stock, $0.000006 par value per share (“Class A Common Stock”)~~,~~; 4,141,000,000 shares of Class B Common Stock, $0.000006 par value per share (“Class B Common Stock”); 100,000,000,000 shares of Class C Common Stock, $0.000006 par value per share (“Class C Common Stock” and together with the Class A Common Stock and Class B Common Stock, the “Common Stock”) and 100,000,000 shares of Preferred Stock, $0.000006 par value per share. The number of authorized shares of Class A Common Stock ~~or~~, Class B Common Stock or Class C Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

2.Designation of Additional Shares.

2.1The Board of Directors is authorized, subject to any limitations prescribed by the laws of the State of Delaware, by resolution or resolutions, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware (“Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase (but not above the total number of authorized shares of such class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or any series thereof, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, unless a vote of any such holders is required pursuant to the terms of any Certificate of Designation designating a series of Preferred Stock.

2.2Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this ARTICLE IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting powers, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.

3.Rights of Class A Common Stock ~~and~~, Class B Common Stock and Class C Common Stock.

3.1Equal Status. Except as otherwise provided in this Amended & Restated Certificate of Incorporation (“Restated Certificate of Incorporation”) or required by applicable law, shares of Class A Common Stock ~~and~~, Class B Common Stock and Class C Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the corporation), share ratably and be identical in all respects and as to all matters.

3.2Voting Rights. Except as otherwise expressly provided by this Restated Certificate of Incorporation or as provided by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote or for the consent (if action by written consent of the stockholders is permitted at such time under this Restated Certificate of Incorporation) of the stockholders of the corporation, (b) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the corporation and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law. Except as otherwise expressly provided herein or required by applicable law, each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock shall have the right to ten (10) votes per share of Class B Common Stock held of record by such holder. Except as otherwise expressly provided herein or required by applicable law, each holder of Class C Common Stock shall have no voting power or right to vote the shares of Class C Common Stock held of record by such holder on any matter submitted to a vote or for the consent (if action by written consent of the stockholders is permitted at such time under this Restated Certificate of Incorporation) of the stockholders of the corporation (including, for the avoidance of doubt, no right to vote on (i) the election and removal of directors or (ii) any increase or decrease in the number of shares of Class C Common Stock authorized).

3.3Dividend and Distribution Rights. Shares of Class A Common Stock ~~and~~, Class B Common Stock and Class C Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board of Directors out of any assets of the corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of ~~Class A~~ Common Stock ~~or Class B Common Stock~~ (or rights to acquire, or securities convertible into or exchangeable for, such shares), then holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be) ~~and~~; holders of Class B Common Stock shall receive shares of Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be); and holders of Class C Common Stock shall receive shares of Class C Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), with holders of shares of Class A Common Stock ~~and~~, Class B Common Stock, and Class C Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock ~~or~~, Class B Common Stock, or Class C Common Stock, as applicable. Notwithstanding the foregoing, the Board of Directors (i) may pay or make a disparate dividend or distribution per share of Class A Common Stock ~~or~~, Class B Common Stock or Class C Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Restated Certificate of Incorporation) of the holders of a majority of the outstanding shares of Class A Common Stock ~~and~~, Class B Common Stock and Class C Common Stock, each voting separately as a class~~.~~, and (ii) whether or not any shares of Class C Common Stock are then outstanding, may declare a dividend to be paid in the form of Class C Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be) to all holders of Class A Common Stock, Class B Common Stock and Class C Common Stock then outstanding, with holders of shares of Class A Common Stock, Class B Common Stock, and Class C Common Stock receiving, on a per share basis, an identical number of shares of Class C Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be).

3.4Subdivisions, Combinations or Reclassifications. Shares of Class A Common Stock ~~or~~, Class B Common Stock or Class C Common Stock may not be subdivided, combined or reclassified unless the shares of ~~the~~each other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock ~~and~~, Class B Common Stock and Class C Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Restated Certificate of Incorporation) of the holders of a majority of the outstanding shares of Class A Common Stock ~~and~~, Class B Common Stock and Class C Common Stock, each voting separately as a class.

3.5Liquidation, Dissolution or Winding Up. Subject to the preferential or other rights of any holders of Preferred Stock then outstanding, upon the dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary, holders of ~~Class A~~ Common ~~Stock and Class B Common~~ Stock will be entitled to receive ratably all assets of the corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Restated Certificate of Incorporation) of the holders of a majority of the outstanding shares of Class A Common Stock ~~and~~, Class B Common Stock and Class C Common Stock, each voting separately as a class.

3.6Transactions.

(a) Merger or Consolidation. In the case of any distribution or payment in respect of the shares of Class A Common Stock ~~or~~, Class B Common Stock or Class C Common Stock upon the consolidation or merger of the ~~Corporation~~corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a consolidation or merger, such distribution or payment shall be made ratably on a per share basis among the holders of the Class A Common Stock ~~and~~, Class B Common Stock and Class C Common Stock as a single class; provided, however, that shares of one such class may receive different or disproportionate distributions or payments in connection with such merger, consolidation or other transaction if (i) the only difference in the per share distribution to the holders of the Class A Common Stock ~~and~~, Class B Common Stock and Class C Common Stock is that any securities distributed to the holder of a share of Class B Common Stock have ten times the voting power of any securities distributed to the holder of a share of Class A Common Stock~~,~~ and that any securities distributed to the holder of a share of Class C Common Stock have no voting rights or power, except to the extent expressly provided by this Restated Certificate of Incorporation or as provided by applicable law (on the same basis as set forth herein), or (ii) such merger, consolidation or other transaction is approved by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Restated Certificate of Incorporation) of the holders of a majority of the outstanding shares of Class A Common Stock ~~and~~, Class B Common Stock, and Class C Common Stock, each voting separately as a class.

(b) Third-Party Tender or Exchange Offers. The corporation may not enter into any agreement pursuant to which a third party may by tender or exchange offer acquire any shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, nor may the corporation recommend that holders tender shares of Class A Common Stock, Class B Common Stock or Class C Common Stock into any third party tender or exchange offer unless: (x) the holders of (i) the Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share basis as the holders of the Class B Common Stock and Class C Common Stock would receive, or have the right to elect to receive, as applicable, (ii) the Class B Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share basis as the holders of the Class A Common Stock and Class C Common Stock would receive, or have the right to elect to receive, as applicable, and (iii) the Class C Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share basis as the holders of the Class A Common Stock and Class B Common Stock would receive, or have the right to elect to receive, as applicable; provided, however, that shares of one such class may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such tender or exchange offer if the only differences among the per share consideration to the holders of the Class A Common Stock, Class B Common Stock and Class C Common Stock are that any securities distributed to the holder of a share of Class B Common Stock have ten (10) times the voting power of any securities distributed to the holder of a share of Class A Common Stock and the securities distributed to the holder of a share of Class C Common Stock have no voting rights or power except to the extent expressly provided by this Restated Certificate of Incorporation or as provided by applicable law (on the same basis as set forth herein); or (y) such transaction is approved by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Restated Certificate of Incorporation) of the holders of a majority of the outstanding shares of Class A Common Stock, Class B Common Stock, and Class C Common Stock, each voting separately as a class.

3.7Change of Control Class B Vote. Until the first date on which the outstanding shares of Class B Common Stock represent less than thirty-five percent (35%) of the total voting power of the then outstanding shares of the corporation then entitled to vote generally in the election of directors, the corporation shall not consummate a Change in Control Transaction (as defined in Section 4 of this ARTICLE IV) without first obtaining the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Restated Certificate of Incorporation) of the holders of a majority of the then outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law, this Restated Certificate of Incorporation or the Bylaws.

3.8Conversion of Class B Common Stock.

(a) Voluntary Conversion. Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the corporation. Before any holder of Class B Common Stock shall be entitled to voluntarily convert any shares of such Class B Common Stock, such holder shall surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names (i) in which the certificate or certificates representing the shares of Class A Common Stock into which the shares of Class B Common Stock are so converted are to be issued if such shares are certificated or (ii) in which such shares are to be registered in book entry if such shares are uncertificated. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Common Stock, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class B Common Stock to be converted following or contemporaneously with the written notice of such holder’s election to convert required by this Section 3.8(a), and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. Each share of Class B Common Stock that is converted pursuant to this Section 3.8(a) shall be retired by the corporation and shall not be available for reissuance.

(b) Automatic Conversion. (i) Each share of Class B Common Stock shall be automatically, without further action by the holder thereof, converted into one (1) fully paid and nonassessable share of Class A Common Stock, upon the occurrence of a Transfer (as defined in Section 4 of this ARTICLE IV), other than a Permitted Transfer (as defined in Section 4 of this ARTICLE IV), of such share of Class B Common Stock and (ii) all shares of Class B Common Stock shall be automatically, without further action by any holder thereof, converted into an identical number of shares of Class A Common Stock at such date and time, or the occurrence of an event, specified by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Restated Certificate of Incorporation) of the holders of a majority of the then outstanding shares Class B Common Stock, voting as a separate class (the occurrence of an event described in clause (i), or (ii) of this Section 3.8(b), a “Conversion Event”). Each outstanding stock certificate that, immediately prior to a Conversion Event, represented one or more shares of Class B Common Stock subject to such Conversion Event shall, upon such Conversion Event, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The corporation shall, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of a Conversion Event and upon surrender by such holder to the corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such Conversion Event (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Each share of Class B Common Stock that is converted pursuant to this Section 3.8(b) of ARTICLE IV shall thereupon be retired by the corporation and shall not be available for reissuance.

(c) The corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Restated Certificate of Incorporation, relating to the conversion of the Class B Common Stock into Class A Common Stock, as it may deem necessary or advisable in connection therewith. If the corporation has reason to believe that a Transfer giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the corporation, the corporation may request that the holder of such shares furnish affidavits or other evidence to the corporation as the corporation deems necessary to determine whether a conversion of shares of Class B Common Stock to Class A Common Stock has occurred, and if such holder does not within ten (10) days after the date of such request furnish sufficient evidence to the corporation (in the manner provided in the request) to enable the corporation to determine that no such conversion has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and the same shall thereupon be registered on the books and records of the corporation. In connection with any action of stockholders taken at a meeting or by written consent (if action by written consent of stockholders is permitted at such time under this Restated Certificate of Incorporation), the stock ledger of the corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders or in connection with any such written consent and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.

3.9Reservation of Stock. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

3.10Protective Provision. The corporation shall not, whether by merger, consolidation or otherwise, amend, alter, repeal or waive Sections 3 or 4 of this Article IV (or adopt any provision inconsistent therewith), without first obtaining the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Restated Certificate of Incorporation) of the holders of a majority of the then outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law, this Restated Certificate of Incorporation or the Bylaws.

4.Definitions. For purposes of this Restated Certificate of Incorporation:

4.1“Change in Control Transaction” means the occurrence of any of the following events:

(a) the sale, lease, exchange, encumbrance or other disposition (other than licenses that do not constitute an effective disposition of all or substantially all of the assets of the corporation and its subsidiaries taken as a whole, and the grant of security interests in the ordinary course of business) by the corporation of all or substantially all of the corporation’s assets; or

(b) the merger or consolidation of the corporation with or into any other entity, other than a merger or consolidation that would result in the Class B Common Stock of the corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its sole parent entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the corporation or such surviving entity or its sole parent entity outstanding immediately after such merger or consolidation.

4.2“Charitable Trust” means a trust that is exempt from taxation under Section 501(c)(3) of the United States Internal Revenue Code of 1986, as amended (or any successor provision thereto) (whether a determination letter with respect to such exemption is issued before, at or after the Covered Security Date), and further includes any successor entity that is exempt from taxation under Section 501(c)(3) (or any successor provision thereto) upon a conversion of, or transfer of all or substantially all of the assets of, a Charitable Trust to such successor entity (whether a determination letter with respect to such successor’s exemption is issued before, at or after the conversion date).

4.3“Covered Security Date” means May 14, 2012.

4.4“Family Member” shall mean with respect to any natural person who is a Qualified Stockholder, the spouse, parents, grandparents, lineal ~~descendents~~descendants, siblings and lineal descendants of siblings of such Qualified Stockholder. Lineal descendants shall include adopted persons, but only so long as they are adopted during minority.

4.5“Qualified Stockholder” shall mean (a) the registered holder of a share of Class B Common Stock as of the Covered Security Date; (b) the initial registered holder of any shares of Class B Common Stock that are originally issued by the corporation after the Covered Security Date pursuant to the exercise or conversion of options or warrants or settlement of restricted stock units (RSUs) that, in each case, are outstanding as of the Covered Security Date; (c) each natural person who Transferred shares of or equity awards for Class B Common Stock (including any option or warrant exercisable or convertible into or any RSU that can be settled in shares of Class B Common Stock) to a Permitted Entity that is or becomes a Qualified Stockholder pursuant to subclauses (a) or (b) of this Section 4.5; and (d) a Permitted Transferee.

4.6“Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

4.7“Permitted Entity” shall mean with respect to a Qualified Stockholder (a) a Permitted Trust solely for the benefit of (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder, (iii) any other Permitted Entity of such Qualified Stockholder and/or (iv) any entity that is described in Sections 501(c)(3), 170(b)(1)(A), 170(c), 2055(a) or 2522(a) of the United States Internal Revenue Code of 1986, as amended (or any successor provision thereto), (b) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder and/or (iii) any other Permitted Entity of such Qualified Stockholder, (c) any Charitable Trust created by a Qualified Stockholder, which Charitable Trust was (x) validly created and (y) a registered holder of shares of capital stock of the corporation, in each case prior to the Covered Security Date (whether or not it continuously holds such shares of capital stock or any other shares of capital stock of the corporation at all times before or after the Covered Security Date), (d) the personal representative of the estate of a Qualified Stockholder upon the death of such Qualified Stockholder solely to the extent the executor is acting in the capacity as personal representative of such estate, (e) a revocable living trust, which revocable living trust is itself both a Permitted Trust and a Qualified Stockholder, during the lifetime of the natural person grantor of such trust, or (f) a revocable living trust (whether or not it has become irrevocable), which ~~revocable living~~ trust is itself both a Permitted Trust and a Qualified Stockholder, following the death of the natural person grantor of such trust, solely to the extent that such shares are held in such trust pending distribution to the beneficiaries designated in such trust. Except as explicitly provided for herein, a Permitted Entity of a Qualified Stockholder shall not cease to be a Permitted Entity of that Qualified Stockholder solely by reason of the death of that Qualified Stockholder.

4.8“Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock:

(a) by a Qualified Stockholder (or the estate of a deceased Qualified Stockholder) to (i) one or more Family Members of such Qualified Stockholder, or (ii) any Permitted Entity of such Qualified Stockholder; or (iii) to such Qualified Stockholder’s revocable living trust, which revocable living trust is itself both a Permitted Trust and a Qualified Stockholder;

(b) by a Permitted Entity of a Qualified Stockholder to (i) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder, or (ii) any other Permitted Entity of such Qualified Stockholder; or

(c) by a Qualified Stockholder that is a natural person or revocable living trust to an entity that is exempt from taxation under Section 501(c)(3) of the United States Internal Revenue Code of 1986, as amended (or any successor provision thereto) (a “501(c)(3) Organization”) or an entity that is exempt from taxation under Section 501(c)(3) and described in Section 509(a)(3) of United States Internal Revenue Code of 1986, as amended (or any successor provision thereto) (a “Supporting Organization”), as well as any Transfer by a 501(c)(3) Organization to a Supporting Organization of which such 501(c)(3) Organization (x) is a supported organization (within the meaning of Section 509(f)(3) of the United States Internal Revenue Code of 1986, as amended (or any successor provision thereto)), and (y) has the power to appoint a majority of the board of directors, provided that such 501(c)(3) Organization or such Supporting Organization irrevocably elects, no later than the time such share of Class B Common Stock is Transferred to it, that such share of Class B Common Stock shall automatically be converted into Class A Common Stock upon the death of such Qualified Stockholder or the natural person grantor of such Qualified Stockholder.

4.9“Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.

4.10“Permitted Trust” shall mean a bona fide trust where each trustee is (a) a Qualified Stockholder, (b) a Family Member of a Qualified Stockholder, (c) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies and bank trust departments, or (d) solely in the case of any such trust established by a natural person grantor prior to the Covered Security Date, any other bona fide trustee.

4.11“Transfer” of a share of Class B Common Stock shall mean, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise. A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity or (ii) an entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the Covered Security Date, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the Covered Security Date, holders of voting securities of any such entity or Parent of such entity. ~~Not withstanding~~Notwithstanding the foregoing, the following shall not be considered a “Transfer” within the meaning of this ARTICLE IV:
(a) the granting of a revocable proxy to officers or directors of the corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders solicited by the Board of Directors (if action by written consent of stockholders is permitted at such time under this Restated Certificate of Incorporation);

(b) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock, which voting trust, agreement or arrangement (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the corporation, (ii) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(c) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer” at such time; or

(d) any change in the trustees or the person(s) and/or entity(ies) having or exercising Voting Control over shares of Class B Common Stock (i) of a Charitable Trust that qualifies as a Permitted Entity pursuant to ARTICLE IV, Section 4.7 above, or (ii) of a Permitted Entity provided that following such change such Permitted Entity continues to be a Permitted Entity pursuant to ARTICLE IV, Section 4.7 above.

4.12 “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

4.13“Voting Threshold Date” shall mean 5:00 p.m. (Eastern Time) on the first day falling on or after the date on which the outstanding shares of Class B Common Stock represent less than a majority of the total voting power of the then outstanding shares of the corporation then entitled to vote generally in the election of directors.

ARTICLE V: AMENDMENT OF BYLAWS

The Board of Directors of the corporation shall have the power to adopt, amend or repeal the Bylaws of the corporation. Any adoption, amendment or repeal of the Bylaws of the corporation by the Board of Directors shall require the approval of a majority of the Whole Board. For purposes of this Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the corporation. Prior to the Voting Threshold Date, in addition to any vote of the holders of any class or series of stock of the corporation required by applicable law or by this Restated Certificate of Incorporation (including any Preferred Stock issued pursuant to a Certificate of Designation), such adoption, amendment or repeal of the Bylaws of the corporation by the stockholders shall require the affirmative vote of a majority in voting power of all of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class. From and after the Voting Threshold Date, in addition to any vote of the holders of any class or series of stock of the corporation required by applicable law or by this Restated Certificate of Incorporation (including any Preferred Stock issued pursuant to a Certificate of Designation), such adoption, amendment or repeal of the Bylaws of the corporation by the stockholders shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VI: MATTERS RELATING TO THE BOARD OF DIRECTORS

1.Director Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate of Incorporation or the Bylaws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation.

2.Number of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board.

3.Classified Board. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, immediately following the Voting Threshold Date, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). The Board of Directors may assign members of the Board of Directors in office immediately prior to the Classified Board becoming effective to the several classes of the Classified Board, which assignments shall become effective at the same time the Classified Board becomes effective. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by a majority of the Board of Directors, with the number of directors in each class to be divided as nearly equal as reasonably possible. The initial term of office of the Class I directors shall expire at the corporation’s first annual meeting of stockholders following the date on which the Classified Board becomes effective, the initial term of office of the Class II directors shall expire at the corporation’s second annual meeting of stockholders following the date on which the Classified Board becomes effective, and the initial term of office of the Class III directors shall expire at the corporation’s third annual meeting of stockholders following the date on which the Classified Board becomes effective. At each annual meeting of stockholders following the date on which the Classified Board becomes effective, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

4.Term and Removal.

(a) Each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. Any director may resign at any time upon notice to the corporation given in writing or by any electronic transmission permitted in the corporation’s Bylaws or in accordance with applicable law. No decrease in the number of directors constituting the Whole Board shall shorten the term of any incumbent director.

(b) Notwithstanding anything in this Section 4 of this ARTICLE VI to the contrary, subject to the rights of the holders of any series of Preferred Stock with respect to directors elected thereby, from and after the effectiveness of the Classified Board, no director may be removed except for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the then-outstanding shares of capital stock of the corporation then entitled to vote at an election of directors voting together as a single class.

(c) For so long as the Federal Trade Commission’s Order Modifying Prior Decision and Order in Docket No. C-4365, dated as of April 27, 2020 (the “Order”), remains in effect, (i) no director serving on the Independent Privacy Committee, as that term is defined in the Order (any such director, a “Privacy Committee Delegate”), shall be removed solely for reasons related to actions taken in good faith in furtherance of such Privacy Committee Delegate’s duties as a member of the Independent Privacy Committee as set forth in the Order (a “Privacy Reason”), except by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, and (ii) no Privacy Committee Delegate shall be removed for reasons other than a Privacy Reason with the intent to circumvent the requirements of clause (i) above, except by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

5.Board Vacancies. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, from and after the effectiveness of the Classified Board, any vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall (unless (a) the Board of Directors determines by resolution that any such vacancy or newly created directorship shall be filled by the stockholders or (b) otherwise required by applicable law) be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been elected expires or until such director’s successor shall have been duly elected and qualified.

6.Vote by Ballot. Election of directors need not be by written ballot.

ARTICLE VII: DIRECTOR AND OFFICER LIABILITY; INDEMNIFICATION

1.Limitation of Liability. A director or officer of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law, as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

2.Indemnification. The corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the corporation or any predecessor of the ~~Corporation~~corporation, or serves or served at any other enterprise as a director or officer at the request of the corporation or any predecessor to the corporation.

3.Change in Rights. Neither any amendment nor repeal of this ARTICLE VII, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this ARTICLE VII, shall eliminate or reduce the effect of this ~~Article~~ARTICLE VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ~~Article~~ARTICLE VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII: MATTERS RELATING TO STOCKHOLDERS

1.No Action by Written Consent of Stockholders. Subject to the rights of the holders of any series of Preferred Stock with respect to actions by the holders of shares of such series, from and after the Voting Threshold Date, (a) no action shall be taken by the stockholders of the corporation except at a duly called annual or special meeting of stockholders and (b) no action shall be taken by the stockholders of the corporation by written consent.

2.Special Meeting of Stockholders. Subject to the rights of the holders of any series of Preferred Stock with respect to actions by the holders of shares of such series, special meetings of the stockholders of the corporation may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, the Chief Executive Officer, President or the Chairperson of the Board, and may not be called by any other person or persons. Business transacted at special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.

3.Advance Notice of Stockholder Nominations. Advance notice of stockholder nominations for the election of directors of the corporation and of business to be brought by stockholders before any meeting of stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

4.Business Combinations. The corporation elects not to be governed by Section 203 of the General Corporation Law.

ARTICLE IX: CHOICE OF FORUM

Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the corporation to the corporation or the corporation’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the General Corporation Law or the corporation’s Restated Certificate of Incorporation or Bylaws, (4) any action to interpret, apply, enforce or determine the validity of the corporation’s Restated Certificate of Incorporation or Bylaws or (5) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE IX.

ARTICLE X: AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION

The corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Restated Certificate of Incorporation or any provision of applicable law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the capital stock of this corporation required by applicable law or by this Restated Certificate of Incorporation, from and after the Voting Threshold Date, any amendment to or repeal of this ARTICLE X or ARTICLE V, ARTICLE VI, ARTICLE VII, ARTICLE VIII or ARTICLE IX of this Restated Certificate of Incorporation (or the adoption of any provision inconsistent therewith) shall require the affirmative vote of the holders of at least two-thirds of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

* * * * * * * * * * *

Annex B

META PLATFORMS, INC.
2025 EQUITY INCENTIVE PLAN

(as amended and restated on __, ___)

1.PURPOSE. The Plan originally became effective on May 28, 2025. On the Plan Amendment Approval Date, the Board and the Company’s stockholders approved this amendment and restatement of the Plan. The Plan shall be amended and restated as of the Plan Amendment Effective Date. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, and any Parents, Subsidiaries and Affiliates that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards. Capitalized terms not defined elsewhere in the text are defined in Section ~~29~~30.

2.SHARES SUBJECT TO THE PLAN.

2.1Number of Shares Available. Subject to Sections 2.6 and ~~20~~21 and any other applicable provisions hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan ~~as of the Effective Date is (i) any reserved Shares not issued or subject to outstanding grants under the Company’s 2012 Equity Incentive Plan (the “Prior Plan”) on the Effective Date, plus (~~is the number of Shares reserved and available for future grant and issuance under the Plan as of the Plan Amendment Approval Date, plus (i) any Shares added to the Plan pursuant to Section 2.4 prior to the Plan Amendment Effective Date, minus (ii) any Shares that are subject to Awards granted under the ~~Prior~~Plan between the Plan Amendment Approval Date and the Plan Amendment Effective Date, plus (iii) any Shares subject to Awards previously granted under the Plan that are outstanding as of the Plan Amendment Effective Date, plus (iv) any Shares that are subject to Awards granted under the Plan that cease to be subject to such Award by forfeiture or otherwise ~~after the Effective Date, and plus (iii) Shares that are subject to Awards under the Prior Plan that~~, or that are used or withheld to pay the exercise price of an option or to satisfy the tax withholding obligations related to any Award under the Plan, in each case between the Plan Amendment Approval Date and the Plan Amendment Effective Date, plus (v) any Shares that are subject to Awards granted under the Company’s 2012 Equity Incentive Plan (the “Prior Plan”) that cease to be subject to such Award by forfeiture or otherwise after the Plan Amendment Approval Date, and plus (vi) any Shares that are subject to Awards granted under the Prior Plan that are used or withheld to pay the exercise price of an option or to satisfy the tax withholding obligations related to any Award after the Plan Amendment Approval Date (collectively, the “Plan Pool”). Substitute Awards may be granted under the Plan and any such grants shall not reduce the Shares authorized for grant under the Plan. For the avoidance of doubt, the Shares in the Plan Pool shall consist of both Class A Shares and Class C Shares, provided that the aggregate number of Class A Shares and Class C Shares which are issued pursuant to this Plan on or after the Plan Amendment Effective Date shall not exceed the Plan Pool.

2.2Lapsed, Returned Awards. Shares subject to Awards, and Shares issued under the Plan under any Award, will again be available for grant and issuance in connection with subsequent Awards of Common Stock under this Plan to the extent such Shares: (a) are subject to issuance upon exercise of an Option or SAR granted under this Plan but which cease to be subject to the Option or SAR for any reason other than exercise of the Option or SAR; (b) are subject to Awards granted under this Plan that are forfeited or are repurchased by the Company at the original issue price; (c) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued; or (d) are surrendered pursuant to an Exchange Program. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Shares used or withheld to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan.

2.3Minimum Share Reserve. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Awards granted under this Plan.

2.4Automatic Share Reserve Increase. The number of Shares available for grant and issuance under the Plan shall be increased on January 1, of each of the ten (10) calendar years during the term of the Plan following the Effective Date, by the lesser of (i) two and one half percent (2.5%) of the sum of the number of Class A Shares and Class C shares, in each case which are issued and outstanding on each December 31 immediately prior to the date of increase or (ii) such number of Shares determined by the Board.

2.5Limitations. No more than 425,000,000 Shares shall be issued pursuant to the exercise of ISOs.

2.6Adjustment of Shares. If the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then (a) the number of Shares reserved for issuance and future grant under the Plan set forth in Section 2.1, (b) the Exercise Prices of and number of Shares subject to outstanding Options and SARs, (c) the number of Shares subject to other outstanding Awards, and (d) the maximum number of shares that may be issued as ISOs set forth in Section 2.5, ~~(e) the maximum number of Shares that may be issued to an individual or to a new Employee in any one calendar year set forth in Section 3, and (f) the number of Shares that are granted as Awards to Non-Employee Directors,~~ shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued.

3.ELIGIBILITY. ISOs may be granted only to Employees. All other Awards may be granted to Employees, Consultants and Non-Employee Directors; provided such Consultants and Non-Employee Directors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction.

4.ADMINISTRATION.

4.1Committee Composition; Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan, except, however, the Board shall establish the terms for the grant of an Award to Non-Employee Directors. The Committee will have the authority to:

(a) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(b) prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

(c) select persons to receive Awards;

(d) determine the form and terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may vest and be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine;

(e) determine the number and type of Shares or other consideration subject to Awards;

(f) determine the Fair Market Value in good faith and interpret the applicable provisions of this Plan and the definition of Fair Market Value in connection with circumstances that impact the Fair Market Value, if necessary;

(g) determine the date of termination of a Participant’s employment or services;

(h) determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent, Subsidiary or Affiliate;

(i) grant waivers of Plan or Award conditions;

(j) determine the vesting, exercisability and payment of Awards;

(k) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(l) determine whether an Award has been earned;

(m) determine the terms and conditions of any, and to institute any Exchange Program;

(n) reduce or waive any criteria with respect to Performance Factors;

(o) adjust Performance Factors to take into account changes in law and accounting or tax rules as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships;

(p) adopt rules and/or procedures (including the adoption of any subplan under this Plan) to facilitate compliance with applicable laws and/or the operation and administration of the Plan outside of the United States;

(q) make all other determinations necessary or advisable for the administration of this Plan; and

(r) delegate any of the foregoing to a subcommittee consisting of one or more officers pursuant to a specific delegation, to the extent permitted by applicable law, including under Section 157(c) of the Delaware General Corporation Law.

4.2Committee Interpretation and Discretion. Any determination made by the Committee with respect to any Award shall be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any Award under the Plan. Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant or Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and the Participant. The Committee may delegate to one or more officers the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and the Participant.

4.3Section 16 of the Exchange Act. Awards granted to Participants who are subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act).

4.4Documentation. The Award Agreement for a given Award, the Plan and any other documents may be delivered to, and accepted by, a Participant or any other person in any manner (including electronic distribution or posting) that meets applicable legal requirements.

4.5Award Recipients Outside of the United States. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries or Affiliates operate or have employees or other individuals eligible for Awards or to facilitate the offering and administration of the Plan in such other countries, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries and Affiliates shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to or held by individuals outside the United States to comply with applicable laws or facilitate the offering and administration of the Plan in view of such laws and to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country; (iv) establish, adopt or revise rules, subplans and modify exercise procedures and other terms and procedures, to the extent the Committee determines such actions to be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 2 hereof; and (v) take any action, before or after an Award is made, that the Committee determines to be necessary or advisable to obtain approval or comply or facilitate compliance with any local governmental regulatory exemptions, filings or approvals. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

5.OPTIONS. The Committee may grant Options to eligible Employees, Consultants, and Non-Employee Directors and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NQSOs”), the number and type of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may vest and be exercised, and all other terms and conditions of the Option, subject to the following:

5.1Option Grant. Each Option granted under this Plan will identify the Option as an ISO or an NQSO. An Option may be, but need not be, awarded upon satisfaction of such Performance Factors during any Performance Period as are set out in advance in the Participant’s individual Award Agreement.

5.2Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, or a specified future date. The Award Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

5.3Exercise Period. Options may be vested and exercisable within the times or upon the conditions as set forth in the Award Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that no ISO granted to a person who, at the time the ISO is granted, directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent, Subsidiary or Affiliate (“Ten Percent Stockholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

5.4Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: (i) except in the case of Substitute Awards, the Exercise Price of an Option will be not less than one hundred percent (100%) of the Fair Market Value of the applicable underlying Shares on the date of grant and (ii) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the applicable underlying Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 11, the Award Agreement or in accordance with any procedures established by the Company.

5.5Method of Exercise. Any Option granted hereunder will be vested and exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 2.6 of the Plan. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

5.6Termination. The exercise of an Option will be subject to the following (except as may be otherwise provided in an Award Agreement):

(a) If the Participant is Terminated for any reason except for Cause or the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the Termination Date no later than ninety (90) days after the Termination Date (or such shorter time period or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond three (3) months after the Termination Date deemed to be the exercise of an NQSO), but in any event no later than the expiration date of the Options.

(b) If the Participant is Terminated because of the Participant’s death (or the Participant dies within ninety (90) days after a Termination other than for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant’s legal representative, or authorized assignee, no later than twelve (12) months after the Termination Date (or such shorter time period not less than six (6) months or longer time period not exceeding five (5) years as may be determined by the Committee), but in any event no later than the expiration date of the Options.

(c) If the Participant is Terminated because of the Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than six (6) months after the Termination Date (with any exercise beyond (a) three (3) months after the Termination Date when the Termination is for a Disability that is not a “permanent and total disability” as defined in Section 22(e)(3) of the Code, or (b) twelve (12) months after the Termination Date when the Termination is for a Disability that is a “permanent and total disability” as defined in Section 22(e)(3) of the Code, deemed to be exercise of an NQSO), but in any event no later than the expiration date of the Options.

(d) If the Participant is terminated for Cause, then Participant’s Options shall expire on such Participant’s Termination Date, or at such later time and on such conditions as are determined by the Committee, but in any no event later than the expiration date of the Options. Unless otherwise provided in the Award Agreement, Cause will have the meaning set forth in the Plan.

5.7Limitations on Exercise. The Committee may specify a minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent any Participant from exercising the Option for the full number of Shares for which it is then exercisable.

5.8Limitations on ISOs. With respect to Awards granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent, Subsidiary or Affiliate) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NQSOs. For purposes of this Section 5.8, ISOs will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

5.9Modification, Extension or Renewal. Subject to Section ~~27~~28, the Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code. ~~Except as provided in Section 2.6 or 20, the Committee may not, without stockholder approval, seek to effect any re-pricing of any previously granted “underwater” Option or similar Award by: (i) amending or modifying the terms of the Option or similar Award to lower the exercise price; (ii) canceling the underwater Option or similar Award and granting either (A) replacement Options or similar Awards having a lower exercise price or (B) Restricted Stock Awards, Restricted Stock Units, Performance Awards or similar Awards in exchange; or (iii) canceling or repurchasing the underwater Options or similar Awards for cash or other securities. An Option or similar Award will be deemed to be “underwater” at any time when the Fair Market Value of the Shares covered by such Award is less than the exercise price of the Award.~~

5.10No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.

6.RESTRICTED STOCK AWARDS.

6.1Awards of Restricted Stock. A Restricted Stock Award is an offer by the Company to sell to an eligible Employee, Consultant, or Non-Employee Director a number of Shares that are subject to restrictions (“Restricted Stock”). The Committee will determine to whom an offer will be made, the number and type of Shares the Participant may purchase, the Purchase Price, the restrictions under which the Shares will be subject and all other terms and conditions of the Restricted Stock Award, subject to the Plan.

6.2Restricted Stock Purchase Agreement. All purchases under a Restricted Stock Award will be evidenced by an Award Agreement. Except as may otherwise be provided in an Award Agreement, a Participant accepts a Restricted Stock Award by signing and delivering to the Company an Award Agreement with full payment of the Purchase Price, within thirty (30) days from the date the Award Agreement was delivered to the Participant. If the Participant does not accept such Award within thirty (30) days, then the offer of such Restricted Stock Award will terminate, unless the Committee determines otherwise.

6.3Purchase Price. The Purchase Price for a Restricted Stock Award will be determined by the Committee and may be less than Fair Market Value on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 11 of the Plan, and the Award Agreement and in accordance with any procedures established by the Company.

6.4Terms of Restricted Stock Awards. Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law. These restrictions may be based on completion of a specified number of years of service with the Company or any Parent, Subsidiary or Affiliate or upon completion of Performance Factors, if any, during any Performance Period as set out in advance in the Participant’s Award Agreement.

6.5Termination. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

6.6Dividend Equivalents. The Committee may, in its discretion, specify in the applicable Award Agreement that any or all dividends or other distributions paid on Awards of Restricted Stock prior to vesting be paid either in cash or in additional Shares and either on a current or deferred basis and that such dividends or other distributions may be reinvested in additional Shares, which may be subject to the same restrictions as the underlying Awards.

7.STOCK BONUS AWARDS.

7.1Awards of Stock Bonuses. A Stock Bonus Award is an award to an eligible Employee, Consultant, or Non-Employee Director of Shares for services to be rendered or for past services already rendered to the Company or any Parent, Subsidiary or Affiliate. All Stock Bonus Awards shall be made pursuant to an Award Agreement. Unless otherwise determined by the Committee, no payment from the Participant will be required for Shares awarded pursuant to a Stock Bonus Award.

7.2Terms of Stock Bonus Awards. The Committee will determine the number and type of Shares to be awarded to the Participant under a Stock Bonus Award and any restrictions thereon. These restrictions may be based upon completion of a specified number of years of service with the Company or upon satisfaction of performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Stock Bonus Agreement.

7.3Form of Payment to Participant. Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the applicable Shares earned under a Stock Bonus Award on the date of payment, as determined in the sole discretion of the Committee.

7.4Termination. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

8.STOCK APPRECIATION RIGHTS.

8.1Awards of SARs. A Stock Appreciation Right (“SAR”) is an award to an eligible Employee, Consultant, or Non-Employee Director that may be settled in cash or Shares (which may consist of Restricted Stock), having a value equal to (a) the difference between the Fair Market Value on the date of exercise over the Exercise Price multiplied by (b) the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in an Award Agreement). All SARs shall be made pursuant to an Award Agreement.

8.2Terms of SARs. The Committee will determine the terms of each SAR including, without limitation: (a) the number and type of Shares subject to the SAR; (b) the Exercise Price and the time or times during which the SAR may be settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect of the Participant’s Termination on each SAR. The Exercise Price of the SAR will be determined by the Committee when the SAR is granted, and may not be less than Fair Market Value of the applicable underlying Shares on the date of grant. A SAR may be awarded upon satisfaction of Performance Factors, if any, during any Performance Period as are set out in advance in the Participant’s individual Award Agreement.

8.3Exercise Period and Expiration Date. A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such SAR. The Award Agreement shall set forth the expiration date; provided that no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted. The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee). Notwithstanding the foregoing, the rules of Section 5.6 also will apply to SARs.

8.4Form of Settlement. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of ~~a~~the applicable underlying Share on the date of exercise over the Exercise Price; times (ii) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The portion of a SAR being settled may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code.

8.5Termination. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

9.RESTRICTED STOCK UNITS.

9.1Awards of Restricted Stock Units. A Restricted Stock Unit (“RSU”) is an award to an eligible Employee, Consultant, or Non-Employee Director covering a number of Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock). All RSUs shall be made pursuant to an Award Agreement.

9.2Terms of RSUs. The Committee will determine the terms of an RSU including, without limitation: (a) the number and type of Shares subject to the RSU; (b) the time or times during which the RSU may be settled; (c) the consideration to be distributed on settlement; and (d) the effect of the Participant’s Termination on each RSU. An RSU may be awarded upon satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Participant’s Award Agreement.

9.3Form and Timing of Settlement. Payment of earned RSUs shall be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle earned RSUs in cash, Shares, or a combination of both. The Committee may also permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code.

9.4Termination. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

9.5Dividend Equivalents. The Committee may, in its discretion, specify in the applicable Award Agreement that any or all dividend equivalents or other distributions paid on Awards of RSUs prior to vesting or settlement, as applicable, be paid either in cash or in additional Shares and either on a current or deferred basis and that such dividend equivalents or other distributions may be reinvested in additional Shares, which may be subject to the same restrictions as such Awards.

10.PERFORMANCE AWARDS.

10.1Performance Awards. A Performance Award is an award to an eligible Employee, Consultant, or Non-Employee Director of a cash bonus or a Performance Share bonus. Grants of Performance Awards shall be made pursuant to an Award Agreement.

10.2Terms of Performance Awards. The Committee will determine, and each Award Agreement shall set forth, the terms of each award of Performance Award including, without limitation: (a) the amount of any cash bonus; (b) the number and type of Shares deemed subject to a Performance Share bonus; (c) the Performance Factors and Performance Period that shall determine the time and extent to which each Performance Award shall be settled; (d) the consideration to be distributed on settlement; and (e) the effect of the Participant’s Termination on each Performance Award. Prior to settlement the Committee shall determine the extent to which Performance Awards have been earned.

10.3Value, Earning and Timing of Performance Shares. Any Performance Share bonus will have an initial value equal to the Fair Market Value of a Share on the date of grant. After the applicable Performance Period has ended, the holder of a Performance Share bonus will be entitled to receive a payout of the number of Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Factors or other vesting provisions have been achieved. The Committee, in its sole discretion, may pay an earned Performance Share bonus in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Shares at the close of the applicable Performance Period) or in a combination thereof. Performance Share bonuses may also be settled in Restricted Stock.

10.4Termination. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

11.PAYMENT FOR SHARE PURCHASES.

Payment from a Participant for Shares purchased pursuant to this Plan may be made in cash or by check or, where expressly approved for the Participant by the Committee and where permitted by law (and to the extent not otherwise set forth in the applicable Award Agreement):

(a) by cancellation of indebtedness of the Company to the Participant;

(b) by surrender of shares of the Company held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled;

(c) by waiver of compensation due or accrued to the Participant for services rendered or to be rendered to the Company or a Parent, Subsidiary or Affiliate;

(d) by consideration received by the Company pursuant to a broker-assisted or other form of cashless exercise program implemented by the Company in connection with the Plan;

(e) by any combination of the foregoing; or

(f) by any other method of payment as is permitted by applicable law.

12.GRANTS TO NON-EMPLOYEE DIRECTORS.

12.1Types of Awards. Non-Employee Directors are eligible to receive any type of Award offered under this Plan except ISOs. Awards pursuant to this Section 12 may be automatically made pursuant to policy adopted by the Board, or made from time to time as determined in the discretion of the Board.

12.2Eligibility. Awards pursuant to this Section 12 shall be granted only to Non-Employee Directors. A Non-Employee Director who is elected or re-elected as a member of the Board will be eligible to receive an Award under this Section 12.

12.3Vesting, Exercisability and Settlement. Except as set forth in Section ~~20~~21, Awards shall vest, become exercisable and be settled as determined by the Board. With respect to Options and SARs, the exercise price granted to Non-Employee Directors shall not be less than the Fair Market Value of the Shares at the time that such Option or SAR is granted.

12.4Election to receive Awards in Lieu of Cash. A Non-Employee Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash or Awards or a combination thereof, as determined by the Committee. Such Awards shall be issued under the Plan. An election under this Section 12.4 shall be filed with the Company on the form prescribed by the Company.

13.WITHHOLDING TAXES.

13.1Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company, or to the Parent, Subsidiary or Affiliate employing the Participant, an amount sufficient to satisfy applicable U.S. federal, state, local and international withholding tax requirements or any other tax liability legally due from the Participant prior to the delivery of Shares pursuant to exercise or settlement of any Award. Whenever payments in satisfaction of Awards granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable U.S. federal, state, local and international withholding tax requirements or any other tax liability legally due from the Participant. The Fair Market Value of the Shares will be determined as of the date that the taxes are required to be withheld as required by applicable tax rules or as of the date determined by the Committee in its discretion, where permitted by applicable law.

13.2Stock Withholding. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time and to limitations of local law, may require or permit a Participant to satisfy such tax withholding obligations or rights or any other tax liability legally due from the Participant, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value up to the maximum statutory amount to be withheld unless a lesser amount of withholding is required to avoid adverse accounting treatment, or (iii) delivering to the Company already-owned Shares having a Fair Market Value up to the maximum amount to be withheld unless a lesser amount of withholding is required to avoid adverse accounting treatment.

14.TRANSFERABILITY.

14.1Transfer Generally. Unless determined otherwise by the Committee or pursuant to Section 14.2, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. If the Committee makes an Award transferable, including, without limitation, by instrument to an inter vivos or testamentary trust in which the Awards are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift to a Permitted Transferee, such Award will contain such additional terms and conditions as the Committee deems appropriate. Unless determined otherwise by the Committee, all Awards shall be exercisable: (i) during the Participant’s lifetime only by (A) the Participant, or (B) the Participant’s guardian or legal representative; (ii) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees; and (iii) in the case of all awards except ISOs, by a Permitted Transferee.

14.2Award Transfer Program. Notwithstanding any contrary provision of the Plan, the Committee shall have all discretion and authority to determine and implement the terms and conditions of any Award Transfer Program instituted pursuant to this Section 14.2 and shall have the authority to amend the terms of any Award participating, or otherwise eligible to participate in, the Award Transfer Program, including (but not limited to) the authority to (i) amend (including to extend) the expiration date, post-termination exercise period and/or forfeiture conditions of any such Award, (ii) amend or remove any provisions of the Award relating to the Award holder’s continued service to the Company or its Parent, Subsidiary or Affiliate, (iii) amend the permissible payment methods with respect to the exercise or purchase of any such Award, (iv) amend the adjustments to be implemented in the event of changes in the capitalization and other similar events with respect to such Award, and (v) make such other changes to the terms of such Award as the Committee deems necessary or appropriate in its sole discretion.

15.PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.

15.1Voting and Dividends. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant, except for any rights permitted by an applicable Award Agreement or any dividend equivalent rights granted in accordance with Section 6.6 or Section 9.5. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote (in the case of Class A Shares) and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant’s Purchase Price or Exercise Price, as the case may be, pursuant to Section 15.2.

15.2Restrictions on Shares. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) a right to repurchase (a “Right of Repurchase”) a portion of any or all Unvested Shares held by a Participant following such Participant’s Termination at any time within ninety (90) days after the later of the Participant’s Termination Date and the date the Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Purchase Price or Exercise Price, as the case may be.

15.3Restrictive Covenants. To the extent permitted by law, the Committee may impose restrictions on any Award with respect to non-competition, non-solicitation, confidentiality and other restrictive covenants, or requirements to comply with minimum share ownership requirements, as it deems necessary or appropriate in its sole discretion, which such restrictions may be set forth in any applicable Award Agreement or otherwise.

16.CERTIFICATES. All Shares or other securities whether or not certificated, delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable U.S. federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted and any non-U.S. exchange controls or securities law restrictions to which the Shares are subject.

17.ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of the Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, the Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

18.REPRICING; EXCHANGE AND BUYOUT OF AWARDS. Without prior stockholder approval the Committee may (i) reprice Options or SARs (and where such repricing is a reduction in the Exercise Price of outstanding Options or SARs, the consent of the affected Participants is not required provided written notice is provided to them, notwithstanding any adverse tax consequences to them arising from the repricing), and (ii) with the consent of the respective Participants (unless not required pursuant to Section 5.9 of the Plan), pay cash or issue new Awards in exchange for the surrender and cancellation of any, or all, outstanding Awards.

19.SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable U.S. and foreign federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any foreign or state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

20.NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent, Subsidiary or Affiliate or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate to terminate Participant’s employment or other relationship at any time.

21.CORPORATE TRANSACTIONS.

21.1Assumption or Replacement of Awards by Successor. In the event of a Corporate Transaction any or all outstanding Awards may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). Any such consideration shall be made promptly following such Corporate Transaction or on a specified date or dates following such Corporate Transaction; provided that the timing of such payment shall comply with Section 409A of the Code. The successor corporation may also issue, in place of outstanding Shares or Awards held by the Participant, substantially similar shares or other property subject to restrictions not materially less favorable to the Participant. In the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, then notwithstanding any other provision in this Plan to the contrary, such Awards shall have their vesting accelerate as to all shares subject to such Award (and any applicable right of repurchase fully lapse) immediately prior to the Corporate Transaction unless otherwise determined by the Board and then such Awards will terminate. In addition, in the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, the Committee will notify the Participant in writing or electronically that such Award will be exercisable for a period of time determined by the Committee in its sole discretion, and such Award will terminate upon the expiration of such period. Awards need not be treated similarly in a Corporate Transaction. Notwithstanding anything to the contrary herein, if the Intrinsic Value of an Option or SAR is equal to or less than zero, the Committee may, in its sole discretion, provide for the cancellation of such Awards without payment of any consideration therefor (for the avoidance of doubt, in the event of a Corporate Transaction, the Committee may, in its sole discretion, terminate any Option or SAR for which the Exercise Price is equal to or exceeds the per Share value of the consideration to be paid in the Corporate Transaction without payment of consideration therefor).

21.2Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Purchase Price or the Exercise Price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price.

21.3Non-Employee Directors’ Awards. Notwithstanding any provision to the contrary herein, in the event of a Corporate Transaction, the vesting of all Awards granted to Non-Employee Directors shall accelerate and such Awards shall become exercisable (as applicable) in full prior to the consummation of such event at such times and on such conditions as the Committee determines.

22.ADOPTION AND STOCKHOLDER APPROVAL. This Plan shall be submitted for the approval of the Company’s stockholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board.

23.TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will become effective on the Effective Date and will terminate ten (10) years from the Effective Date. This Plan and all Awards granted hereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

24.AMENDMENT OR TERMINATION OF PLAN.

24.1The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval; provided further, subject to Section 2.6 and Section ~~20~~21, that no such amendment or termination shall be made without the consent of the affected Participant, if such action would materially adversely affect the rights of such Participant under any outstanding Award, except (x) to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations or (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards).

24.2The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate any Award theretofore granted (including by substituting another Award of the same or a different type), prospectively or retroactively, without the consent of any relevant Participant or holder or beneficiary of an Award; provided, however, that, subject to Section 2.6 and Section ~~20~~21, no such action shall materially adversely affect the rights of any affected Participant or holder or beneficiary under any Award theretofore granted under the Plan, except (x) to the extent any such action is made to cause the Plan or Award to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards).

25.NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

26.INSIDER TRADING POLICY. Each Participant who receives an Award shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers and/or Directors of the Company.

27.CANCELLATION OR “CLAWBACK” OF AWARDS. The Committee may specify in an Award Agreement that a Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Any Awards granted under the Plan (including any amounts or benefits arising from such Awards) shall be subject to any clawback or recoupment arrangements, policies or procedures the Company has in place from time to time (including the Company’s Compensation Recoupment Policy and any other policy necessary to comply with applicable laws), and the Committee may, to the extent permitted by applicable law or by any applicable Company policy or arrangement, and shall, to the extent required, cancel or require reimbursement of any Awards granted to the Participant or any Shares issued or cash received upon vesting, exercise or settlement of any such Awards or sale of Shares underlying such Awards.

28.SECTION 409A OF THE CODE. With respect to Awards subject to Section 409A of the Code, the Plan is intended to comply with, or be exempt from, the requirements of Section 409A of the Code, and the provisions of the Plan and any Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything in the Plan to the contrary, if the Committee considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and any amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution of such amount that otherwise would be made to such Participant with respect to an Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A of the Code. If an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), a Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if an Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), a Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.

29.MISCELLANEOUS.

29.1Successors and Assigns; Severability. The terms of the Plan shall be binding upon and inure to the benefit of the Company and any successor entity, including any successor entity contemplated by Section ~~20~~21. If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Participant or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction, Participant or Award, and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.

29.2No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

29.3No Right to Awards. No Employee, Consultant, Director, Participant, or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan. No payment pursuant to the Plan shall be taken into account in determining any benefits under any severance, pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate, except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

30.DEFINITIONS. As used in this Plan, and except as elsewhere defined herein, the following terms will have the following meanings:

“Affiliate” means any entity other than a Parent or Subsidiary that, directly or indirectly, is controlled by, controls or is under common control with, the Company or in which the Company has a significant equity interest, in either case as determined by the Board; provided, however, that the definition of Affiliate shall be limited to entities that are eligible issuers of service recipient stock (as defined in Treas. Reg. Section 1.409A-1(b)(5)(iii)(E), or applicable successor regulation) for Awards that would otherwise be subject to Section 409A, unless the Committee determines otherwise.

“Award” means any award granted pursuant to the provisions of the Plan, including any Option, Restricted Stock, Stock Bonus, Stock Appreciation Right, Restricted Stock Unit, award of Performance Shares or dividend equivalent Shares or units awarded pursuant to Section 6.6 or Section 9.5.

“Award Agreement” means, with respect to each Award, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the Award, which shall be in substantially a form (which need not be the same for each Participant) that the Committee has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.

“Award Transfer Program” means any program instituted by the Committee which would permit Participants the opportunity to transfer any outstanding Awards to a financial institution or other person or entity approved by the Committee.

“Board” means the Board of Directors of the Company.

“Cause” means (i) Participant’s willful failure substantially to perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Participant’s willful breach of any of his or her obligations under any written agreement or covenant with the Company. The determination as to whether a Participant is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time as provided in Section ~~19~~20 above, and the term “Company” will be interpreted to include any Subsidiary or Parent, as appropriate.

“Class A Common Stock” means the Class A Common Stock of the Company.

“Class A Shares” means shares of Class A Common Stock.

“Class C Common Stock” means the Class C Common Stock of the Company.

“Class C Shares” means shares of the Class C Common Stock.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Committee” means the compensation committee of the Board or those persons to whom administration of the Plan, or part of the Plan, has been delegated by the Board as permitted by law.

“Common Stock” means the Class A Common Stock and the Class C Common Stock of the Company.

“Company” means Meta Platforms, Inc., or any successor corporation.

“Consultant” means any individual, including an advisor or independent contractor, engaged by the Company or a Parent, Subsidiary or Affiliate to render services to such entity other than as an Employee or Non-Employee Director.

“Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

Notwithstanding the foregoing, no Corporate Transaction shall be deemed to have occurred upon the acquisition of additional control of the Company by any person that is considered to effectively control the Company. Notwithstanding the foregoing or any provision of any Award Agreement to the contrary, for any Award that provides for accelerated distribution on a Corporate Transaction of amounts that constitute “deferred compensation” (as defined in Section 409A of the Code), if the event that constitutes such Corporate Transaction does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A of the Code), such amount shall not be distributed on such Corporate Transaction but instead shall vest as of such Corporate Transaction and shall be distributed on the scheduled payment date specified in the applicable Award Agreement, except to the extent that earlier distribution would not result in the Participant who holds such Award incurring interest or additional tax under Section 409A of the Code.

“Director” means a member of the Board.

“Disability” means in the case of incentive stock options, total and permanent disability as defined in Section 22(e)(3) of the Code and in the case of other Awards, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

“Effective Date” means ~~the day on which the Plan is approved by the stockholders of the Company (subject to the prior approval of the Plan by the Board)~~May 28, 2025.

“Employee” means any individual, including officers and directors, employed by the Company or any Parent, Subsidiary or Affiliate. Neither service as a Director nor payment of a Director’s fee by the Company will be sufficient to constitute “employment” by the Company.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Program” means a program pursuant to which outstanding Awards are surrendered, cancelled or exchanged for cash, the same type of Award or a different Award (or combination thereof).

“Exercise Price” means, with respect to an Option, the price at which a holder may purchase the Shares issuable upon exercise of an Option and with respect to a SAR, the price at which the SAR is granted to the holder thereof.

“Fair Market Value” means, as of any date, the value of ~~a~~the applicable share of the Company’s Common Stock determined as follows:

(a) if such Common Stock is publicly traded and is then listed on a national securities exchange, the closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as officially quoted in the composite tape of transactions on such exchange or such other source as the Committee deems reliable for the applicable date;

(b) if such Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(c) by the Board or the Committee in good faith.

“Insider” means an officer or Director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.

"Intrinsic Value” means, with respect to an Option or SAR Award (i) the excess, if any, of the price or implied price per Share in a Corporate Transaction or other event over (ii) the Exercise Price of such Award multiplied by (iii) the number of Shares covered by such Award.

“Non-Employee Director” means a Director who is not an Employee of the Company or any Parent, Subsidiary or Affiliate.

“Option” means an award of an option to purchase Shares pursuant to Section 5.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participant” means a person who holds an Award under this Plan.

“Performance Award” means cash or stock granted pursuant to Section 10 or Section 12 of the Plan.

“Performance Factors” means any of the factors selected by the Committee and specified in an Award Agreement, either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or Subsidiary or Affiliate, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, to determine whether the performance goals established by the Committee with respect to applicable Awards have been satisfied. The Committee may, in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules, provide for one or more equitable adjustments (based on objective standards) to the Performance Factors to preserve the Committee’s original intent regarding the Performance Factors at the time of the initial award grant. It is within the sole discretion of the Committee to make or not make any such equitable adjustments.

“Performance Period” means the period of service determined by the Committee, during which years of service or performance is to be measured for the Award.

“Performance Share” means a performance share bonus granted as a Performance Award.

“Permitted Transferee” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Employee, any person sharing the Employee’s household (other than a tenant or employee), a trust in which these persons (or the Employee) have more than 50% of the beneficial interest, a foundation in which these persons (or the Employee) control the management of assets, and any other entity in which these persons (or the Employee) own more than 50% of the voting interests.

“Plan” means this Meta Platforms, Inc. 2025 Equity Incentive Plan.

“Plan Amendment Approval Date” means the date on which this amendment and restatement of the Plan was approved by the stockholders of the Company (subject to the prior approval of such amendment and restatement by the Board).

“Plan Amendment Effective Date” means the date on which the Company’s Amended and Restated Certificate of Incorporation, as approved by the stockholders of the Company on the Plan Amendment Approval Date, became effective in accordance with the laws of the State of Delaware.

“Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option or SAR.

“Restricted Stock Award” means an award of Shares pursuant to Section 6 or Section 12 of the Plan, or issued pursuant to the early exercise of an Option.

“Restricted Stock Unit” means an Award granted pursuant to Section 9 or Section 12 of the Plan.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Shares” means the Class A Shares, the Class C Shares and shares of ~~the Company’s Common Stock and~~ the common stock of any successor entity.

“Stock Appreciation Right” means an Award granted pursuant to Section 8 or Section 12 of the Plan.

“Stock Bonus” means an Award granted pursuant to Section 7 or Section 12 of the Plan.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or Affiliate or with which the Company or any Subsidiary or Affiliate combines.

“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director, consultant, independent contractor or advisor to the Company or a Parent, Subsidiary or Affiliate. The Committee will have sole discretion to determine whether a Participant has ceased to provide services for purposes of the Plan and the effective date on which the Participant ceased to provide services (the “Termination Date”).

“Unvested Shares” means Shares that have not yet vested or are subject to a right of repurchase in favor of the Company (or any successor thereto).

Annex C

META PLATFORMS, INC.
FOUNDER ALIGNMENT AGREEMENT
This Founder Alignment Agreement (this “Agreement”) is made as of October 20, 2026 (the “Execution Date”), by and between Meta Platforms, Inc., a Delaware corporation (the “Company”), and Mark Zuckerberg (the “Founder” and, together with the Company, the “Parties”). Capitalized terms used but not otherwise defined have the meaning set forth in Section 1.
RECITALS
WHEREAS, the Board of Directors (the “Board”) of the Company, acting upon the recommendation of a special committee of the Board duly appointed pursuant to Section 144 of the DGCL and comprised of disinterested directors with respect to matters set forth in this Agreement, and the Company’s stockholders have approved the adoption of an Amended and Restated Certificate of Incorporation of the Company (the “Amended & Restated Charter”) to authorize the creation of a non-voting class of common stock of the Company, par value $0.000006 per share, designated as “Class C Common Stock” (the “Class C Common Stock”), to be filed with the Secretary of State of the State of Delaware no later than two (2) business days after the Execution Date and effective January 19, 2027 (the “Amended & Restated Charter Effective Date”);
WHEREAS, the Board has declared a dividend of one (1) newly issued share of Class C Common Stock on each outstanding share of the Company’s Class A Common Stock, par value $0.000006 per share (the “Class A Common Stock”), and each outstanding share of the Company’s Class B Common Stock, par value $0.000006 per share (the “Class B Common Stock”), as of a record date the Board will determine in good faith therefor (the “Initial Class C Common Stock Dividend”), with the payment of such dividend to be made no later than the fifth business day following the Amended & Restated Charter Effective Date;
WHEREAS, a condition to the payment of the Initial Class C Common Stock Dividend is that this Agreement continues to be a valid and binding obligation of the Parties in full force and effect as of the payment of the Initial Class C Common Stock Dividend;
WHEREAS, the Company expects to issue shares of Class C Common Stock from time to time to raise capital, to fund acquisitions, to compensate employees, and for other general corporate purposes, each of which will dilute the economic interest of every stockholder, including the Founder;
WHEREAS, the Board has considered from time to time whether, in addition to the actions described above, it would be advisable and in the best interests of the Company to further the alignment between the interests of the Founder and the Company’s other stockholders by issuing to the Founder equity or equity-based incentive awards or other compensatory instruments of the kind granted to the Company’s other executive officers and/or of the kind granted to executive officers of certain of the Company’s peer companies, which would entail compensation expense and dilution borne by all of the Company’s stockholders;
WHEREAS, previously the Board, acting through its Compensation, Nominating & Governance Committee, determined, as disclosed in the Company’s annual proxy statements, that the Founder’s historical equity ownership sufficiently aligned his interests with those of the Company’s other stockholders such that no equity or equity-based incentive awards or other compensatory instruments were warranted, and since 2013, the Founder has not received any such award or other compensatory instrument;
WHEREAS, the Board has determined that the alignment between the interests of the Founder and the Company’s other stockholders is best preserved, and compensation expense and dilution of all of the Company stockholders are best avoided, through the Founder’s continued executive service at the Company and his retention of a substantial economic ownership interest in addition to his majority voting interest;
WHEREAS, the Founder will receive the Initial Class C Common Stock Dividend and any Additional Dividend solely in his capacity as a stockholder, pro rata with and on the same terms as every other holder of Class A Common Stock and Class B Common Stock (other than as set forth in this Agreement); and
WHEREAS, in furtherance of the foregoing and as a condition to the payment of the Initial Class C Common Stock Dividend, the Founder has agreed, on behalf of himself and the Holder Group, to the restrictions on the Sale of Stapled Class C Shares set forth herein, including a requirement, commencing on the payment of the Initial Class C Common Stock Dividend and subject to the terms set forth herein, that the Holder Group must Sell or convert a proportionate number of shares of Class B Common Stock or Sell a proportionate number of shares of Class A Common Stock, or apply Stapling Credits, for every Sale of Stapled Class C Shares by the Holder Group as set forth herein, and the Founder has agreed to the further covenants set forth in Sections 4, 6 and 8.

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual promises, agreements and covenants set forth herein, and for other good and valuable consideration the receipt and adequacy of which the Parties acknowledge, the Parties hereby agree as follows:
1.Certain Definitions. As used in this Agreement, the following terms have the following respective meanings:
“30-Day Trailing Average Price” shall mean the volume-weighted average share price (as reported on Bloomberg, or, if Bloomberg data is not available, then as reported on a service of international reputation as chosen by an Authorized Committee) of the Company’s Class C Common Stock for the thirty (30) consecutive trading days immediately preceding the applicable reference date, as adjusted for stock splits, stock dividends, recapitalizations and other equitable adjustments.
“Additional Dividend” shall have the meaning set forth in Section 5(b).
“Additional Dividend Date” shall mean with respect to each Doubling Event, the first date following the payment of the Initial Class C Common Stock Dividend on which both (i) such Doubling Event has occurred and (ii) the IRR Threshold has been achieved; provided that more than one Additional Dividend Date may occur on the same date with respect to different Doubling Events in accordance with this Agreement; provided, further, that no Additional Dividend Date shall occur following the Founder’s death.
“Agreement” shall have the meaning set forth in the Preamble.
“Amended & Restated Charter” shall have the meaning set forth in the Recitals.
“Amended & Restated Charter Effective Date” shall have the meaning set forth in the Recitals.
“Authorized Committee” shall mean either (i) a special committee of the Board consisting of at least two (2) directors or (ii) the Audit & Privacy Committee (or any successor thereto) of the Board, in each case, each of whose members the Board has determined to be a disinterested director with respect to the matters set forth in this Agreement pursuant to Section 144 of the DGCL.
“Board” shall have the meaning set forth in the Recitals.
“Calendar Quarter” shall have the meaning set forth in Section 5(a).
“Class A Common Stock” shall have the meaning set forth in the Recitals.
“Class B Common Stock” shall have the meaning set forth in the Recitals.
“Class C Common Stock” shall have the meaning set forth in the Recitals.
“Code” shall have the meaning set forth in Section 13(c).
“Common Stock” shall mean the Class A Common Stock, Class B Common Stock and Class C Common Stock, collectively.
“Company” shall have the meaning set forth in the Preamble.
“Company Sale or Recapitalization” shall have the meaning set forth in Section 8.
“Continued Leadership Condition” shall mean, as of the date of determination, that the Founder remains employed by the Company on the executive team or as the Executive Chair of the Board, in either case, on a full-time basis.
“Cure Notice” shall have the meaning set forth in Section 2(c)(iv).
“Cure Period” shall have the meaning set forth in Section 2(c)(iv).
“DGCL” shall mean the General Corporation Law of the State of Delaware, as the same shall be in effect from time to time.
“Dividend Certificate” shall have the meaning set forth in Section 5(b).
“Doubling Event” shall mean with respect to each applicable doubling factor (i.e., initially 2x, then 4x, then 8x, then 16x, etc.), the first date on which the 30-Day Trailing Average Price is equal to or greater than such doubling factor multiplied by the Initial 30-Day Trailing Average Price; provided that each such doubling factor may constitute a Doubling Event only once and be eligible for only one Additional Dividend.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Execution Date” shall have the meaning set forth in the Preamble.
“Founder” shall have the meaning set forth in the Preamble.
“Founder Action” shall have the meaning set forth in Section 13(k).
“Founder Representative” shall have the meaning set forth in Section 13(k).
“Holder Group” shall mean the Founder and his Permitted Transferees.
“Incapacitated” shall have the meanings set forth in Section 13(k).
“Indemnification Agreement” means the Indemnification Agreement, dated as of April 10, 2019, between the Company and the Founder, as may be amended from time to time in accordance with its terms with the approval of an Authorized Committee.
“Independent Expert” shall have the meaning set forth in Section 5(e).
“Initial 30-Day Trailing Average Price” shall mean the 30-Day Trailing Average Price of the Company’s Class A Common Stock (and not Class C Common Stock) on September 10, 2026 (the “Initial 30-Day Trailing Average Price Reference Date”) of $580.60 per share based on Bloomberg volume-weighted average price data, as adjusted for stock splits, stock dividends (including the Initial Class C Common Stock Dividend), recapitalizations and other equitable adjustments.
“Initial Class C Common Stock Dividend” shall have the meaning set forth in the Recitals.
“Insider Trading Policy” shall have the meaning set forth in Section 4.
“Intended Tax Treatment” shall have the meaning set forth in Section 13(c).
“IRR” shall mean, as of any measurement date, the compound annualized shareholder return for the period from the Initial 30-Day Trailing Average Price Reference Date through such measurement date calculated on a per-share basis using the equitably adjusted Initial 30-Day Trailing Average Price (i.e., $290.30 per share) as the initial value (subject to the pre-Initial Class C Common Stock Dividend adjustment described in clause (i) below) and giving effect to the reinvestment of cash dividends and other cash distributions as set forth below, determined assuming that:
(i)prior to the date of payment of the Initial Class C Common Stock Dividend, each cash dividend or other cash distribution with an ex-dividend date during the measurement period shall be reinvested on such ex-dividend date in additional fractional shares of Class A Common Stock at the closing price of Class A Common Stock as of such ex-dividend date, in each case calculated without giving effect to the equitable adjustment for the Initial Class C Common Stock Dividend (such that the initial value for purposes of such calculation shall be the Initial 30-Day Trailing Average Price), and, upon payment of the Initial Class C Common Stock Dividend, all applicable per-share values shall be equitably adjusted to reflect the Initial Class C Common Stock Dividend;
(ii)after the date of payment of the Initial Class C Common Stock Dividend, each cash dividend or other cash distribution with an ex-dividend date during the measurement period is reinvested on such ex-dividend date in additional fractional shares of Class C Common Stock at the closing price of Class C Common Stock as of such ex-dividend date;
(iii)the value of such notional investment as of the measurement date will be calculated assuming ownership of one (1) share of Class A Common Stock deemed initially held based on the equitably adjusted Initial 30-Day Trailing Average Price of $290.30 per share, and all additional shares and fractional shares acquired through such reinvestment, multiplied by the 30-Day Trailing Average Price as of such measurement date; and
(iv)such total return is annualized by raising (a) the quotient obtained by dividing (x) such value in the preceding clause (iii) by (y) the equitably adjusted Initial 30-Day Trailing Average Price to (b) a power equal to (x) 365 divided by (y) the number of calendar days elapsed in such period and (c) subtracting one (1); provided that all applicable share prices and per-share cash dividends or distributions shall be equitably adjusted to reflect the Initial Class C Common Stock Dividend and any stock split, stock dividend, recapitalization, spin-off, split-off or similar event.
An illustrative example of the calculation of IRR is included as Schedule I.
“IRR Threshold” shall mean, as of any measurement date, that the IRR is no less than 10%.
“Parties” shall have the meaning set forth in the Preamble.

“Permitted Transfer” shall have the meaning set forth in the Amended & Restated Charter, as if such definition applied to the shares of Class A Common Stock and Class C Common Stock as well, mutatis mutandis.
“Permitted Transferee” shall mean, with respect to the Founder (i) any Permitted Transferee as defined in Article IV, Section 4.9 of the Amended & Restated Charter that has received a Transfer of shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, so long as such person meets the requirements of the exception set forth in Article IV, Section 4.9 of the Amended & Restated Charter applicable to such person (and, if such person holds shares of Class A Common Stock or Class C Common Stock, such person meets the requirements of the applicable exception set forth in Article IV, Section 4.9 of the Amended & Restated Charter as if such shares of Class A Common Stock or Class C Common Stock were Class B Common Stock thereunder, mutatis mutandis) and (ii) any other person that has received a Transfer of shares of Class A Common Stock or Class C Common Stock in a charitable or estate planning transfer that the Founder has certified to the Company (which certificate shall be treated confidentially by the Company) prior to such Transfer its treatment as a Permitted Transferee for all purposes hereunder.
“person” shall mean any individual, general or limited partnership, firm, corporation, limited liability company, association, trust, personal representative, unincorporated organization or other entity.
“Post-Leadership Stapling Number” shall mean, with respect to an Additional Dividend, a number of shares of Class C Common Stock (rounded up to the nearest whole share) equal to (i) the total number of shares of Class C Common Stock payable to the Holder Group in connection with such Additional Dividend multiplied by (ii) a fraction (in the case of each term in this clause (ii), determined as of the most recent date the Continued Leadership Condition was satisfied), (A) the numerator of which is the sum of (x) the number of shares of Class B Common Stock, in the aggregate, held by the Holder Group as of such date plus (y) the number of Stapled Class C Shares held by the Holder Group as of such date and (B) the denominator of which is the total number of shares of Common Stock held by the Holder Group as of such date.
“Qualifying Release Quarter” shall mean a Calendar Quarter in which the Continued Leadership Condition has been satisfied for all times during such Calendar Quarter.
“Sell,” “Sold” or “Sale” with respect to a share of Class A Common Stock, Class B Common Stock or Class C Common Stock shall mean any Transfer within the meaning of Article IV of the Amended & Restated Charter (other than a Permitted Transfer) of such share resulting in the loss of direct or indirect pecuniary interest (as determined under Rule 16a-1 under the Exchange Act) in such share immediately following such Transfer, whether or not for value and whether voluntary or involuntary or by operation of law, excluding any Transfer to a member of the Holder Group.
“Stapled Class C Shares” shall mean (i) a number of shares of Class C Common Stock equal to 80% of the aggregate number of shares of Class C Common Stock issued to members of the Holder Group in connection with the payment of the Initial Class C Common Stock Dividend and (ii) any shares of Class C Common Stock deemed to be Stapled Class C Shares pursuant to Section 5(b) hereof, it being agreed that at the time of the payment of the Initial Class C Common Stock Dividend and from time to time thereafter, the Founder shall have the right to designate which shares of Class C Common Stock held by the Holder Group are the Stapled Class C Shares by delivering a certificate to the Company setting forth such designation (which may be amended or supplemented by the Founder from time to time); provided that any Stapled Class C Share that is the subject of a Permitted Transfer to a Permitted Transferee shall remain a Stapled Class C Share following such Permitted Transfer until such Stapled Class C Share is redesignated or becomes an Unstapled Class C Share pursuant to the terms of this Agreement, and the Permitted Transferee shall be subject to all terms and conditions set forth herein until the Stapled Class C Shares held by such Permitted Transferee are redesignated or become Unstapled Class C Shares pursuant to the terms of this Agreement.
“Stapling Credit” shall have the meaning set forth in Section 2(d)(i).
“Transfer” shall have the meaning set forth in the Amended & Restated Charter as if such definition applied to the shares of Class A Common Stock and Class C Common Stock as well, mutatis mutandis.
“Unstapled Class C Shares” shall mean any shares of Class C Common Stock that are not Stapled Class C Shares.
“Unstapling Capacity” shall mean, as of a specified time, the sum of (i) the number of shares of Class A Common Stock and Class B Common Stock then held by the Holder Group and (ii) the number of then available and unapplied Stapling Credits.
“Unstapling Ratio” shall mean, as of immediately prior to any Sale of Stapled Class C Shares, (i) if the number of Stapled Class C Shares then held by the Holder Group is less than or equal to the Unstapling Capacity, one (1), and (ii) if the number of Stapled Class C Shares then held by the Holder Group is greater than the Unstapling Capacity, a fraction, (x) the numerator of which is the Unstapling Capacity and (y) the denominator of which is the number of Stapled Class C Shares then held by the Holder Group.
2.Sales of Class C Common Stock.

a.From and after the payment of the Initial Class C Common Stock Dividend, the Founder shall not, and shall cause each member of the Holder Group not to, Sell any Stapled Class C Shares, unless, in connection with any Sale of Stapled Class C Shares, (i) a member of the Holder Group, no later than two (2) business days after the settlement date of such Sale, either (A) Sells a number of shares of Class A Common Stock or Class B Common Stock, or (B) converts a number of shares of Class B Common Stock into shares of Class A Common Stock, or any combination thereof, in each case of clause (A) and (B), equal in the aggregate to the product (rounded up to the nearest whole share) of the number of Stapled Class C Shares so Sold and the Unstapling Ratio, or (ii) Stapling Credits equal to the product of the number of Stapled Class C Shares so Sold and the Unstapling Ratio are applied to such Sale pursuant to Section 2(d), it being agreed that, unless otherwise designated by the Founder, any Stapling Credits then accrued and not previously applied shall automatically be applied to any Sale at a rate of a number of Stapling Credits equal to the Unstapling Ratio per Stapled Class C Share Sold, until all such Stapling Credits have been exhausted, and the requirements of Section 2(a)(i) shall apply only to Stapled Class C Shares Sold in such Sale for which no Stapling Credit remains available.
b.The Company shall not (i) instruct or permit its transfer agent to process the de-legending of any Stapled Class C Shares in violation of this Agreement or (ii) preclear or approve any 10b5-1 trading arrangement providing for any Sale of Stapled Class C Shares in violation of this Agreement. The Stapled Class C Shares held by the Holder Group will be subject to restrictive legends, stop transfer orders, or other appropriate instructions in place with the Company’s transfer agent. In furtherance of the foregoing, the Company shall cooperate promptly with the Holder Group and instruct its transfer agent as necessary to promptly remove such restrictive legends, stop transfer orders, or instructions, as applicable, with respect to any (a) Stapled Class C Shares that are Sold by any member of the Holder Group in compliance with this Agreement (including by the application of Stapling Credits pursuant to Section 2(d)) or (b) Stapled Class C Shares that become Unstapled Class C Shares pursuant to the terms of this Agreement, and enable the Holder Group to settle such transactions promptly; provided that to the extent any Stapled Class C Shares are held in a brokerage account or by a bank or other nominee (i.e., in “street name”), the Founder agrees, and agrees to cause the Holder Group, to provide the Company with reasonably current updates regarding account statements of such holdings, so that the Company may ensure compliance hereunder, and Founder agrees to direct its broker or bank or other nominee to comply with the terms of this Agreement.
c.Stapling Condition; Automatic Conversion.
(i)Subject to Section 2(c)(iv), if at any time a member of the Holder Group Sells Stapled Class C Shares in violation of Section 2(a), then the Holder Group shall be deemed to have irrevocably converted a number of shares of Class B Common Stock owned by the Holder Group equal to the product (rounded up to the nearest whole share) of (A) the number of such Stapled Class C Shares Sold in violation of Section 2(a) and (B) the Unstapling Ratio, automatically and without any further action, into an equal number of fully paid and nonassessable shares of Class A Common Stock, with such conversion allocated among the Holder Group as designated by the Founder from time to time. Upon any such conversion of shares of Class B Common Stock to Class A Common Stock, all rights of the applicable member of the Holder Group of such shares of Class B Common Stock shall cease and the applicable member of the Holder Group in whose name or names the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.
(ii)On behalf of each member of the Holder Group, the Founder authorizes the Company and its transfer agent to take any and all actions that may be necessary to cause any such conversion to occur, whether or not such member of the Holder Group has taken any action with respect thereto, including the Company providing appropriate instruction on behalf of such member of the Holder Group to its transfer agent to effect such conversion. On behalf of the Holder Group, the Founder agrees that the automatic conversion set forth in Section 2(c)(i) above shall apply to the shares of Class B Common Stock held by the Holder Group as designated by the Founder or, if the Founder fails to so designate within five (5) business days of receiving notice from the Company of the failure to comply with Section 2(a), (1) first, to shares of Class B Common Stock owned beneficially and of record by the member of the Holder Group that is Selling Stapled Class C Shares and (2) for any remaining Stapled Class C Shares that remain unaccounted for, to shares of Class B Common Stock owned beneficially and of record by the other members of the Holder Group proportionately based on the number of shares of Class B Common Stock then held by each such member of the Holder Group, or in accordance with any other order that the Founder has designated from time to time.
(iii)The Founder shall, and shall cause each member of the Holder Group to, cooperate fully with the Company in connection with any conversion pursuant to Section 2(c)(i), and shall take all such actions as may be necessary or desirable to cause the documentation and implementation of such conversion as promptly as practicable, including delivering, or causing to be delivered, to the Company’s transfer agent such documentation as the transfer agent may reasonably require.

(iv)Notwithstanding Section 2(c)(i), if any Stapled Class C Shares are Sold in violation of Section 2(a) as a result of an inadvertent error (including any error by any member of the Holder Group or any of their respective brokers, custodians or other agents, the transfer agent or the Company), no conversion of shares of Class B Common Stock shall occur under this Section 2(c) in respect of such Stapled Class C Shares, and such Sale shall be deemed for all purposes of this Agreement to have been made in compliance with Section 2(a) and shall not constitute a breach of this Agreement, if, prior to the expiration of the period ending five (5) trading days after the earlier of (1) the date on which the Company gives the Founder written notice of such Sale, which the Company shall promptly do upon being made aware of the Sale, and (2) the date on which the Founder gives the Company written notice of such Sale, which the Founder shall promptly do upon being made aware of the Sale (such period, the “Cure Period”), the Holder Group (A) Sells a number of shares of Class A Common Stock or Class B Common Stock, or converts a number of shares of Class B Common Stock into shares of Class A Common Stock, or any combination thereof, in the aggregate amount as would have been required in connection with a compliant Sale pursuant to Section 2(a)(i), (B) causes such Sale to be rescinded or unwound such that the Holder Group again owns such Stapled Class C Shares, beneficially and of record, or (C) designates a number of Unstapled Class C Shares equal to the number of such Stapled Class C Shares Sold in violation of Section 2(a) as Stapled Class C Shares for all purposes of this Agreement, in which case the Stapled Class C Shares so Sold shall be deemed to have been Unstapled Class C Shares at the time of such Sale. The foregoing shall apply only if, prior to the expiration of the Cure Period, the Founder delivers to the Company written notice describing such Sale of Stapled Class C Shares and the action taken by the Holder Group pursuant to clause (A), (B) or (C) above (a “Cure Notice”), which Cure Notice shall also constitute the Founder’s written notice of such Sale for purposes of clause (2) above. No conversion of Class B Common Stock to Class A Common Stock pursuant to Section 2(c)(i) in respect of any Stapled Class C Shares Sold in violation of Section 2(a) shall be effective, and the Company shall not instruct the transfer agent to give effect to any such conversion, unless and until the applicable Cure Period has expired without such Sale having been cured in accordance with this Section 2(c)(iv), in which case such conversion shall be effective as of the close of regular trading on the last trading day of such Cure Period.
(d)Stapling Credits.
(i)The Holder Group shall accrue one (1) credit (each, a “Stapling Credit”) for (A) each share of Class A Common Stock or Class B Common Stock that is Sold by any member of the Holder Group and (B) each share of Class B Common Stock that is converted by any member of the Holder Group into a share of Class A Common Stock, in each case at any time from and after the payment of the Initial Class C Common Stock Dividend, whether or not any Sale of Stapled Class C Shares is then contemplated; provided that no Stapling Credit shall accrue in respect of (1) any Sale or conversion made in satisfaction of Section 2(a)(i) or Section 2(c)(iv)(A) or (2) any conversion of shares of Class B Common Stock occurring pursuant to Section 2(c)(i). The automatic conversion of a share of Class B Common Stock into a share of Class A Common Stock upon its Sale pursuant to the Amended & Restated Charter shall give rise to one (1) Stapling Credit only.
(ii)Stapling Credits shall not expire and may be applied to any Sale of Stapled Class C Shares regardless of the period of time elapsed between the Sale or conversion giving rise to the Stapling Credit and such Sale of Stapled Class C Shares. Stapling Credits may be accrued, held and applied in fractional amounts.
(iii)Upon each Sale of Stapled Class C Shares by a member of the Holder Group that is not accompanied by a Sale or conversion pursuant to Section 2(a)(i) because the Founder has designated as such, Stapling Credits then accrued and not previously applied shall automatically be applied in accordance with Section 2(a)(ii) with respect to such Sale. A Sale of Stapled Class C Shares to which Stapling Credits are applied shall be deemed for all purposes of this Agreement to have been made in compliance with Section 2(a), and no conversion of shares of Class B Common Stock shall occur under Section 2(c) in respect of such Sale.
(iv)The number of unapplied Stapling Credits shall be equitably adjusted for any stock split, reverse stock split, combination, reclassification or similar event affecting the Class A Common Stock, Class B Common Stock or Class C Common Stock (other than any Additional Dividend), so that one (1) Stapling Credit continues to correspond to one (1) share of Class A Common Stock or Class B Common Stock.
3.Sales or Transfers of Class A Common Stock, Class B Common Stock and Class C Common Stock. Except as set forth in Section 4 and any applicable requirement set forth in the Amended & Restated Charter for a share of Class B Common Stock to convert to a share of Class A Common Stock (but subject to any exception to such conversion set forth in the Amended & Restated Charter), this Agreement shall not limit or restrict any member of the Holder Group’s ability to Sell or otherwise transact in any shares of Class A Common Stock, Class B Common Stock, or Class C Common Stock (other than Sales of Stapled Class C Shares).

4.Insider Trading Policy. The Founder shall cause each member of the Holder Group to comply with the Meta Platforms, Inc. Insider Trading Policy in effect from time to time (the “Insider Trading Policy”), with respect to the Class A Common Stock, the Class B Common Stock, the Class C Common Stock and all other Company securities.
5.Release from Stapling; Additional Dividends.
(a)Notwithstanding anything to the contrary in this Agreement, beginning on the last day of the first full calendar quarter that occurs following the payment of the Initial Class C Common Stock Dividend (e.g., if the Initial Class C Common Stock Dividend is paid on January 10, 2027, the first release of Stapled Class C Shares from the Sale restrictions as set forth in this Section 5(a) shall occur on June 30, 2027) and on the last day of each calendar quarter thereafter (each, a “Calendar Quarter”) in each case where such Calendar Quarter is a Qualifying Release Quarter (until there has occurred for thirty-two (32) Qualifying Release Quarters) a number of Stapled Class C Shares then held by the Holder Group equal to two and one-half percent (2.5%) of the number of shares of Class C Common Stock issued to the Holder Group in the Initial Class C Common Stock Dividend (as equitably adjusted for any stock split, reverse stock split, combination, reclassification or similar event affecting the Class A Common Stock, Class B Common Stock or Class C Common Stock (other than any Additional Dividend)) shall be released from the Sale restrictions set forth in Section 2 of this Agreement (allocated among the Holder Group as determined by the Founder from time to time) and, upon such release, shall be deemed to be Unstapled Class C Shares; provided that the failure of the Continued Leadership Condition shall not result in the forfeiture of, or otherwise affect the Holder Group’s ownership of, any share of Class C Common Stock, and that shares not released from the Sale restrictions set forth in Section 2 of this Agreement shall continue to be held by the applicable member(s) of the Holder Group and shall remain subject to Section 2. It is agreed that upon the thirty-second (32nd) Qualifying Release Quarter (which need not be over consecutive Calendar Quarters), all remaining Stapled Class C Shares then held by the Holder Group (equitably adjusted as noted above) shall be released from the Sale restrictions set forth in Section 2 of this Agreement and shall be deemed to be Unstapled Class C Shares. In addition, notwithstanding Section 5(b) or anything else to the contrary in this Agreement, at the first time at which the Holder Group no longer holds any shares of Class B Common Stock (whether as a result of Sale, conversion or otherwise), (i) all Stapled Class C Shares then held by the Holder Group shall be released from the Sale restrictions set forth in Section 2 and shall be deemed to be Unstapled Class C Shares and (ii) from and after such time, no shares of Class C Common Stock held or thereafter acquired by the Holder Group shall be or be deemed to be Stapled Class C Shares for any purpose of this Agreement.
(b)Notwithstanding anything to the contrary in this Agreement but subject to the procedures set forth in Section 5(e), if either the Founder or the Company determines that an Additional Dividend Date has occurred, such Party may deliver to the Board a certificate signed by an authorized representative of the Founder or an officer of the Company, as applicable, in a form prescribed by the Company (a “Dividend Certificate”) certifying the occurrence of an Additional Dividend Date and setting forth in reasonable detail (i) the Additional Dividend Date, (ii) the Doubling Event that occurred in connection with such Additional Dividend Date and (iii) the IRR as of the Additional Dividend Date. The Board shall, no later than ten (10) business days following the delivery of a Dividend Certificate (or, if the Dividend Certificate has been objected to pursuant to Section 5(e), the date on which such objection is resolved with the conclusion that an Additional Dividend Date has in fact occurred), declare, and, within a reasonable period of time following such declaration, the Company shall pay an Additional Dividend of one (1) share of Class C Common Stock (none of which shall be deemed to be Stapled Class C Shares if the Continued Leadership Condition is satisfied on the Additional Dividend Date) on each then outstanding share of Class A Common Stock, Class B Common Stock and Class C Common Stock (such dividend, an “Additional Dividend”), subject to Section 173 of the DGCL; provided, that if an Additional Dividend cannot be paid in compliance with Section 173 of the DGCL at such time, the Board shall, promptly following such time as it determines that the conditions set forth in Section 173 of the DGCL are satisfied, declare, and, within a reasonable period of time following such declaration, the Company shall pay such Additional Dividend. If the Continued Leadership Condition is not satisfied on the Additional Dividend Date, it is agreed that a number of shares of Class C Common Stock received by the Holder Group in respect of such Additional Dividend equal to the Post-Leadership Stapling Number shall be deemed to be Stapled Class C Shares for all purposes under this Agreement and shall be subject to Section 2 (it being agreed that the allocation of the Stapled Class C Shares and Unstapled Class C Shares of the Class C Common Stock issued in such Additional Dividend shall be as designated by the Founder or, if the Founder has not so designated within ten (10) business days following the payment of such Additional Dividend, allocated among the members of the Holder Group pro rata based on the number of shares of Class C Common Stock received by each in such Additional Dividend); provided that if, following such Additional Dividend Date, the Founder resumes service such that the Continued Leadership Condition is satisfied for a period of at least six (6) consecutive months, then on the date that marks the six (6) month anniversary of the Founder’s resumption of service to the Company, such Stapled Class C Shares shall automatically be released from the Sale restrictions set forth in Section 2 and shall be deemed Unstapled Class C Shares. If the Board fails to declare and pay any Additional Dividend within the periods set forth in this Section 5(b) at a time when payment of such Additional Dividend is permitted by Section 173 of the DGCL, then a number of Stapled Class C Shares then held by the Holder Group equal to the number of shares of Class C Common Stock that the Holder Group would have received in such Additional Dividend (or, if fewer, all remaining Stapled Class C Shares) shall automatically be deemed to be Unstapled Class C Shares; provided that any such release shall not relieve the Company of its obligation to declare and pay such Additional Dividend.
(c)Except as expressly provided for therein in such definitions, no adjustments shall be made to the 30-Day Trailing Average Price nor the Initial 30-Day Trailing Average Price for any issuance of equity for, among other reasons, acquisitions, stock-based compensation or general corporate purposes, including AI-infrastructure investments.
(d)It is expressly agreed that (i) an Additional Dividend Date shall occur on the first date that both of the conditions thereof are satisfied, (ii) the failure of the occurrence of a Doubling Event if the IRR Threshold is met or the failure of the IRR Threshold to be met if there is a Doubling Event will not result in the forfeiture of an Additional Dividend and (iii) an Additional Dividend shall be declared and paid in accordance with the terms of this Agreement if and when both of the conditions are satisfied. By way of illustration, if the first Doubling Event occurs, but as of such date, the IRR Threshold has not been met, an Additional Dividend Date shall still occur if, when the IRR Threshold has been met, the Doubling Event condition remains satisfied. There are expressly no time conditions to the occurrence of any Additional Dividend Date other than as set forth in the definition thereof. For the avoidance of doubt, if more than one Additional Dividend Date occurs on the same date with respect to different Doubling Events, a separate Additional Dividend shall be declared and paid in respect of each such Additional Dividend Date.
(e)The Party that did not deliver the Dividend Certificate may, acting in good faith, deliver to the Party delivering such Dividend Certificate a written objection to the calculation set forth in the Dividend Certificate, which objection shall set forth in reasonable detail the basis for such objection to such calculation. If a written objection is not delivered within five (5) business days following delivery of such Dividend Certificate, such Dividend Certificate shall be final and binding on the Parties. If a timely objection is delivered, the Parties shall cooperate in good faith to resolve such objection as promptly as practicable within fifteen (15) business days, and if such Parties are unable to resolve and do not otherwise mutually agree in writing to extend such resolution period, either Party may submit the matters remaining in dispute to a nationally recognized independent accounting firm or investment bank mutually agreed upon by the Founder and an Authorized Committee (or, if they are unable to so agree within five (5) business days, each of the Founder and the Authorized Committee shall select one such firm and the two firms so selected shall jointly select a third such firm) (the actual firm chosen, the “Independent Expert”), which shall be instructed to determine, acting as an expert and not as an arbitrator and solely on the basis of the terms of this Agreement and the written submissions of the Parties, the matters set forth in the Dividend Certificate that remain in dispute and, based solely on that determination, whether an Additional Dividend Date has occurred and, if so, the Additional Dividend Date, within twenty (20) business days following its engagement. The determination of the Independent Expert shall be final and binding on the Parties absent manifest error. The Parties will cooperate in good faith and use reasonable best efforts to execute a customary engagement agreement with the Independent Expert. The fees and expenses of the Independent Expert shall be borne by the Company.
6.Residence Condition. For eight (8) years following the Execution Date, for so long as the Continued Leadership Condition is satisfied, the Founder commits to remaining a resident of the State of California or any other jurisdiction in which the Company maintains its corporate headquarters unless there are material unforeseen circumstances that would render it prudent or advisable for him to reside elsewhere.
7.Repurchases of Common Stock. From and after the date of the Initial Class C Common Stock Dividend, to the extent the Company, with the approval of the Board, determines to repurchase or buy back shares of Class A Common Stock, the Company and the Board shall in good faith, use its best efforts to contemporaneously repurchase or buy back a number of shares of Class C Common Stock at least equal to the number of shares of Class A Common Stock repurchased or bought back on an aggregate basis.
8.Company Sale and Equal Status. To the extent that any transaction is, or series of related transactions are, (a) a merger, consolidation, conversion or other business combination requiring the approval of the holders of the Company’s capital stock (whether or not the Company is the surviving entity) or acquisition of all or substantially all of the Company’s assets, (b) any tender or exchange offer by any third party to acquire a majority of the shares of Class A Common Stock, Class B Common Stock or Class C Common Stock or (c) any tender or exchange offer by the Company to acquire any shares of Class A Common Stock, Class B Common Stock or Class C Common Stock (any such transaction, a “Company Sale or Recapitalization”), no member of the Holder Group shall sell, transfer, exchange or convert, directly or indirectly, any shares of Class A Common Stock, Class B Common Stock or Class C Common Stock in, or in a transaction related to, such Company Sale or Recapitalization, for (x) with respect to such member’s shares of Class A Common Stock, an amount per share greater than that received in such Company Sale or Recapitalization by the holders of Class A Common Stock, or a form of consideration different from the form that holders of Class A Common Stock would receive, or may elect to receive, in such Company Sale or Recapitalization, (y) with respect to such member’s shares of Class B Common Stock, an amount per share greater than that received in such

Company Sale or Recapitalization by the other holders of Class B Common Stock, or a form of consideration different from the form that other holders of Class B Common Stock would receive, or may elect to receive, in such Company Sale or Recapitalization, or (z) with respect to such member’s shares of Class C Common Stock, an amount per share greater than that received in such Company Sale or Recapitalization by the other holders of Class C Common Stock, or a form of consideration different from the form that other holders of Class C Common Stock would receive, or may elect to receive, in such Company Sale or Recapitalization.
9.Administration of this Agreement. The Company shall establish, from time to time, such policies and procedures relating to the general administration of the terms of this Agreement, any Sales of Class A Common Stock, Class B Common Stock or Class C Common Stock permitted hereunder and any conversion of Class B Common Stock to Class A Common Stock contemplated hereby, as it may deem necessary or advisable, in each case in full compliance with the terms hereof, and shall deliver notice to the members of the Holder Group of the restrictions placed on their shares of Class B Common Stock and Class C Common Stock by this Agreement and by the Amended & Restated Charter in accordance with Sections 151(f) and 202(a) of the DGCL. A determination by an Authorized Committee made after at least five (5) business days’ prior written notice to the Founder specifying the basis for such determination and affording the Founder a reasonable opportunity to respond during such period, and, with respect to any conversion arising from an inadvertent error described in Section 2(c)(iv), only after expiration of the applicable Cure Period without cure, that a conversion of Class B Common Stock to Class A Common Stock pursuant to Section 2(c) hereof has occurred shall be conclusive absent manifest error.
10.Scope of this Agreement. This Agreement shall not in any way constitute an amendment, modification, supplement or waiver of any right, preference, privilege, term or provision set forth or contained in the Amended & Restated Charter.
11.Termination. Except as set forth in this Section 11, this Agreement may be terminated only by a written instrument that has been approved by an Authorized Committee and executed by the Founder and the Company. This Agreement and the transfer restrictions set forth herein shall be effective immediately upon execution and delivery of this Agreement by the Founder and the Company; provided that the Founder’s obligations set forth in Section 2 shall only become effective upon payment of the Initial Class C Common Stock Dividend. No additional triggering event or condition precedent shall be required for the restrictions set forth in Section 2 to become operative. In addition, (a) the Founder may terminate this Agreement upon written notice to the Company if: (i) the Amended & Restated Charter is not filed with the Secretary of State of the State of Delaware within two (2) business days of the Execution Date, (ii) the Amended & Restated Charter is not effective by the Amended & Restated Charter Effective Date or any extension of the Amended & Restated Charter Effective Date agreed upon by the Parties, (iii) the Initial Class C Common Stock Dividend shall not have been paid by the Company within five (5) business days following the Amended & Restated Charter Effective Date, subject to Section 173 of the DGCL (as such date may be extended by written agreement between the Parties), (iv) there occurs any material breach of this Agreement by the Company that, if capable of being cured, has not been cured within thirty (30) days following the Company’s receipt of written notice from the Founder describing such breach in reasonable detail or (v) any material commitment of the Company hereunder (or in any provision of the Amended & Restated Charter added in connection with the matters contemplated by this Agreement) ceases to be in full force and effect or is modified without the Founder’s prior written consent; and (b) upon approval by an Authorized Committee, the Company may terminate this Agreement upon written notice to the Founder (i) upon any material breach of this Agreement by the Founder that, if capable of being cured, has not been cured within thirty (30) days following the Founder’s receipt of written notice from the Company describing such breach in reasonable detail or (ii) if any material commitment of the Founder hereunder (or in any provision of the Amended & Restated Charter added in connection with the matters contemplated by this Agreement) ceases to be in full force and effect or is modified without the Company’s prior written consent.
12.Company Actions. The Company shall take all action necessary to (a) file the Amended & Restated Charter with the Secretary of State of the State of Delaware no later than two (2) business days after the Execution Date and to cause the Amended & Restated Charter to be effective on the Amended & Restated Charter Effective Date or any extension of the Amended & Restated Charter Effective Date agreed upon by the Parties and (b) declare the Initial Class C Common Stock Dividend with a record date complying with Section 213(c) of the DGCL and a payment date that is within five (5) business days following the Amended & Restated Charter Effective Date.
13.Miscellaneous.
(a)Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or transferred (whether by operation of law or otherwise) by either Party without the prior written consent of the other Party, and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, however, that the Company may assign or transfer this Agreement to a successor entity in connection with any merger, consolidation, conversion, reorganization or business combination transaction. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities of any nature whatsoever under or by reason of this Agreement.
(b)Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the Parties with respect to the subject matter hereof. This Agreement is not an employment agreement and does not amend or supersede the Founder’s offer letter with the Company. All determinations with respect to the Founder’s compensation (if any) are and remain within the authority of the Board and its Compensation, Nominating & Governance Committee.
(c)Tax Treatment. The Parties agree that the Initial Class C Common Stock Dividend and any Additional Dividend are each intended to qualify as a stock dividend described in Section 305(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and shall take no contrary position on any U.S. federal or applicable state or local tax return unless required by applicable law (such tax treatment, the “Intended Tax Treatment”). In the event any change in applicable law, or the interpretation or application of any applicable law, or any change in circumstances, is reasonably expected to impact such Intended Tax Treatment, the Parties (in the case of the Company acting through an Authorized Committee) shall cooperate in good faith to restructure the Initial Class C Common Stock Dividend and/or any Additional Dividend, including by effecting the same as a recapitalization for U.S. federal income tax purposes, to the extent reasonably necessary to place the Parties, as nearly as possible, in the same position as if the Intended Tax Treatment had been respected, while preserving their respective governance, economic and other interests under this Agreement. The Parties further intend and agree that they shall reasonably cooperate with each other in connection with any audit, examination or other proceeding by any taxing authority relating to the tax treatment of the Initial Class C Common Stock Dividend, any Additional Dividend or the restrictions set forth in this Agreement, including by providing reasonably requested information and documentation and by promptly notifying the other Party of any such audit, examination or proceeding. Except as set forth in Section 13(e), each Party and its affiliates (including, with respect to the Founder, any other member of the Holder Group) shall each bear its own costs and expenses (including reasonable attorneys’ fees) and shall not reimburse any other Party or its affiliate (including, with respect to the Founder, any other member of the Holder Group) in connection with the foregoing.
(d)Amendment and Waiver. This Agreement or any of its provisions may be waived (either generally or in the specific instance and whether prospectively or retroactively), amended, modified or supplemented only by a written instrument that has been approved by an Authorized Committee and executed by the Founder and the Company. Any failure of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived (whether prospectively or retroactively) by the Party entitled to the benefit thereof only by a written instrument that has been signed by the Party granting such waiver and that, in the case of the Company, has been approved by an Authorized Committee. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
(e)Expenses. Except as expressly set forth in Section 5(e) (with respect to the Independent Expert), each Party shall bear its own costs and expenses (including attorneys’ fees) incurred in connection with this Agreement, the Amended & Restated Charter and the transactions contemplated hereby and thereby. Nothing herein is intended to amend, modify or waive the Indemnification Agreement. With respect to matters relating to this Agreement, any Authorized Committee shall be advised by independent legal counsel and financial advisors, and all such expenses of any Authorized Committee in connection therewith shall be paid for by the Company.
(f)Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (i) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (ii) if sent by nationally recognized overnight air courier, one (1) business day after mailing; (iii) if sent by electronic mail, upon transmission provided that no “bounceback” or notice of non-delivery is received and (iv) if otherwise actually personally delivered, when delivered; provided, however, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any Party shall provide by like notice to the other Party:
If to the Company, to:
Meta Platforms, Inc.
1 Meta Way
Menlo Park, CA 94025
Attention: Corporate Secretary
Email: CorporateSecretary@meta.com

with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Michael Kaplan, Hillary A. Coleman
Email: michael.kaplan@davispolk.com; hillary.coleman@davispolk.com

If to any member of the Holder Group, to:
Mark Zuckerberg
c/o Meta Platforms, Inc.
1 Meta Way
Menlo Park, CA 94025
Email: Founder's email address at the Company

with a copy (which shall not constitute notice) to:

Gibson Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attention: William Savitt; Sebastian L. Fain; Ryan A. McLeod; Anitha Reddy
Email: WSavitt@gibsondunn.com; SFain@gibsondunn.com;
RMcLeod@gibsondunn.com; AReddy@gibsondunn.com

(g)Governing Law; WAIVER OF JURY TRIAL. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within such State, without regard to the conflict of laws principles thereof which would result in the application of the laws of any other jurisdiction. Each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware, and any appellate court therefrom, or, to the extent such courts do not have subject matter jurisdiction, any other court in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, including any action or proceeding brought by, in the right of or on behalf of the Company (including any derivative action or proceeding), or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in any such court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court; and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action or proceeding in any such court. Each of the Parties hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties hereby irrevocably consents to service of process in the manner provided for notices in Section 13(f). Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by applicable law. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(h)Equitable Remedies. Each Party acknowledges and agrees that the other Party would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each Party hereby agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first Party under this Agreement, and each Party hereby agrees to waive the defense in any such suit that the other Party has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 13(h) shall be in addition to, and not in lieu of, any other remedies at law or in equity that the Parties may elect to pursue. The rights and remedies provided for in this Agreement are cumulative and are not exclusive of any other rights or remedies which the Parties may have hereunder or may otherwise have at law or in equity. Notwithstanding the foregoing or anything to the contrary in this Agreement, each Party hereby irrevocably waives, to the fullest extent permitted by applicable law, any right to recover from the other Party punitive, exemplary, treble or other multiplied or penalty damages arising out of or relating to this Agreement or the transactions contemplated hereby, whether based in contract, tort or otherwise, and agrees not to seek any such damages in any action or proceeding; provided that nothing in this sentence shall limit either Party’s right to recover direct damages or to obtain the equitable relief described in this Section 13(h).
(i)Severability. In the event that any one or more of the terms or provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement so long as the absence of such terms or provisions does not materially adversely affect any Party, and the Parties shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of this Agreement and which are not materially adverse to any Party. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the Parties as reflected by this Agreement and not materially adverse to any Party. To the extent permitted by applicable law, each Party waives any term or provision of law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.
(j)Interpretation. The Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement and have been advised by counsel in connection therewith. In the event an ambiguity or question of intent or interpretation arises with respect to any term or provision of this Agreement, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the terms or provisions of this Agreement. For all purposes of and under this Agreement, (i) the word “including” shall be deemed to be immediately followed by the words “without limitation”; (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (iii) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall be construed to refer to this Agreement as a whole and not to any particular term or provision of this Agreement, unless otherwise specified; (iv) the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if”; and (v) the term “business day” shall mean (A) with respect to any action requiring a filing with the Secretary of State of the State of Delaware, a day that the Secretary of State is open and accepting filings and (B) otherwise, a day that the Nasdaq Stock Market is open for regular way trading.
(k)Founder Determinations. To the extent this Agreement requires or permits the Founder to make any determination, designation, election or certification, deliver any certificate, notice, consent or waiver, execute any amendment, waiver or other written instrument, or take any other action hereunder (each, a “Founder Action”), the Founder, at his sole discretion and for such periods as he may determine, may from time to time (i) appoint any other member (or group of members) of the Holder Group to take such Founder Action or (ii) determine that a majority in interest of the members of the Holder Group may take such Founder Action. If the Founder dies or becomes Incapacitated, then from and after such death or Incapacity, any Founder Action may be taken on behalf of the Founder by (A) the person or persons most recently designated by the Founder for such purpose in a written notice delivered to the Company prior to such death or Incapacity or (B) if no such designation is then in effect, the Founder’s executor, administrator, personal representative, guardian, conservator, attorney-in-fact or other legal representative, as applicable (any person described in clause (A) or (B), a “Founder Representative”). Any Founder Action validly taken by a Founder Representative shall have the same force and effect for all purposes of this Agreement as if taken by the Founder, and the Company shall be entitled to rely on any written instrument executed by a Founder Representative that is accompanied by reasonable evidence of such Founder Representative’s authority. For purposes of this Section 13(k), the Founder shall be “Incapacitated” if he is unable to manage his financial affairs by reason of physical or mental illness or incapacity, as determined by a court of competent jurisdiction or certified in writing by two (2) licensed physicians, who are, at the time of such certification, directly responsible for the Founder’s medical care, and shall cease to be Incapacitated upon a like determination or certification that such incapacity has ended, and “Incapacity” shall have a correlative meaning.
14.Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic signature and by electronic mail or PDF), each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

* * * * *

(Signature Page Follows)

IN WITNESS WHEREOF, the Company and the Founder have executed this Agreement as of the Execution Date.

META PLATFORMS, INC.

By:	/s/ Katherine R. Kelly
Name: Katherine R. Kelly
Title: Vice President and Corporate Secretary

/s/ Mark Zuckerberg
Mark Zuckerberg